UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AirNet Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Shares, $0.01 par value per share, of AirNet Systems, Inc.

(2)	Aggregate number of securities to which transaction applies:

(i) 10,179,671 Common Shares (which is the total number of Common Shares outstanding as of April 14, 2008, less 1,934,137 Common Shares held by AirNet Holdings, Inc. which will be cancelled in connection with the merger without the right to receive any consideration); and (ii) 52,000 Common Shares underlying options to purchase Common Shares outstanding as of April 14, 2008, which options have an exercise price per Common Share that is less than the merger consideration of $2.81 per Common Share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction was determined based upon the sum of: (i) the product of (a) 10,179,671 (which is the total number of Common Shares outstanding as of April 14, 2008, less 1,934,137 Common Shares held by AirNet Holdings, Inc. which will be cancelled in connection with the merger without the right to receive any consideration), and (b) the merger consideration of $2.81 per Common Share in cash, without interest; and (ii) the product of (a) 52,000 Common Shares underlying options to purchase Common Shares outstanding as of April 14, 2008, which options have an exercise price per Common Share that is less than the merger consideration of $2.81 per Common Share and (b) $0.44 (which is the excess of the merger consideration of $2.81 per Common Share over the weighted average exercise price of $2.37 per Common Share for such options, which excess amount will be paid in cash, without interest). The filing fee was determined by multiplying .0000393 by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$28,627,756

(5)	Total fee paid:

$1,126

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AirNet Systems, Inc.
7250 Star Check Drive
Columbus, Ohio 43217
(614) 409-4900
                                         ___, 2008
Dear Shareholder:
     You are cordially invited to attend the special meeting of shareholders of AirNet Systems, Inc. (“AirNet”) to be held on                                         ,                                           ___, 2008, at 10:00 a.m., Eastern Daylight Saving Time, at the [Hilton Columbus of Easton], [3900 Chagrin Drive], Columbus, Ohio 43219. In light of the transaction described below, this is an important meeting for our shareholders, and I strongly encourage you to attend or submit a properly executed proxy.
     At the special meeting, you will be asked to vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of March 31, 2008, by and among AirNet, AirNet Holdings, Inc., and AirNet Acquisition, Inc., and to approve the merger contemplated thereby. If the merger is completed, AirNet Acquisition will be merged with and into AirNet, AirNet will become a wholly-owned subsidiary of AirNet Holdings and you will be entitled to receive $2.81 in cash, without interest, for each common share of AirNet that you own. AirNet Holdings was formed by Bayside Capital, Inc. to complete the merger. Bayside Capital manages a $500 million special situations fund that invests in the debt and equity of middle market companies that can benefit from operational enhancements, improved access to capital or balance sheet realignments.
     In connection with the proposed transaction, AirNet’s board of directors carefully reviewed and considered the terms and conditions of the merger and the merger agreement. The board considered, among other things, the opinion of Brown, Gibbons, Lang & Company Securities, Inc., one of the board’s financial advisors, that, as of March 29, 2008, the $2.81 per share cash consideration to be received by AirNet’s shareholders pursuant to the merger agreement was fair to the shareholders from a financial point of view. The $2.81 per share cash consideration represents an approximately 94% premium that shareholders will receive for each common share of AirNet over the per share closing price on March 28, 2008, the last trading day prior to the date of execution of the merger agreement. The board of directors has unanimously approved the merger and the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of AirNet and its shareholders.
     Accordingly, your board of directors unanimously recommends that you vote FOR adoption of the merger agreement and approval of the merger.

     The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.
     Your vote is important. AirNet cannot complete the merger and shareholders will not receive the $2.81 per share merger consideration unless the holders of at least a majority of AirNet’s outstanding common shares vote in favor of adoption of the merger agreement and approval of the merger and the other closing conditions are satisfied. As a result, your failure to vote would have the same effect as a vote against adoption of the merger agreement and approval of the merger.
     In connection with the execution of the merger agreement, AirNet Holdings purchased 1,934,137 common shares from AirNet at a price of $2.81 per share for total consideration of approximately $5.4 million. These common shares represented approximately 16.0% of the outstanding common shares of AirNet as of the record date for the special meeting, and AirNet Holdings has informed AirNet that AirNet Holdings intends to vote these common shares in favor of adoption of the merger agreement and approval of the merger.
     Please complete, sign and date the accompanying proxy card and return it in the enclosed return envelope, whether or not you plan to attend the special meeting. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
     If you have any questions or need assistance voting your common shares, please call Georgeson Inc., New York, New York, which is assisting us. Shareholders should call toll-free at (877) 484-8195; banks and brokers may call (212) 440-9800.
        .

Sincerely,
/s/ Bruce D. Parker
Bruce D. Parker
Chairman of the Board, Chief Executive Officer and President

     This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.
Please Complete, Sign, Date and Return the Accompanying Proxy Card.

AirNet Systems, Inc.
7250 Star Check Drive
Columbus, Ohio 43217
(614) 409-4900
Notice of Special Meeting of Shareholders
To Be Held on                                          __, 2008
     To the Shareholders of AirNet Systems, Inc.:
     Notice is hereby given that a special meeting of shareholders of AirNet Systems, Inc., an Ohio corporation (“AirNet”), will be held on                                         ,                                           ___, 2008, at 10:00 a.m., Eastern Daylight Saving Time, at the [Hilton Columbus of Easton], [3900 Chagrin Drive], Columbus, Ohio 43219, for the following purposes:
1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 2008, by and among AirNet, AirNet Holdings, Inc., a Delaware corporation, and AirNet Acquisition, Inc., an Ohio corporation and a wholly-owned subsidiary of AirNet Holdings, and to approve the merger contemplated thereby. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, (i) AirNet Acquisition will be merged with and into AirNet, which will be the surviving corporation in the merger and become a wholly-owned subsidiary of AirNet Holdings, and (ii) each common share, $.01 par value per share, of AirNet outstanding immediately prior to the effective time (other than common shares held by AirNet or AirNet Holdings or any of their respective subsidiaries or common shares with respect to which dissenters’ rights are perfected) will be automatically converted into the right to receive $2.81 in cash, without interest;

2.	To consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
     The accompanying proxy statement describes the merger and the merger agreement, a copy of which is attached as Appendix A to the proxy statement.
     AirNet’s board of directors has fixed the close of business on                                          ___, 2008, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

     Shareholders who do not vote in favor of adoption of the merger agreement and approval of the merger will have the right to dissent and seek appraisal of the “fair cash value” of their common shares if they comply with the applicable procedures required by Section 1701.85 of the Ohio Revised Code. A summary of the provisions of Section 1701.85 is set forth in the accompanying proxy statement under the caption “The Merger—Rights of Dissenting Shareholders.” The entire text of Section 1701.85 is attached as Appendix C to the accompanying proxy statement.
     The proxy holders will vote the common shares represented by properly executed proxies as directed on the proxy card. If no directions are given, proxies will be voted (i) “FOR” adoption of the merger agreement and approval of the merger, (ii) “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, in order to permit further solicitation of proxies and (iii) in accordance with the discretion of the persons named as proxies on any other matters properly brought before the special meeting for a vote.
     Your vote is important, regardless of the number of common shares you hold. Please vote as soon as possible to make sure that your common shares are represented at the special meeting, whether or not you expect to attend the special meeting. To grant your proxy to vote your common shares, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed return envelope. You may, of course, attend the special meeting, revoke your proxy and vote in person even if you already returned your proxy card. If you do not vote by proxy or in person, it will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

By Order of the Board of Directors,
/s/ Bruce D. Parker
Bruce D. Parker
Chairman of the Board, Chief Executive Officer and President

Columbus, Ohio
                                         __, 2008

AirNet Systems, Inc.
7250 Star Check Drive
Columbus, Ohio 43217
(614) 409-4900
Proxy Statement
for
Special Meeting of Shareholders
to be held on                                          __, 2008
     This proxy statement is being furnished to the shareholders of AirNet Systems, Inc., an Ohio corporation (“AirNet”), in connection with the solicitation of proxies by and on behalf of AirNet’s board of directors for use at the special meeting of the shareholders to be held on                                          ___, 2008, at the [Hilton Columbus of Easton], [3900 Chagrin Drive], Columbus, Ohio 43219, commencing at 10:00 a.m., Eastern Daylight Saving Time.
     This proxy statement and the accompanying proxy card are first being sent to AirNet’s shareholders on or about                                          ___, 2008.
     At the special meeting, AirNet’s shareholders will be asked to consider and vote upon the following:
•	a proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 2008, by and among AirNet, AirNet Holdings, Inc., a Delaware corporation (“AirNet Holdings”), and AirNet Acquisition, Inc., an Ohio corporation and a wholly-owned subsidiary of AirNet Holdings (“AirNet Acquisition”), and to approve the merger contemplated thereby. AirNet Holdings was formed by Bayside Capital, Inc. to complete the merger. Bayside Capital manages a $500 million special situations fund that invests in the debt and equity of middle market companies that can benefit from operational enhancements, improved access to capital or balance sheet realignments. In the merger:
•	AirNet Acquisition will be merged with and into AirNet, which will be the surviving corporation and become a wholly-owned subsidiary of AirNet Holdings, and

•	each common share, $.01 par value per share, of AirNet outstanding immediately prior to the effective time of the merger (other than common shares held by AirNet or AirNet Holdings or any of their respective subsidiaries or common shares with respect to which dissenters’ rights are perfected) will be automatically converted into the right to receive $2.81 in cash, without interest;

•	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

•	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
     Your board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.
The date of this proxy statement is                                          __, 2008

i

Appendix A	—	Agreement and Plan of Merger, dated as of March 31, 2008, by and among
AirNet Systems, Inc., AirNet Holdings, Inc. and AirNet Acquisition, Inc.

Appendix B	—	Opinion of Brown, Gibbons, Lang & Company Securities, Inc.

Appendix C	—	Section 1701.85 of the Ohio Revised Code Relating to Rights of Dissenting
Shareholders

ii

SUMMARY TERM SHEET
     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger more fully and for a complete description of the legal terms of the merger and the merger agreement, you should carefully read this entire proxy statement, including the appendices. We have included page references in this summary to direct you to a more complete description of topics discussed in this proxy statement. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.
The Parties (page 18)
AirNet Systems, Inc.
7250 Star Check Drive
Columbus, Ohio 43217
(614) 409-4900
     AirNet is a specialty air carrier for time-sensitive deliveries, operating between most major U.S. cities each working day. AirNet is a leading transporter of cancelled checks and related information for the U.S. banking industry. AirNet also provides specialized, high-priority delivery services to customers, primarily those involved in medical testing laboratories, radioactive pharmaceuticals, medical equipment, controlled sensitive media and mission critical parts industries.
     In addition to regularly scheduled delivery services through its air and ground transportation network, AirNet offers on-demand cargo charter delivery services for both bank services and express services customers. AirNet also provides ground pick-up and delivery services throughout the nation seven days per week, primarily through a network of third-party vendors.
AirNet Holdings, Inc.
AirNet Acquisition, Inc.
Bayside Capital, Inc.
1001 Brickell Bay Drive
26th Floor
Miami, Florida 33131
(305) 379-8686
     AirNet Acquisition, Inc., an Ohio corporation, is a wholly-owned subsidiary of AirNet Holdings, Inc., a Delaware corporation. Both AirNet Acquisition and AirNet Holdings are newly-created entities formed solely for the purpose of effecting the merger, and neither has engaged in any other business activity. AirNet Holdings was formed by Bayside Capital, Inc. (“Bayside Capital”), which manages a $500 million special situations fund that invests in the debt and equity of middle market companies that can benefit from operational enhancements, improved access to capital or balance sheet realignments. With the ability to provide capital through a broad array of securities, Bayside Capital has the experience and resources to help companies quickly resume growth initiatives and improve their strategic position.
Effect of the Merger (page 20)
     AirNet Acquisition will merge with and into AirNet. You will receive $2.81 in cash, without interest, for each common share of AirNet that you own. AirNet will be the surviving corporation in the merger and become a wholly-owned subsidiary of AirNet Holdings.
The Special Meeting (page 15)
     The special meeting will be held on                           , 2008, at 10:00 a.m., Eastern Daylight Saving Time, at the [Hilton Columbus of Easton], [3900 Chagrin Drive], Columbus, Ohio 43219. At the special meeting, shareholders will vote upon a proposal to adopt the merger agreement and approve the merger. The merger agreement provides for the merger of AirNet Acquisition with and into AirNet. You may vote on the proposal to adopt the merger agreement and approve the merger by completing, signing, dating and returning the accompanying proxy card or by attending the special meeting and voting in person.
Record Date; Quorum (page 15)
     You are entitled to vote at the special meeting (either by proxy or in person) if you owned common shares of AirNet at the close of business on                           , 2008, the record date for the special meeting. On the record date, there were [12,113,808] common shares of AirNet outstanding. You are entitled to one vote on each matter submitted for shareholder approval at the special meeting for each common share that you owned on the record date.
Purchase of Common Shares by AirNet Holdings (page 52)
     In connection with the execution of the merger agreement, AirNet Holdings acquired 1,934,137 common shares of AirNet at $2.81 per share for aggregate consideration of approximately $5.4 million, which amount was paid to AirNet on the date of the merger agreement. These common shares represented approximately 16.0% of AirNet’s outstanding common shares following their acquisition and represented approximately 16.0% of AirNet’s outstanding common shares as of the record date. AirNet Holdings and AirNet also entered into a registration rights agreement that provides AirNet Holdings with a single demand registration right to cause AirNet to register with the Securities and Exchange Commission (the “SEC”) the sale of at least a majority of the common shares AirNet Holdings acquired from AirNet and unlimited piggyback registration rights to register for sale the common shares acquired by AirNet Holdings from AirNet in the event that AirNet otherwise files a registration statement for the sale of common shares with the SEC.
Vote Required (page 16)
     Proposal 1, adoption of the merger agreement and approval of the merger, requires the affirmative vote of the holders of at least a majority of the outstanding common shares of AirNet as of the record date. As a result, an abstention or a failure to vote would have the same effect as a vote against the adoption of the merger agreement and approval of the merger. AirNet Holdings has the right to vote the 1,934,137 common shares, representing approximately 16.0% of the outstanding common shares as of the record date, that it acquired at the time of the execution of the merger agreement, and has informed AirNet that AirNet Holdings will vote its common shares in favor of adoption of the merger agreement and approval of the merger. If the holders of at least a majority of the outstanding common shares of AirNet as of the record date either do not vote in favor of adoption of the merger agreement and approval of the merger, abstain from voting or fail to vote, then AirNet will be required to pay to AirNet Acquisition a termination fee in cash equal to $1,400,000 plus reimbursement of reasonable, out-of-pocket expenses incurred by AirNet Holdings or AirNet Acquisition in connection with the merger agreement (so long as AirNet Holdings voted its common shares in favor of adoption of the merger agreement and approval of the merger).
     Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies, requires the affirmative vote of the holders of at least a majority of AirNet’s common shares present and entitled to vote at the special meeting. An abstention will not count as a vote cast on Proposal 2 but will count for the purpose of determining whether a quorum is present. However, if you “ABSTAIN” from voting on Proposal 2, then it will have the same effect as a vote “AGAINST” Proposal 2.
Recommendation to Shareholders (page 16)
     Your board of directors has unanimously approved the merger and the merger agreement, believes the merger and the merger agreement are advisable, fair to and in the best interests of AirNet and its shareholders and recommends that you vote “FOR” Proposal 1, adoption of the merger agreement and approval of the merger, and “FOR” Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to adopt the merger agreement and approve the merger.
Opinion of Financial Advisor (page 31 and Annex B)
     In deciding to approve the merger and the merger agreement, AirNet’s board of directors considered, among other factors discussed below under the caption “The Merger—AirNet’s Reasons for the Merger; Recommendation of the Board of Directors,” the opinion of Brown, Gibbons, Lang & Company Securities, Inc. (“BGL”), one of the board’s financial advisors, that, as of March 29, 2008, the date the board of directors considered and approved the merger and the merger agreement, the $2.81 per share cash consideration to be paid in the merger was fair to AirNet’s shareholders from a financial point of view. The opinion of BGL is attached as Appendix B to this proxy statement. We encourage you to read the opinion.
Rights of Dissenting Shareholders (page 48)
     Under Ohio law, if you do not vote for adoption of the merger agreement and approval of the merger, you will have the right to dissent from the merger and demand the “fair cash value” of your AirNet common shares. This right is generally known as “dissenters’ rights.” To perfect your dissenters’ rights, you must strictly follow all of the requirements of Section 1701.85 of the

Ohio Revised Code, the Ohio law governing dissenters’ rights. A copy of Section 1701.85 is attached as Appendix C to this proxy statement.
Interests of Certain Persons in the Merger (page 44)
     Executive officers and directors of AirNet have interests in the merger that are different from, or in addition to, the interests of other shareholders. These interests include:
•	AirNet’s non-employee directors hold a small number of in-the-money, vested and unvested options to purchase common shares of AirNet. Under the merger agreement, each outstanding option (whether or not then exercisable) will be canceled at the effective time of the merger, and the holder of the option will receive a cash payment equal to the excess, if any, of $2.81 over the exercise price per common share subject to the option, multiplied by the number of common shares subject to the unexercised portion of the option. The total amount payable to AirNet’s non-employee directors pursuant to the cancellation of their in-the-money, vested and unvested options to purchase common shares of AirNet is less than $23,000 in the aggregate;

•	under the merger agreement, the surviving corporation will indemnify, advance expenses to and hold harmless each present and former officer and director of AirNet with respect to acts and omissions occurring on or prior to the effective time of the merger to the fullest extent permitted by law throughout the period of all applicable statutes of limitation and will continue in place AirNet’s current directors’ and officers’ liability insurance for three years, up to a limit of annual insurance premiums no greater than 200% of the current premiums; and

•	under the employment agreement between AirNet and Bruce D. Parker, AirNet’s chairman of the board, chief executive officer and president, upon the closing of the merger (which constitutes a “change of control” event under the employment agreement), Mr. Parker will be entitled to receive a lump sum payment of $360,000, which represents his annual base salary, plus any bonus accrued through the closing date, which amount AirNet estimates would be approximately $180,000 if the merger closed on June 30, 2008.
Certain Material U.S. Federal Income Tax Consequences (page 45)
     The merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of AirNet common shares. For U.S. federal income tax purposes, you will recognize gain or loss in an amount equal to the difference between the cash you receive and your tax basis in your common shares that you exchange for cash. In addition, you may be subject to taxes under applicable state, local and other tax laws. We urge you to consult your own tax advisor to understand fully how the merger will affect you.

No Solicitation by AirNet (page 58)
     Under the merger agreement, AirNet was required to terminate any existing activities, discussions or negotiations concerning any acquisition transaction involving AirNet. In addition, AirNet may not encourage, solicit or initiate any acquisition proposals. AirNet’s board of directors may, however, consider an unsolicited acquisition proposal, and AirNet may enter into a binding agreement with respect to an unsolicited acquisition proposal that is deemed by the board of directors, upon consultation with outside legal counsel and an independent financial advisor, to be superior to the merger. In the event that AirNet were to enter into a binding agreement that the board of directors deems to be superior to the merger, AirNet will be required to pay AirNet Acquisition a termination fee in cash equal to $1,400,000, plus reimbursement of reasonable, out-of-pocket expenses incurred by AirNet Holdings or AirNet Acquisition in connection with the merger agreement.
Conditions to the Closing of the Merger (page 61)
     Before the parties may complete the merger, they must satisfy or waive (to the extent permitted by law) a number of conditions. These include that:
•	AirNet’s shareholders adopt the merger agreement and approve the merger at the special meeting;

•	no law that restrains, enjoins or otherwise prohibits consummation of the merger shall have been entered or enacted and continue to be in effect;

•	any approvals required by the Federal Aviation Administration shall have been obtained; and

•	the parties materially comply with their respective representations, warranties and covenants in the merger agreement.
     In addition, before AirNet Holdings and AirNet Acquisition are required to complete the merger, a number of additional conditions must be satisfied or waived (to the extent permitted by law). These include that:
•	since the date of the merger agreement, no facts, circumstances, events, changes or developments have occurred which have had, or would reasonably be likely to have, a material adverse effect on AirNet;

•	the board of directors of AirNet has not changed its recommendation in favor of the merger or approved or recommended any acquisition proposal other than the merger, or failed to reconfirm its recommendation in favor of the merger in response to a request by AirNet Holdings or AirNet Acquisition to do so; and

•	there are no pending or threatened lawsuits that have a reasonable likelihood of success and that: (i) seek to restrain or prohibit the merger; (ii) seek to obtain a material amount of damages from AirNet, AirNet Holdings or AirNet Acquisition;

(iii) seek to prohibit or limit AirNet’s ownership of a material portion of its assets or operation of a material portion of its business (or would so prohibit or limit AirNet Holdings); (iv) seek to compel AirNet or AirNet Holdings to dispose of or hold separate a material portion of their business or assets as a result of the merger; (v) seek to prohibit AirNet Holdings from effectively controlling in any material respect AirNet’s business; or (vi) otherwise would have a material adverse effect on AirNet.
Termination of the Merger Agreement (page 63)
     The parties may agree jointly to terminate the merger agreement at any time. In addition, either AirNet or AirNet Holdings may terminate the merger agreement if:
•	AirNet’s shareholders do not adopt the merger agreement and approve the merger at the special meeting; or

•	any judgment, order, injunction or decree permanently restraining, enjoining or prohibiting the merger becomes final and cannot be appealed or any judgment, order, injunction or decree permanently or temporarily restraining, enjoining or prohibiting the merger is entered and has not been dismissed or otherwise vacated within 45 days of its original entry date.
     AirNet may also terminate the merger agreement if:
•	the closing of the merger has not occurred by August 31, 2008, so long as AirNet’s failure to perform its obligations under the merger agreement did not in any manner proximately cause the failure to close by that date;

•	AirNet Holdings or AirNet Acquisition materially breaches any of its representations, warranties or covenants in the merger agreement and does not cure the breach within 30 days after AirNet provides them notice of the breach; or

•	AirNet receives an unsolicited acquisition proposal that the board of directors deems is a superior proposal, and AirNet Holdings does not make an offer that is deemed by the board of directors of AirNet to be at least as favorable to AirNet’s shareholders from a financial point of view as the superior proposal.
     AirNet Holdings may also terminate the merger agreement if:
•	the closing of the merger has not occurred by July 31, 2008, so long as AirNet Holdings’ failure to perform its obligations under the merger agreement did not in any manner proximately cause the failure to close by that date;

•	AirNet materially breaches any of its representations, warranties or covenants in the merger agreement and does not cure the breach within 30 days after AirNet Holdings provides AirNet notice of the breach;

•	AirNet’s board of directors changes its recommendation in favor of the merger or publicly proposes to do so, or fails to recommend or reconfirm its recommendation of, or withdraws or adversely modifies its recommendation in favor of, the merger;

•	AirNet materially breaches the non-solicitation provisions of the merger agreement or delivers a notice that AirNet intends to accept or recommend the acceptance of a superior proposal; or

•	AirNet’s transaction expenses exceed an agreed upon budget for such expenses.
Termination Fee (page 65)
     AirNet must pay AirNet Acquisition a $1,400,000 termination fee, plus all documented, reasonable out-of-pocket expenses that AirNet Holdings and AirNet Acquisition incur in connection with the merger, if any of the following occur:
•	(i) AirNet receives a bona fide acquisition proposal (or any person publicly announces an intention to do so) after March 31, 2008 but prior to termination of the merger agreement, (ii) the merger agreement is terminated by AirNet Holdings after July 31, 2008 or by AirNet after August 31, 2008, and (iii) within nine months of the termination date, AirNet enters into a letter of intent, memorandum of understanding, merger agreement or other similar agreement with respect to the acquisition of a majority of AirNet’s assets or capital stock or recommends or otherwise does not oppose such an acquisition;

•	the merger agreement is terminated by AirNet Holdings because: (i) AirNet materially breached any or its representations, warranties or covenants in the merger agreement and did not cure the breach within 30 days after AirNet Holdings provided AirNet notice of the breach, (ii) AirNet’s board of directors changed its recommendation in favor of the merger or publicly proposed to do so, or failed to recommend or reconfirm its recommendation of, or withdrew or adversely modified its recommendation in favor of, the merger, (iii) AirNet materially breached the non-solicitation provisions of the merger agreement or delivered a notice that it intends to accept or recommend the acceptance of a superior proposal or (iv) AirNet’s transaction expenses exceeded an agreed upon budget for such expenses;

•	the merger agreement is terminated by AirNet or AirNet Holdings because AirNet’s shareholders did not adopt the merger agreement and approve the merger at the special meeting (so long as all of the common shares held by AirNet Holdings were voted in favor of the merger); or

•	the merger agreement is terminated by AirNet or AirNet Holdings because any judgment, order, injunction or decree permanently restraining, enjoining or prohibiting the merger became final and could not be appealed or any judgment, order, injunction or decree permanently or temporarily restraining, enjoining or prohibiting the merger was entered and was not dismissed or otherwise vacated within 45 days of its original entry date.

QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:	What is the proposed transaction?

A:	AirNet Holdings will acquire AirNet by merging AirNet Acquisition, a wholly-owned subsidiary of AirNet Holdings, into AirNet. AirNet will continue as the surviving corporation in the merger and become a wholly-owned subsidiary of AirNet Holdings. AirNet will no longer be publicly held, and its common shares will no longer be traded on the American Stock Exchange (“AMEX”). In connection with the execution of the merger agreement, AirNet Holdings acquired 1,934,137 common shares of AirNet at $2.81 per share for aggregate consideration of approximately $5.4 million, which amount was paid to AirNet on the date of the merger agreement. These common shares represented approximately 16.0% of AirNet’s outstanding common shares following their acquisition and represented approximately 16.0% of AirNet’s outstanding common shares as of the record date.

Q:	What will I receive for my common shares after the merger is completed?

A:	You will be entitled to receive $2.81 in cash, without interest, for each common share that you own at the effective time of the merger.

Q:	Why did the board of directors approve the merger and the merger agreement?

A:	The board of directors considered a number of factors in approving the merger and the merger agreement, including:
•	the approximately 94% premium that shareholders will receive for each common share of AirNet over the per share closing price on March 28, 2008, the last trading day prior to the date of execution of the merger agreement, as well as the approximately 80% and 67% premiums compared to the one week and one month average trading price of the common shares before the date of execution of the merger agreement, respectively;

•	historical market prices of AirNet’s common shares;

•	AirNet’s business and earnings prospects and short-term and long-term business risks, including the anticipated continued decline in AirNet’s revenues from its bank customers and the risks associated with transforming AirNet’s business from a bank network services business to an express cargo business focused on the growth of the dedicated charter segment;

•	the opinion of BGL as to the fairness of the $2.81 per share merger consideration from a financial point of view to the shareholders of AirNet, and the related analyses presented by BGL;

•	the terms and conditions of the merger agreement, including the right of the board of directors to terminate the merger agreement in the exercise of its fiduciary duties in connection with receipt of an acquisition proposal deemed to be superior to that offered by AirNet Holdings;

•	AirNet Holdings’ stated intentions with respect to AirNet’s business, including its stated intentions regarding AirNet’s employees; and

•	various other factors, as described under the caption “The Merger—AirNet’s Reasons for the Merger; Recommendation of the Board of Directors.”
Q:	Who can vote at the special meeting?

A:	Holders of common shares of AirNet at the close of business on , 2008, the record date, may vote at the special meeting.

Q:	What is the difference between holding common shares as a shareholder of record and as a beneficial owner?

A:	Most of our shareholders hold their common shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between common shares owned of record and those owned beneficially.
•	Shareholder of Record. If your common shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be the shareholder of record with respect to those common shares and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your proxy directly to the proxy holders named in the accompanying proxy card or to vote in person at the special meeting. A proxy card accompanies this proxy statement for you to use.

•	Beneficial Owner. If your common shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of common shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or other nominee how to vote and are also invited to attend the special meeting. Because a beneficial owner is not the shareholder of record, you may not vote your common shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your common shares, giving you the right to vote the common shares at the special meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your common shares, and you should carefully review those instructions and contact your broker, trustee or nominee if you have any questions.
Q:	What votes are required to adopt the proposals?

A:	To be adopted, the holders of at least a majority of the outstanding common shares of AirNet as of the record date must vote “FOR” Proposal 1, adoption of the merger agreement and approval of the merger. In connection with the execution of the merger agreement, AirNet Holdings acquired 1,934,137 common shares of AirNet at $2.81 per share for aggregate consideration of approximately $5.4 million, which amount was paid to AirNet on the date of the merger agreement. These common shares represented approximately 16.0% of AirNet’s outstanding common shares as of the record date, and AirNet Holdings has informed AirNet that AirNet Holdings intends to vote its common shares “FOR” adoption of the merger agreement and approval of the merger. See the discussion under the caption “Security Ownership of Certain Beneficial Owners and Management.”

The adoption of Proposal 2, the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies, requires the affirmative vote of the holders of at least a majority of AirNet’s common shares present in person or by properly executed proxy and entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information in this proxy statement, please mail your signed and completed proxy card in the enclosed return envelope as soon as possible so that your common shares can be voted at the special meeting.

Q:	How are votes counted?

A:	For Proposal 1, the adoption of the merger agreement and approval of the merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” The holders of at least a majority of the outstanding common shares of AirNet as of the record date must vote “FOR” Proposal 1 in order for Proposal 1 to be approved. An abstention will not count as a vote cast on Proposal 1, but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN” from voting on Proposal 1, it has the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

For Proposal 2, the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Proposal 2 requires the affirmative vote of the holders of at least a majority of our common shares present, in person or by properly executed proxy, and entitled to vote at the special meeting. An abstention will not count as a vote cast on Proposal 2, but will count for the purpose of determining whether a quorum is present. However, if you “ABSTAIN” from voting on Proposal 2, it has the same effect as a vote “AGAINST” Proposal 2, since the required vote is based on the number of common shares present in person or by properly executed proxy and entitled to vote at the special meeting.

If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be voted (i) “FOR” Proposal 1, adoption of the merger agreement and approval of the merger, (ii) “FOR” Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies, and (iii) in accordance with the discretion of the persons named as proxies as to any other matters properly brought before the special meeting for a vote.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can attend the special meeting and vote in person. Your attendance alone will not, however, revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can send a written notice to the secretary of AirNet stating that you would like to revoke your proxy. If you have instructed a broker, trustee or other nominee to vote your common shares, you must follow the directions received from your broker, trustee or nominee to change those instructions.

Q:	If my broker holds my common shares in “street name,” will my broker vote my common shares for me?

A:	Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your common shares. Unless you follow the instructions, your common shares will not be voted. If your broker does not vote your common shares because you fail to provide voting instructions, the effect will be a vote “AGAINST” Proposal 1 because adoption of Proposal 1 requires the affirmative vote of a majority of our outstanding common shares as of the record date. A broker non-vote will not count as a vote on Proposal 2 and will not affect the outcome of the vote.

Q:	Should I send in my share certificates now?

A:	No. After the merger is completed, you will receive written instructions for delivering your share certificates in exchange for the cash payment.

Q:	Do I have the right to dissent and seek appraisal of the “fair cash value” of my common shares if the merger is completed?

A:	Yes. If you wish to exercise your dissenters’ rights, you must not vote in favor of adoption of the merger agreement and approval of the merger, and you must strictly follow all of the other requirements of Section 1701.85 of the Ohio Revised Code, the Ohio law governing dissenters’ rights. If you comply with these requirements, you will have the right to receive the “fair cash value” of your common shares, as determined under Section 1701.85, instead of the $2.81 per share as provided in the merger agreement. The amount you will receive if you exercise your dissenters’ rights may be equal to, more than or less than $2.81 per share. See the discussion under the caption “The Merger—Rights of Dissenting Shareholders.”

Q:	Will I owe taxes as a result of the merger?

A:	In general, you will recognize gain or loss for U.S. federal income tax purposes to the extent of the difference between the cash you receive and your tax basis in the common shares that you exchange for cash. The cash you receive also may be subject to taxes under applicable state, local and other tax laws. See the discussion under the caption “The Merger—Certain Material U.S. Federal Income Tax Consequences.”

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as quickly as possible. If the shareholders adopt the merger agreement and approve the merger at the special meeting and the other conditions to the merger are satisfied, we expect to complete the merger shortly after the special meeting.

Q:	Who will bear the cost of the solicitation?

A:	The expense of soliciting proxies for the special meeting on behalf of the AirNet board of directors will be borne by AirNet. We have retained Georgeson Inc., New York, New York, a proxy solicitation firm, to aid in the solicitation of proxies for the special meeting at a cost of approximately $8,500, plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of common shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid to our directors, officers or employees for such services.

Q:	Who can help answer my questions?

A:	If you have additional questions about the special meeting or the merger, including the procedures for voting your common shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitor, Georgeson Inc., toll-free at (877) 484-8195 (banks and brokers may call (212) 440-9800). If your broker holds your common shares, you may also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) relating to AirNet that are based upon management’s current plans and expectations. These forward-looking statements include, among others:
•	statements concerning the prospects for completing the merger and the possible or assumed future results of operations of AirNet set forth under the captions “The Merger—Background of the Merger,” “The Merger—AirNet’s Reasons for the Merger; Recommendation of the Board of Directors” and “The Merger—Opinion of Financial Advisor,” including any forecasts and projections referred to therein;

•	any statements preceded or followed by, or that include, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects” or similar expressions; and

•	other statements contained in this proxy statement regarding matters that are not historical facts.
     Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The factors that could cause actual results to differ materially include, among others:
•	the failure to satisfy any of the closing conditions in the merger agreement, including the failure of AirNet’s shareholders to adopt the merger agreement and approve the merger;

•	the failure to obtain any required regulatory approvals of the merger on the proposed terms and schedule;

•	uncertainty surrounding the merger making it more difficult to maintain relationships with AirNet’s customers and team members;

•	potential regulatory changes by the Federal Aviation Administration, the Department of Transportation and the Transportation Security Administration, which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting cancelled checks;

•	changes in the way the Federal Aviation Administration is funded which could increase AirNet’s operating costs;

•	changes in check processing and shipment patterns of bank customers;

•	changes in check processing and shipment patterns of the Federal Reserve System’s Check Relay Network;

•	the continued acceleration in the migration of AirNet’s bank services customers to electronic alternatives to the physical movement of cancelled checks;

•	disruptions to the Internet or AirNet’s technology infrastructure, including those impacting AirNet’s computer systems and corporate website;

•	the impact of prolonged weakness in the U.S. economy on time-critical shipment volumes;

•	significant changes in the volume of shipments transported on AirNet’s air transportation network, customer demand for AirNet’s various services or the prices it obtains for its services;

•	the acceptance by AirNet’s weekday bank services customers of AirNet’s pricing structure;

•	pilot shortages which could result in a reduction in AirNet’s flight schedule or require subcontracting of certain routes;

•	disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents;

•	potential changes in locally and federally mandated security requirements;

•	increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program;

•	acts of war and terrorist activities;

•	technological advances and increases in the use of electronic funds transfers;

•	the availability and cost of financing required for operations;

•	other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations; and

•	other risks detailed from time to time in the reports that AirNet files with the SEC.
     Except for ongoing obligations to disclose material information as required by the federal securities laws, AirNet undertakes no obligation to release publicly any revisions or updates to any forward-looking statements to reflect actual results or events, changes in assumptions or changes in factors affecting such forward-looking statements.

THE SPECIAL MEETING
Date, Place and Time
     This proxy statement is being furnished to AirNet’s shareholders in connection with the solicitation of proxies by and on behalf of AirNet’s board of directors for use at the special meeting to be held on __________ __, 2008, at the [Hilton Columbus of Easton], [3900 Chagrin Drive], Columbus, Ohio 43219, commencing at 10:00 a.m., Eastern Daylight Saving Time.
Purpose of the Special Meeting
     At the special meeting, we will ask you to (i) adopt the Agreement and Plan of Merger dated as of March 31, 2008, by and among AirNet, AirNet Holdings and AirNet Acquisition and approve the merger contemplated thereby and (ii) approve the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to adopt the merger agreement and approve the merger. In addition, you will be asked to transact any other business that is properly brought before the special meeting. We are not currently aware of any additional business that may come before the special meeting. A copy of the merger agreement is attached as Appendix A to this proxy statement.
Record Date; Quorum
     Only holders of record of common shares of AirNet at the close of business on _________ __, 2008, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, there were [12,113,808] common shares of AirNet outstanding, held by approximately [815] holders of record.
     Each common share outstanding on the record date entitles the holder to one vote on each matter submitted for shareholder approval at the special meeting. The presence, in person or by properly executed proxy, at the special meeting of the holders of at least majority of the outstanding common shares entitled to vote at the special meeting will constitute a quorum for the transaction of business.
Voting and Revocation of Proxies
     A form of proxy card for use by shareholders at the special meeting accompanies this proxy statement. All properly executed proxy cards that are received prior to or at the special meeting and not revoked will be voted at the special meeting in accordance with the instructions contained in the proxy cards. If a shareholder executes and returns a proxy card and does not specify otherwise, the common shares represented by the proxy card will be voted “FOR” Proposal 1, adoption of the merger agreement and approval of the merger, and “FOR” Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to adopt the merger agreement and approve the merger. In such event, the holder of those common shares will not have the right to dissent from the merger and demand payment of the “fair cash value” of the holder’s common shares.
     A properly executed proxy card marked “ABSTAIN” will be included for purposes of determining whether there is a quorum at the special meeting. However, a proxy card marked “ABSTAIN” will not be voted at the special meeting. Because the affirmative vote of the holders of at least a majority of the outstanding common shares is required to adopt the merger agreement and approve the merger, a proxy card marked “ABSTAIN” will have the same effect as a vote “AGAINST” Proposal 1, adoption of the merger agreement and approval of the merger. Because the affirmative vote of the holders of at least a majority of AirNet’s common shares present in person or by properly executed proxy and entitled to vote at the special meeting is required to adopt Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to adopt the merger agreement and approve the merger, a proxy card marked “ABSTAIN” will have the same effect as a vote “AGAINST” Proposal 2.
     Under AMEX rules, brokers who hold common shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the common shares, brokers are not allowed to exercise their voting discretion with respect to non-routine matters, such as adoption of the merger agreement and approval of the merger. Proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.” Broker non-votes will be included for purposes of determining whether there is a quorum at the special meeting. However, because the affirmative vote of the holders of a at least majority of the outstanding common shares as of the record date is required to adopt the merger agreement and approve the merger, broker non-votes will have the same effect as a vote “AGAINST” Proposal 1, adoption of the merger agreement and approval of the merger. A broker non-vote will not count as a vote on Proposal 2 and will not affect the outcome of the vote.
     A shareholder who has executed and returned a proxy card may revoke the proxy at any time before it is voted at the special meeting by executing and returning a proxy card bearing a later date, filing a written notice of revocation with the secretary of AirNet stating that the proxy is revoked or attending the special meeting and voting in person. Simply attending the special meeting without voting will not revoke a proxy. If your common shares are held in street name by a bank, broker or other nominee, you must follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.
Vote Required; Board Recommendation
     Under Ohio law and AirNet’s amended and restated articles of incorporation, the holders of at least a majority of the outstanding common shares of AirNet as of the record date must vote “FOR” Proposal 1, adoption of the merger agreement and approval of the merger. Therefore, the affirmative vote of the holders of at least [6,056,904] common shares will be necessary to adopt the merger agreement and approve the merger. In connection with the execution of the merger agreement, AirNet Holdings acquired 1,934,137 common shares of AirNet at $2.81 per share for aggregate consideration of approximately $5.4 million, which amount was paid to AirNet on the date of the merger agreement. These common shares represented approximately 16.0% of

AirNet’s outstanding common shares as of the record date, and AirNet Holdings has informed AirNet that AirNet Holdings intends to vote its common shares “FOR” adoption of the merger agreement and approval of the merger. See the discussion under the caption “Security Ownership of Certain Beneficial Owners and Management.”As a result of this arrangement, the affirmative vote of holders of an additional [4,122,767] common shares is required to adopt the merger agreement and approve the merger.
     Your board of directors unanimously recommends that you vote “FOR” Proposal 1, adoption of the merger agreement and approval of the merger.
     The affirmative vote of the holders of at least a majority of the common shares present in person or by properly executed proxy and entitled to vote at the special meeting is required for approval of Proposal 2, the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to adopt the merger agreement and approve the merger.
     Your board of directors unanimously recommends that you vote “FOR” Proposal 2, adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to adopt the merger agreement and approve the merger.
Cost of Solicitation of Proxies
     AirNet will bear the costs of the solicitation of proxies for the special meeting on behalf of AirNet’s board of directors. In addition to solicitation of proxies by mail, the directors, officers and employees of AirNet may, without receiving any additional compensation, solicit proxies by personal interview, telephone, facsimile or other means of communication. Arrangements will also be made with brokerage firms, banks and other custodians, nominees and fiduciaries who are record holders of common shares for the forwarding of solicitation materials to the beneficial owners of such common shares. AirNet will reimburse these brokers, banks, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.
     We have retained Georgeson Inc., New York, New York, to aid in the solicitation of proxies for the special meeting. Georgeson Inc. will receive a base fee of $8,500, plus reimbursement of out-of-pocket fees and expenses for its proxy solicitation services.
Other Matters
     AirNet’s board of directors is not aware of any matters to be presented at the special meeting, other than Proposal 1, adoption of the merger agreement and approval of the merger, and Proposal 2, adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to adopt the merger agreement and approve the merger, as set forth in the notice of special meeting of shareholders attached to this proxy statement. If any other matters are properly presented at the special meeting, the persons named as proxies in the accompanying proxy card will have discretionary authority to vote the common shares represented by duly executed proxies on those matters in accordance with their discretion and judgment.
     You should not send any certificates representing common shares with your proxy card. If the merger is completed, the procedure for the exchange of certificates representing common shares will be as set forth in this proxy statement. See the discussion under the caption “Proposal 1 — The Merger Agreement—Exchange of Share Certificates.”
THE MERGER
The Parties
     AirNet. AirNet Systems, Inc., an Ohio corporation, is a specialty air carrier for time-sensitive deliveries, operating between most major U.S. cities each working day. AirNet is a leading transporter of cancelled checks and related information for the U.S. banking industry. AirNet also provides specialized, high-priority delivery services to customers, primarily those involved in medical testing laboratories, radioactive pharmaceuticals, medical equipment, controlled sensitive media and mission critical parts industries.
     In addition to regularly scheduled delivery services through its air and ground transportation network, AirNet offers on-demand cargo charter delivery services for both bank services and express services customers. AirNet also provides ground pick-up and delivery services throughout the nation seven days per week, primarily through a network of third-party vendors.
     AirNet’s air and ground network provides highly reliable, time-critical delivery services to its customers. Later pick-up and earlier delivery times than those offered by other national carriers is one of the primary differentiating characteristics of AirNet’s time-critical delivery network. AirNet’s flight schedule is designed to provide delivery times between midnight and 8:00 a.m., providing earlier delivery times than those generally available through other national carriers. AirNet uses a number of proprietary customer service and management information systems to sort, dispatch, track and control the flow of packages throughout AirNet’s delivery system. AirNet provides customer service 24 hours per day, seven days a week to assist customers with shipment orders, inquiries, supply requests and proof of delivery documentation.
     AirNet plans to continue providing transportation services to the banking industry, but expects that its bank services revenues will continue to decline at an accelerating rate in future periods as a result of the increasing use by bank services customers of image products and other electronic alternatives to the physical movement of cancelled checks. During 2007 and 2006, as a result of decreased demand for air transportation services, AirNet received a number of service cancellations from its banking customers. These cancellations, which took effect at various times during 2007 and 2006, did not impact AirNet’s banking revenues on a full year basis for the year they took effect. The full financial effect of such periodic service cancellations is not realized until future reporting periods that commence on or after the effective date of the cancellations. AirNet has also experienced declines in bank services revenues as a result of lower shipment weights on services which are subject to variable pricing and as a result of price reductions on fixed rate services as a result of lower shipment weights. AirNet has also received additional service cancellations from its banking customers which become effective in the first and second quarters of 2008. These service cancellations represented approximately $12.3 million of revenues on an annual basis in 2007, including approximately $2.2 million of fuel surcharge revenues. The 2007 and 2008 service cancellations, when combined with the reduction in AirNet’s air transportation network are expected to result in a significant further decline in AirNet’s bank services revenues in 2008 and thereafter.
     AirNet’s principal executive offices are located at 7250 Star Check Drive, Columbus, Ohio 43217; the telephone number is (614) 409-4900.
     AirNet Holdings. AirNet Holdings, Inc. is a Delaware corporation formed by Bayside Capital on March 25, 2008, solely for the purpose of effecting the merger and, in connection with the execution of the merger agreement, purchasing 1,934,137 common shares of AirNet. Bayside Opportunity Fund, L.P. (“Bayside Opportunity Fund”), which is managed by Bayside Capital, provided the funding necessary to complete the acquisition of such common shares by AirNet Holdings. AirNet Holdings has not engaged in any business activity other than in connection with the merger. The principal executive offices of AirNet Holdings are located at 1001 Brickell Bay Drive, Miami, Florida 33131; the telephone number is (305) 379-8686.
     AirNet Acquisition. AirNet Acquisition, Inc. is an Ohio corporation formed by Bayside Capital on March 26, 2008, solely for the purpose of effecting the merger. AirNet Acquisition has not engaged in any business activity other than in connection with the merger. AirNet Acquisition is a wholly-owned subsidiary of AirNet Holdings. The principal executive offices of AirNet Acquisition are located at 1001 Brickell Bay Drive, Miami, Florida 33131; the telephone number is (305) 379-8686.
     Bayside Capital. Bayside Capital, Inc., a Delaware corporation, manages Bayside Opportunity Fund, a $500 million special situations fund that invests in the debt and equity of middle market companies that can benefit from operational enhancements, improved access to capital or balance sheet realignments. With the ability to provide capital through a broad array of securities, Bayside Capital has the experience and resources to help companies quickly resume growth initiatives and improve their strategic position. Bayside Capital is an affiliate of H.I.G. Capital, LLC (“H.I.G. Capital”), a leading private equity investment firm specializing in acquisitions and recapitalizations of middle market businesses. Based in Miami, and with offices in Atlanta, Boston, and San Francisco in the U.S., as well as affiliate offices in London, Hamburg and Paris in Europe, H.I.G. Capital specializes in providing capital to small and medium-sized companies with attractive growth potential. Since its founding, H.I.G. Capital has completed over 75 transactions and currently manages a portfolio of over 50 companies with combined revenues of over $5 billion. Bayside Capital’s principal executive offices are located at 1001 Brickell Bay Drive, Miami, Florida 33131; the telephone number is (305) 379-8686.

Effect of the Merger
     At the effective time of the merger, AirNet Acquisition will be merged with and into AirNet, which will be the surviving corporation in the merger and will become a wholly-owned subsidiary of AirNet Holdings. Each common share of AirNet outstanding immediately prior to the effective time (other than common shares held by AirNet or AirNet Holdings or any of their respective subsidiaries or common shares with respect to which dissenters’ rights are perfected) will be automatically converted into the right to receive $2.81 in cash, without interest. Following the effective time of the merger, AirNet will no longer be publicly held and its common shares will no longer be traded on AMEX.
Background of the Merger
     In January 2005, upon the approval of the board of directors, AirNet engaged BGL to serve as AirNet’s exclusive financial advisor and investment banker to review, develop and evaluate various strategic alternatives to enhance shareholder value, including the possible sale of AirNet. AirNet’s board also established a Special Committee, consisting solely of independent directors, to oversee a marketing process, which resulted in a number of indications of interest with respect to the sale of AirNet and culminated in the execution of a letter of intent for the sale of AirNet on October 25, 2005, at a price of $4.55 per share. On December 16, 2005, AirNet announced that it had been unable to reach a definitive merger agreement with the private equity investment firm that entered into the letter of intent and that the exclusivity period under such letter of intent had been allowed to expire.
     Following the termination of the letter of intent, in December 2005, AirNet’s board dissolved the Special Committee and appointed a Strategy Committee to work with management on the ongoing business strategy and alternatives for the company to enhance shareholder value. The Strategy Committee, together with the full board, determined that AirNet’s business strategy would include operating its businesses with emphasis on cash flows from operations while seeking other de-leveraging opportunities. The board elected to continue its engagement of BGL as its financial advisor on a month-to-month basis at the rate of $50,000 per month plus expenses in connection with the development and evaluation of various strategies and opportunities to enhance shareholder value and de-leverage the business.
     In September 2006, AirNet sold its Jetride passenger charter business to Pinnacle Air, LLC, a private investor group based in northwest Arkansas, for approximately $41 million and thereafter concluded its month-to-month engagement with BGL. In connection with the sale of Jetride, BGL received a success fee of approximately $622,000. As a result of that transaction, AirNet significantly reduced its leverage and focused its strategy on its airline operations. On February 27, 2007, the board dissolved the Strategy Committee following the appointment of Bruce D. Parker as chairman of the board and his assumption of the position of chief executive officer of AirNet on December 28, 2006.
     Between December 2005 and August 2007, AirNet and BGL received periodic inquiries from various parties, including some who had participated in the 2005 marketing process, regarding AirNet’s interest in a potential sale transaction. AirNet entered into discussions with one potential strategic partner between November 2006 and April 2007. These discussions never reached the stage of a signed letter of intent and the discussions terminated in mid-April 2007.
     In August 2007, AirNet engaged MergeGlobal, Inc. (“MergeGlobal”) to review strategic options in connection with AirNet’s express business and to begin developing a strategy for the transition of AirNet’s business. In late September 2007, MergeGlobal and AirNet’s management presented their initial findings on this strategy to the board. On November 28, 2007, MergeGlobal’s engagement was amended to increase the scope of work to help AirNet transform its primary business from a scheduled network-based logistics provider to a dedicated charter and express feeder provider. In connection with this amendment, AirNet agreed to grant MergeGlobal warrants to purchase 100,000 common shares at an anticipated exercise price of $.10 per share. In connection with the merger agreement, MergeGlobal’s right to these warrants was converted into the right to receive $271,000, representing 100,000 times $2.71 (the $2.81 per share merger consideration less the $.10 anticipated exercise price), upon the consummation of the merger. As a result of the development of this revised business strategy, AirNet is implementing growth plans to expand its express, dedicated and on-demand cargo charter services for customers in niche markets requiring high control, rapid delivery and non-conforming delivery times and for large integrated express packages carriers such as DHL and United Parcel Service.
     On or about November 7, 2007, Bayside Capital, whose affiliate, H.I.G. Capital, had received marketing materials in the 2005 marketing process, began a dialogue with BGL regarding a possible acquisition of AirNet. On or about December 5, 2007, an Ohio-based private equity firm contacted AirNet directly regarding a possible acquisition of AirNet. Both inquiries were unsolicited by AirNet. AirNet entered into preliminary discussions with both parties.
     On November 27, 2007, Mr. Parker, Ray L. Druseikis, AirNet’s interim chief financial officer, and representatives of BGL had a conference call with principals of Bayside Capital regarding AirNet’s level of interest in a potential transaction, the company’s strategy and its business direction.
     On December 6, 2007, Messrs. Parker and Druseikis and Ronald A. Robins, Jr., AirNet’s primary outside counsel from Vorys, Sater, Seymour and Pease LLP (“Vorys”), met with the Ohio firm at its offices. At such meeting, the principal of the Ohio firm discussed a price range of $1.90 to $2.05 per share and asked for exclusivity to perform due diligence through January 31, 2008. AirNet declined to grant exclusivity.
     On December 11, 2007, Mr. Parker and a representative of MergeGlobal met with a potential acquisition target to explore a potential acquisition by AirNet or a combination. No discussions progressed from the initial meeting. On December 12, 2007, the board met by telephone, and Mr. Parker updated the board on discussions with Bayside Capital and the Ohio firm, as well as the discussions with the potential acquisition target. On December 17, 2007, Messrs. Parker and Druseikis and a representative of BGL met with principals from Bayside Capital at their offices in Miami, Florida regarding AirNet’s level of interest in a potential transaction, the company’s strategy and its business direction. Throughout the remainder of December 2007, AirNet had periodic discussions with Bayside Capital and the Ohio firm, both of which had executed confidentiality agreements with AirNet, and responded to due diligence requests.
     On January 3, 2008, Messrs. Parker and Robins met with principals of the Ohio firm. At the meeting, the Ohio firm presented the AirNet team with a draft letter of intent containing a proposed offer price of $2.25 per share and no financing contingency. AirNet did not agree to the terms of the proposed letter of intent but continued in discussions with the Ohio firm through the middle of January. AirNet also continued in discussions with Bayside Capital throughout this period.
     On January 4, 2008, the AirNet board held a telephonic meeting. Mr. Parker apprised the board of the status of discussions with Bayside Capital and the Ohio firm, noting that he believed that both were credible parties, that Bayside Capital was much larger and easily had sufficient equity to fund the transaction but that the Ohio firm appeared to be much closer to being prepared to enter into a definitive merger agreement. The board granted Mr. Parker the authority in principle to grant limited exclusivity to the Ohio firm (carving out the right to continue in discussions with Bayside Capital) if the offer price was increased appreciably.
     In mid-January, another interested party, a group of private investors based in Ohio and Florida, made unsolicited contact with BGL to inquire about a possible acquisition of AirNet and followed the inquiry with a written indication of interest with the expectation of an offer in the range of $3.00 to $3.50 per share, conditioned in part upon being granted immediate, full exclusivity. Mr. Parker and representatives of MergeGlobal and BGL met with these investors in Miami, Florida on January 17, 2008. AirNet concluded that the investor group was credible and had access to sufficient capital to acquire the company, but the investor group was at a very early stage in its due diligence, particularly with respect to AirNet’s revised business strategy and the scope of the declining bank revenues, and would not proceed without full exclusivity from AirNet. Given the on-going discussions with Bayside Capital and the Ohio firm, AirNet was not willing to agree to the full exclusivity condition proposed by the investor group.
     On January 16, 2008, following several days of negotiations, AirNet entered into a preliminary letter of intent with the Ohio firm that granted limited exclusivity for up to 60 days (with the ability to continue discussions with up to three unspecified other interested parties and a fiduciary out). The preliminary letter of intent did not contain an offer price per share, but the parties had discussed an offer in the range of $2.50, which AirNet did not consider sufficient to grant full exclusivity. In the preliminary letter of intent, AirNet agreed to reimburse the Ohio firm for its reasonable out-of pocket expenses incurred after January 14, 2008 up to a capped amount in limited circumstances.
     On the same day as the preliminary letter of intent was executed by AirNet, the Ohio firm delivered a letter to Mr. Parker that attached a draft of a merger agreement containing a proposed price per share of $2.75 and no financing contingency. The letter also indicated that the Ohio firm would cease its pursuit of a transaction with AirNet if the parties were unable to enter into a binding merger agreement by the close of business on January 21, 2008.
     On January 17, 2008, Messrs. Parker, Druseikis and Jeffery B. Harris, AirNet’s chief operating officer, along with representatives of MergeGlobal and BGL, met with a principal and other representatives of Bayside Capital in Miami to continue Bayside Capital’s initial due diligence review of AirNet, as permitted by the preliminary letter of intent with the Ohio firm.
     On January 18, 2008, AirNet’s board held a telephonic meeting. Mr. Parker updated the board on the discussions with Bayside Capital and with the investor group, but the primary purpose of the meeting was to address the January 16, 2008 letter from the Ohio firm. The board determined to respond to the January 16, 2008 letter with a revised draft of the merger agreement with a price per share of $3.25 that was in a form that the board would be prepared to approve and have AirNet execute within the Ohio firm’s stated deadline. Vorys revised the merger agreement and delivered it to the Ohio firm’s counsel on January 18, 2008. Mr. Robins also spoke with the Ohio firm’s counsel to explain the revised terms, to seek to understand the structure and capitalization of the acquisition vehicle, to express the board’s willingness to enter into a transaction within the Ohio firm’s deadline at $3.25 per share and to note that both AirNet’s management and its outside counsel and financial advisors were prepared to go to extraordinary measures to be able to comply with the Ohio firm’s deadline.
     Over the weekend of January 19 and January 20, 2008, Mr. Parker had multiple discussions with the principal of the Ohio firm, and Mr. Robins had several discussions with opposing counsel. By Sunday, January 20, 2008, the principal of the Ohio firm acknowledged that the firm was not prepared to sign a definitive merger agreement by January 21, 2008 and noted that its bank was at least 10 days to two weeks from completion of its due diligence.
     Between January 21, 2008, and February 8, 2008, AirNet continued to have periodic discussions both with Bayside Capital and the Ohio firm, as each entity worked to complete its due diligence review. On January 22, 2008, the group of investors indicated by letter to BGL that they remained interested in pursuing a deal only with full exclusivity; accordingly, they determined to wait until AirNet had completed its discussions with the other parties.
     On January 23, 2008, Bayside Capital delivered a signed letter of intent proposing to acquire AirNet for $2.40 per share. Execution of the letter of intent by AirNet was conditioned upon granting Bayside Capital full exclusivity. AirNet did not respond to the letter of intent with a counteroffer.
     On January 24, 2008, AirNet entered into a supplemental agreement with MergeGlobal, which the parties had been negotiating since approximately January 10, 2008, engaging MergeGlobal to act as financial advisor to AirNet in connection with a transaction with the Ohio firm. On January 30, 2008, AirNet entered into a joint engagement letter with MergeGlobal and BGL, which letter the parties had been negotiating since approximately January 10, 2008, engaging MergeGlobal and BGL to act as joint advisors in connection with a transaction with Bayside Capital or the group of investors (or a topping bidder other than the Ohio firm) and contemplating that AirNet would engage BGL to provide a fairness opinion if so requested by AirNet’s board, which was not required to use BGL. Both the supplemental agreement with MergeGlobal and the joint engagement letter with MergeGlobal and BGL provided for a success fee of $750,000, plus 3% of aggregate consideration in excess of $25 million but less than or equal to $30 million, plus 5% of aggregate consideration in excess of $30 million. The joint engagement letter provided that BGL and MergeGlobal would split any success fee on a 50%/50% basis, except that, if BGL received a fairness opinion fee in connection with a transaction, MergeGlobal would receive an equivalent amount of the success fee up front and MergeGlobal and BGL would split the remainder of the success fee on a 50%/50% basis. On February 1, 2008, AirNet entered into an engagement letter with BGL to provide a fairness opinion if so requested by AirNet’s board. The BGL engagement letter provided an up-front retainer payment of $25,000, which would be offset against the total fairness opinion fee of $325,000 in the event that BGL was requested to deliver a fairness opinion, whether written or oral, and the parties thereafter entered into a definitive agreement.
     Between January 23, 2008 and January [30], 2008, Mr. Parker and representatives of MergeGlobal and BGL continued to have conversations with Bayside Capital to indicate a higher value per share for AirNet than Bayside Capital had previously expressed a willingness to entertain. On January [30], 2008, a principal of Bayside Capital indicated to a representative of BGL in a conversation that Bayside Capital would be willing to enter into a letter of intent to acquire AirNet for $2.80 per share conditioned upon full exclusivity and noted that Bayside Capital would expect a prompt response. Between January [30], 2008, and February 8, 2008, AirNet continued to have periodic discussions with Bayside Capital and the Ohio firm regarding due diligence inquiries.
     On February 8, 2008, a principal of Bayside Capital called Mr. Parker and indicated that Bayside Capital was prepared to increase its offer to $2.95 per share conditioned upon full exclusivity for a 30 day due diligence period. The principal of Bayside Capital noted that Bayside Capital expected a response by later in the day.
     Subsequent to the call with Bayside Capital, Messrs. Parker and Robins and a representative of MergeGlobal met with the Ohio firm at its offices for a previously scheduled meeting to negotiate the Ohio firm’s $2.75 per share offer and AirNet’s $3.25 per share counteroffer. During the negotiations, the AirNet team told the principal and his partners that one of the other interested parties had indicated that it was prepared to offer a price significantly higher than the Ohio firm’s $2.75 per share offer and that AirNet needed to respond to that party by later in the day. The Ohio firm stated that its $2.75 per share offer was not subject to further negotiation and indicated that it was within days of being ready to execute a definitive agreement with AirNet.
     Mr. Parker called a principal of Bayside Capital later in the day on February 8, 2008 to say that he had scheduled a board meeting for the following day to consider Bayside Capital’s offer and that he would give Bayside Capital AirNet’s response to the $2.95 per share offer following that meeting.
     On February 9, 2008, the AirNet board met to address the offers from the Ohio firm and Bayside Capital. In connection with such consideration, the AirNet team provided the board with their perspective on not only the price terms but the status of each party’s due diligence, expected time to signing a definitive agreement, the financial wherewithal of the parties, likelihood of success and similar matters. Following a discussion, the board determined that the price differential between Bayside Capital’s $2.95 per share and the Ohio firm’s $2.75 per share was too significant to offset the belief that the Ohio firm was closer to being able to execute a definitive agreement, and, accordingly, the board authorized AirNet to commence negotiations toward a letter of intent with Bayside Capital providing for $2.95 per share, full exclusivity for 30 days and an expense reimbursement provision with an appropriate cap.
     Following the board meeting, Mr. Parker called a principal of Bayside Capital to inform him of the board’s determination. Between February 9, 2008 and February 13, 2008, AirNet and Bayside Capital, together with their outside counsel, Vorys and McDermott Will & Emery LLP (“McDermott”), negotiated the terms of the letter of intent in anticipation of an AirNet board meeting scheduled for February 13, 2008.
     On February 12, 2008, the principal of the Ohio firm contacted Mr. Parker and indicated that the Ohio firm might be willing to increase its offer. Mr. Parker scheduled a conference call with the Ohio firm, himself, Messrs. Robins and Druseikis and MergeGlobal for the morning of February 13, 2008.
     As a result of the February 13, 2008 conference call, the Ohio firm increased its offer to $2.91 per share. The principal of the Ohio firm also represented to Mr. Parker and the AirNet team that the Ohio firm would be prepared to execute a definitive agreement, without a financing contingency, within days, and in any event in no more than a week.
     Shortly after the conference call with the Ohio firm, AirNet’s board held a telephonic meeting. At the board meeting, Messrs. Robins and Parker set forth a side-by-side comparison of the two proposed transactions, comparing price, anticipated deal terms, financing matters, time to execution, deal risk and the like. Based in significant part on the representation of the Ohio firm that it had completed its relevant due diligence and was within days of being able to execute a definitive agreement and the sense that Bayside Capital’s due diligence lagged behind by several weeks, the board, following significant discussion, determined to pursue the Ohio firm’s $2.91 per share offer that appeared closer at hand in lieu of Bayside Capital’s $2.95 per share offer that appeared more distant and authorized AirNet to negotiate with the Ohio firm to grant it heightened exclusivity and to increase its reimbursement cap.
     Following the board meeting on February 13, 2008, BGL contacted Bayside Capital to inform them of the board’s decision, and AirNet contacted the Ohio firm. Vorys also contacted the Ohio firm’s outside counsel, and they proceeded to negotiate an amendment to the original preliminary letter of intent that granted the Ohio firm full exclusivity through Friday, February 22, 2008, which became the new end date for the due diligence period, and increased the amount of the expense reimbursement cap from $250,000 to $450,000. The parties executed this amendment on February 14, 2008.
     Between February 14, 2008 and February 20, 2008, AirNet and the Ohio firm proceeded toward execution of a definitive merger agreement. AirNet scheduled a board meeting for February 20, 2008 to approve the merger agreement with the Ohio firm.
     On the morning of February 20, 2008, the principal of the Ohio firm, along with its counsel, contacted Mr. Robins and stated that the Ohio firm did not believe that AirNet was worth more than $2.81 per share to them, based in part upon the results of an aircraft appraisal performed by the firm’s bank.

     At the meeting of the AirNet board of directors at Vorys’ offices on February 20, 2008, Messrs. Robins and Parker updated the board on the discussions with the Ohio firm. The board discussed the appropriate response to the Ohio firm. BGL and MergeGlobal assessed the potential of reengaging in discussions with Bayside Capital. Following discussion, the board determined that it was appropriate to give the Ohio firm through the exclusivity period of February 22, 2008 to reconfirm its $2.91 per share offer and to execute a definitive merger agreement at such price. The board indicated that, if the Ohio firm needed a couple of extra days to execute a definitive merger agreement at the agreed upon price of $2.91 per share, then it would be willing to consider an extension of the exclusivity period. If, however, the Ohio firm was unwilling to reconfirm the agreed upon terms, then the board authorized Mr. Parker to contact Bayside Capital as soon as practicable after the expiration of the exclusivity period and seek to reengage in discussions at the $2.95 per share price or at a slightly reduced price to reflect the fact that Bayside Capital had been spurned in favor of the Ohio firm.
     At the board’s direction, Mr. Robins contacted the principal of the Ohio firm following the board meeting to inform him that AirNet stood ready, willing and able to execute a definitive merger agreement with the Ohio firm at the $2.91 price and that the board would allow the firm the full exclusivity period to execute a definitive merger agreement at such price (and, if necessary, would consider a brief extension). Mr. Robins also informed the principal that if the Ohio firm was not willing to execute a definitive merger agreement at the $2.91 per share price, then the AirNet board would be willing to continue in discussions with the Ohio firm, unless and until AirNet granted exclusivity to another party, but that any such discussions would not be subject to exclusivity or any expense reimbursement obligation.
     The Ohio firm did not reconfirm its $2.91 per share offer or enter into a definitive merger agreement by midnight on February 22, 2008. The Ohio firm never agreed to increase its offer above the $2.81 per share. Accordingly, on the morning of February 23, 2008, Mr. Parker contacted a principal of Bayside Capital and arranged to have breakfast with him in Miami, Florida, on February 24, 2008. At such breakfast, the principal of Bayside Capital indicated that Bayside Capital might be willing to reengage in discussions at a lower price than Bayside Capital’s previous $2.95 per share offer.
     On February 25, 2008, a principal of Bayside Capital notified Mr. Parker that Bayside Capital would reengage in discussions but only at an offer price of $2.60 per share. Between February 25 and February 27, 2008, principals of Bayside Capital and BGL had a couple of discussions, in which the BGL principal indicated that he did not believe AirNet would accept a deal at $2.60 per share but that the board might be persuaded to do a deal in the $2.80s range.
     On February 27, 2008, Mr. Robins returned a phone call from the principal of the Ohio firm. The principal expressed his continued interest in pursuing a transaction and requested certain due diligence information, which was provided to him.
     At a regularly scheduled board meeting in Miami on February 28 and February 29, 2008, Mr. Parker apprised the board of the discussions with Bayside Capital, and Mr. Robins recounted the conversation with the principal of the Ohio firm. In addition, Mr. Parker noted that he had received an unsolicited inquiry that morning from a deal broker, who wanted to discuss a possible roll-up transaction involving two other aviation-related businesses. Mr. Parker noted

that the discussions were at a very preliminary stage and that, given the status of negotiations with the existing interested parties, he believed it would be prudent to resolve such negotiations prior to pursuing any further discussions with the deal broker. Following discussion, and based on the collective perception of MergeGlobal, BGL and Mr. Parker that Bayside Capital was unlikely to increase its offer of $2.60 per share much above $2.80, if it agreed to an increase at all, the board authorized Mr. Parker to pursue an offer from Bayside Capital at $2.83 per share. Mr. Parker subsequently revised the previous letter of intent from Bayside Capital to reflect the $2.83 per share price and faxed an executed copy to Bayside Capital.
     On March 3, 2008, a principal of Bayside Capital informed Mr. Parker that Bayside Capital was increasing its offer to $2.80 per share from its previous $2.60 per share offer, conditioned upon full exclusivity for 30 days and a flat $400,000 break-up fee in the event that AirNet breached the exclusivity provisions or entered into a letter of intent, memorandum of understanding, definitive agreement or similar arrangement during the 30-day exclusivity period. A principal of Bayside Capital delivered a signed letter of intent to such effect to Mr. Parker. Over the course of that day and the following day, a principal of Bayside Capital and Mr.  Parker had additional conversations, and Mr. Parker requested that Bayside Capital increase its offer to get closer to the $2.83 per share contemplated by the AirNet board.
     On March 5, 2008, in anticipation of a scheduled meeting of the AirNet board, a principal of Bayside Capital informed Mr. Parker that Bayside Capital was willing to increase its offer to $2.81 per share.
     At its meeting on March 5, 2008, the AirNet board considered Bayside Capital’s offer and, following discussion, authorized Mr. Parker to execute a letter of intent at $2.81 per share.
     Between March 6, 2008 and March 29, 2008, Bayside Capital conducted business, financial, accounting and tax due diligence, meeting periodically with representatives of AirNet. Vorys provided McDermott an initial draft of a merger agreement on March 7, 2008, and the parties engaged in discussions and exchanged several drafts of the merger agreement prior to its execution.
     On March 25, 2008, Bayside Capital raised a concern with AirNet regarding the fact that there were no significant insiders whose common shares could be locked up in connection with the execution of the merger agreement. Over the course of the next several days, Bayside Capital, AirNet, Vorys and McDermott discussed potential means to address this issue and ultimately agreed, subject to approval of AirNet’s board, that Bayside Capital, through AirNet Holdings, could acquire 19% of the then outstanding common shares of AirNet at a purchase price equal to the deal price without triggering a separate vote requirement pursuant to Ohio’s control share acquisition statute in Section 1701.831 of the Ohio Revised Code or AMEX’s listed company rules. The parties agreed that the only rights that AirNet Holdings would acquire in connection with such purchase would be registration rights in the form of one demand registration and unlimited piggyback registrations.
     On March 29, 2008, AirNet’s board met to consider the merger agreement and the transactions contemplated by the merger agreement, including the acquisition by AirNet Holdings of 19.0% of the outstanding common shares of AirNet (or 16.0% on a post-acquisition basis) at the deal price of $2.81 per share for an aggregate purchase price of approximately $5.4 million. At the meeting, Vorys provided the board with written materials which detailed the board’s fiduciary duties under Ohio law, provided a chronology of events and detailed the terms of the proposed merger agreement. Vorys reviewed these materials with the board. BGL then provided the board with an oral fairness opinion and related analysis to the effect that the $2.81 price per share was fair to AirNet’s shareholders, from a financial point of view. The board discussed the proposed merger agreement and addressed the proposed sale of 1,934,137 common shares to AirNet Holdings in connection with the execution of the merger agreement. Following discussion, the board unanimously approved the sale of 1,934,137 common shares to AirNet Holdings at a purchase price of $2.81 per share pursuant to a subscription agreement in connection with the execution of the merger agreement and determined that such sale was in the best interests of AirNet’s shareholders. Following additional discussion, the board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of AirNet and its shareholders and approved the merger agreement, in substantially the form presented to the board, and approved the transactions contemplated thereby, including the merger.
     Following the board meeting and throughout the day on March 29 and March 30, 2008, AirNet and Bayside Capital, together with their respective advisors and counsel, continued to review and finalize the merger agreement and related documents, including AirNet’s disclosure schedule. On March 30, 2008, the parties completed and executed the merger agreement, with the signatures deemed to be held in escrow until the wire transfer of the approximately $5.4 million purchase price for the acquisition by AirNet Holdings of the 1,934,137 common shares cleared the wire on Monday morning, after which the signatures were deemed released and AirNet issued a press release announcing the transaction and filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
AirNet’s Reasons for the Merger; Recommendation of the Board of Directors
     In determining that the merger and merger agreement are advisable, fair to and in the best interests of AirNet and its shareholders, the board of directors consulted with AirNet’s management, with MergeGlobal and BGL, AirNet’s financial advisors, and with Vorys, AirNet’s legal counsel. The following describes the material reasons, factors and information taken into account by the board of directors in deciding to authorize and approve the merger agreement and the transactions contemplated thereby and to recommend that AirNet’s shareholders vote in favor of the adoption of the merger agreement and the approval of the merger:
•	Merger Consideration Premium. The board of directors considered the fact that the $2.81 per share cash consideration to be paid in the merger represented a premium of approximately 94% over the closing price of AirNet’s common shares on March 28, 2008, the last trading day before the board of directors authorized and approved the merger agreement, and considered the approximately 80% and 67% premiums compared to the one week and one month average trading price of the common shares before the date of execution of the merger agreement, respectively.

•	Concurrent Purchase of Common Shares by AirNet Holdings. The board of directors considered the fact that, concurrently with the execution and delivery of the merger agreement, AirNet Holdings had agreed to purchase 1,934,137 of AirNet’s common shares at the same $2.81 price per share as the merger consideration and that the approximately $5.4 million total consideration from the sale of those common shares would be available to AirNet as working capital without any right of AirNet Holdings to put the common shares back to AirNet.

•	Terms of Merger Agreement. The board of directors considered the financial and other terms and conditions of the merger agreement, by themselves and in comparison to the terms of agreements in other similar transactions, including:
•	the structure of the merger as an all-cash transaction, which will provide AirNet’s shareholders with liquidity and certainty of value for their common shares;

•	the right of the board of directors to respond to an unsolicited acquisition proposal if the board determines that the proposal constitutes or could reasonably be a potential superior proposal and it would be a prudent exercise of the board’s fiduciary duties to respond;

•	the ability of the board of directors to change the board’s recommendation with respect to the merger should AirNet receive an unsolicited acquisition proposal that the board of directors determines to be a superior proposal and it would be a prudent exercise of the board’s fiduciary duties to do so;

•	the understanding of the board of directors, after consultation with AirNet’s financial advisors and legal counsel, that AirNet’s obligation to pay a $1.4 million termination fee plus expense reimbursement to AirNet Acquisition (and the circumstances when such fee would be payable) is reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

•	the lack of any financing contingencies to the obligation of AirNet Holdings and AirNet Acquisition to complete the merger; and

•	the likelihood of satisfying the conditions to the obligations of AirNet Holdings and AirNet Acquisition to complete the merger and that the merger will be completed.
•	Historical Market Prices of AirNet’s Common Shares. The board of directors reviewed the historical market prices of AirNet’s common shares.

•	Review of Business and Earnings Prospects. The board of directors reviewed AirNet’s business and earnings prospects and short-term and long-term business risks, including the anticipated continued decline in AirNet’s revenues from its bank customers and the risks associated with transforming AirNet’s business strategy to a dedicated charter business, with AirNet’s financial advisors.

•	Financial Analyses and Opinion of BGL. The board of directors considered the opinion of BGL that, as of March 29, 2008, and based upon and subject to certain assumptions, factors and limitations that BGL discussed with the board, the merger consideration of $2.81 per share was fair from a financial point of view to the holders of AirNet’s common shares and the related analyses prepared by BGL. See the discussion under the caption “The Merger—Opinion of Financial Advisor.”

•	Shareholder Approval Requirement. The board of directors considered the requirement that the holders of at least a majority of AirNet’s outstanding common shares would be required to adopt the merger agreement and approve the merger and that, following its purchase of 1,934,137 common shares, AirNet Holdings would own approximately 16.0% of the outstanding common shares of AirNet.

•	Rights of Dissenting Shareholders. The board of directors considered the ability of AirNet’s shareholders who do not support the merger to obtain the “fair cash value” of their common shares if they properly exercise their dissenters’ rights under Ohio law. See the discussion under the caption “The Merger—Rights of Dissenting Shareholders.”

•	Social and Economic Effects of the Merger. The board of directors considered the social and economic effects of the merger on AirNet’s employees, customers and suppliers, and on the communities where AirNet operates, including the intention of AirNet Holdings to maintain operations in Columbus, Ohio following the merger.
     The board of directors also considered a variety of risks and other potentially negative factors relating to the merger in its deliberations, including:
•	Regulatory Approvals. The possibility of non-consummation of the merger if the regulatory approvals necessary for the consummation of the merger are not obtained.

•	Failure to Close. The risks and costs to AirNet if the merger does not close for any reason, including the diversion of management and employee attention, employee and pilot attrition and the effect on customer and supplier relationships.

•	Taxation. The fact that gains, if any, realized from an all-cash transaction would generally be taxable to AirNet’s shareholders for U.S. federal income tax purposes.

•	Disruptions. The potential impact of the announcement and pendency of the merger, including the potential impact of the merger on AirNet’s employees, customers and suppliers and the potential risk of diverting management focus and resources from operational matters, including the implementation of AirNet’s revised business strategy, while working to negotiate and close the merger with AirNet Holdings and AirNet Acquisition, which could potentially impair AirNet’s future prospects as an independent company if the merger were not consummated.

•	Operating Restrictions. The fact that, pursuant to the merger agreement, AirNet must generally conduct its business in the ordinary course, and AirNet is subject to a variety of other restrictions on the conduct of its business prior to closing of the merger or termination of the merger agreement without the consent of AirNet Holdings, which may delay or prevent AirNet from pursuing its business strategy or preclude actions that would be advisable if AirNet were to remain an independent company.

•	No Solicitation; Termination Fee. The fact that, under the terms of the merger agreement, AirNet cannot solicit other acquisition proposals and must pay to AirNet Acquisition a termination fee of $1.4 million and the out-of-pocket costs and expenses of AirNet Holdings and AirNet Acquisition if the merger agreement is terminated based on another acquisition proposal, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to AirNet’s shareholders than the merger. See the discussion under the caption “Proposal 1 — The Merger Agreement—Termination Fee.”

•	Officers and Directors. The fact that the interests of AirNet’s executive officers and directors in the merger may be different from, or in addition to, the interests of AirNet’s shareholders generally. See the discussion under the caption “The Merger—Interests of Certain Persons in the Merger.”

•	Large Shareholder with Registration Rights. The fact that, if the merger does not close for any reason, AirNet Holdings will continue to hold approximately 16.0% of AirNet’s outstanding common shares and will have one demand registration right and unlimited piggyback registration rights in respect of those common shares.
     The foregoing discussion describes the material factors considered by the AirNet board of directors in its deliberations regarding the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger and the merger agreement outweighed the negative factors. In view of the wide variety of factors considered by AirNet’s directors, they did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching the board’s determination. The determination to authorize and approve the merger agreement and the transactions contemplated thereby was made after consideration of all of the factors as a whole. In addition, individual members of the board of directors may have given different weights to different factors.
Opinion of Financial Advisor
Overview
     On February 1, 2008, AirNet’s board of directors retained BGL to render its opinion as to the fairness from a financial perspective of consideration to be received in a transaction involving the sale of AirNet through a merger or the sale of all or substantially all of AirNet’s common shares or assets. The merger agreement contemplates a merger involving certain newly formed affiliates of Bayside Capital. At a meeting of the board of directors on March 29, 2008, BGL rendered its oral opinion, later confirmed in writing, to the effect that as of such date and based upon the assumptions made, matters considered and limitations and qualifications set forth in such opinion, the merger consideration of $2.81 was fair, from a financial point of view, to

AirNet’s shareholders. No limitations were imposed by AirNet upon BGL with respect to the investigations made or procedures followed by BGL in rendering its opinion.
     The full text of the BGL opinion is attached to this proxy statement as Appendix B. The description of the BGL opinion set forth herein is qualified in its entirety by reference to the full text of the BGL opinion. We urge our shareholders to read the BGL opinion in its entirety.
     As addressed by BGL’s fairness opinion, the acquisition of AirNet will be accomplished by the merger of AirNet Acquisition, a newly-formed Ohio corporation and a wholly-owned subsidiary of AirNet Holdings, a newly-formed Delaware corporation, with and into AirNet, with the separate corporate existence of AirNet Acquisition ceasing and AirNet being the surviving corporation. In connection with the merger, each common share, par value $0.01 per share, of AirNet issued and outstanding immediately prior to the effective time of the merger, except for (i) common shares held by AirNet or AirNet Holdings or any of their respective subsidiaries and (ii) any common shares as to which dissenters’ rights are perfected, will be converted into and represent the right to receive $2.81 in cash, without interest, subject to adjustment as provided in the merger agreement.
     In arriving at its opinion, BGL reviewed and analyzed, among other things:
•	AirNet’s financial and operating information including current and historical information and financial analyses and forecasts prepared by or for AirNet;

•	AirNet’s historical audited financial statements and accompanying footnotes for the fiscal years ended December 31, 2004 to 2006;

•	AirNet’s unaudited financial statements prepared by management for the fiscal year ended December 31, 2007;

•	AirNet’s budget for the fiscal year ended December 31, 2008;

•	AirNet’s financial projections for the fiscal years ended December 31, 2009 to 2012;

•	SEC filings deemed relevant by BGL for the past 48 months, including the then most recent draft of AirNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	AirNet’s third-party transportation industry consultant reports with respect to the quantitative and qualitative factors and on the status of its businesses and markets and proposed business strategy and transition;

•	third-party asset appraisal reports for AirNet’s aircraft and Columbus, Ohio headquarters facility;

•	interviews with AirNet’s tax advisors and documentation with respect to its requested and approved request for change in accounting method;

•	a liquidation analysis prepared by AirNet’s management;

•	third-party industry data on the physical bank check transportation market and electronic alternatives thereto;

•	results of the 2005-2006 BGL-led strategic alternatives analysis and company marketing process;

•	chronology of the material events and negotiations culminating in AirNet’s execution of the merger agreement;

•	the form and terms of the merger agreement; and

•	such other authoritative and qualitative reviews, analyses and inquires as BGL deemed appropriate.
     In addition, BGL has held discussions with members of AirNet’s management with respect to its business and prospects, including AirNet’s history, current operations, financial condition, competitive positions and growth opportunities, historical and projected financial performance, the decline in its bank business, the planned wind down and transition of its shared air transportation network, the current and expected growth of its dedicated air transportation and other transportation businesses, and its business strategy and business transition plan.
     In its review and analysis and in rendering its opinion, BGL assumed that AirNet’s management was not aware of any information material to BGL’s opinion that was not made available to BGL. Furthermore, BGL assumed and relied upon the accuracy and completeness of the financial statements and other information provided to BGL by AirNet, without independent verification thereof by BGL. BGL relied upon the assurances of AirNet’s management that all such information was prepared on a reasonable basis and that AirNet’s management was not aware of any information or facts that would make the information provided to BGL incomplete or misleading. BGL also assumed that the financial projections prepared by AirNet’s management were reasonably prepared on bases reflecting management’s best then currently available estimates and judgments of AirNet’s future financial performance. BGL did not express any view as to the reasonableness of the forecasts and projections or the assumptions on which they are based.
     In its review, BGL reviewed third-party asset appraisal reports for AirNet’s aircraft and Columbus, Ohio headquarters facility, but did not make any independent evaluation or appraisal of any of AirNet’s assets or liabilities, nor did BGL conduct a comprehensive physical inspection of any of AirNet’s assets, nor did BGL assume any responsibility to obtain any additional evaluations, appraisals or inspections. The BGL opinion is based on information made available by AirNet as of the date of BGL’s opinion, and BGL’s knowledge of economic, market and other conditions as they existed and could be evaluated, on the date of the opinion; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed in the opinion. BGL made no independent investigation of any legal or accounting matters affecting AirNet, and BGL assumed the correctness of all legal and accounting advice given to AirNet and AirNet’s board of directors.

     In rendering the opinion, BGL also assumed, with the consent of AirNet’s board of directors, that: (i) in the course of obtaining any necessary regulatory or third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on AirNet or the merger; (ii) the merger will be consummated in accordance with the terms described in the merger agreement without any further revisions and without waiver by any party of any of the material conditions of the obligations thereunder; (iii) where BGL had reviewed drafts of agreements, that the final version of such agreements did not differ in any material respect from the drafts presented to BGL; and (iv) the representations and warranties contained in the merger agreement are true and correct.
     BGL’s opinion is based upon information available to BGL as of the date of BGL’s opinion and BGL’s knowledge of economic, market and other conditions as they exist and can be evaluated on the date of BGL’s letter. BGL was not requested to address and BGL’s opinion does not address the relative merits of the merger as compared to other business strategies that might be available to AirNet, nor does BGL’s opinion address AirNet’s underlying business decision to agree to the merger. The BGL opinion addresses only the fairness of the merger, from a financial point of view, to AirNet’s shareholders, and in rendering such opinion, BGL did not recommend that AirNet, AirNet’s board of directors, any shareholder or any other person take any specific action, including, without limitation, how any shareholder should vote with respect to the adoption of the merger agreement or approval of the merger. The opinion does not constitute a recommendation of such transactions over any alternative transactions which may be available to AirNet or AirNet’s shareholders and does not address AirNet’s underlying business decision to agree to the merger. No opinion was expressed by BGL as to whether any alternative transaction might be more favorable to AirNet’s shareholders than the merger.
     The BGL opinion was provided solely for the benefit and use of AirNet’s board of directors solely in the board’s consideration of the proposed merger and may not be used or relied upon for any other purpose except that BGL has provided that the opinion may be reproduced in full and summarized in this proxy statement and any other proxy materials used to solicit the necessary shareholder adoption of the merger agreement and approval of the merger, but may not otherwise be used, reproduced, disseminated, quoted or referred to in any manner or for any purpose without BGL’s prior written approval. The BGL opinion was one of many factors considered by AirNet’s board of directors in deciding to approve the transaction. See the discussion under the caption “The Merger—AirNet’s Reasons for the Merger; Recommendation of the Board of Directors.”
Valuation Analyses
     At the meeting of the AirNet board of directors held on March 29, 2008, BGL presented certain financial analyses in connection with the delivery of BGL’s opinion. In accordance with customary investment banking practice, BGL employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that BGL used in providing its opinion and does not purport to be a complete description of the analyses underlying BGL’s opinion or the presentations made by BGL to the AirNet board of directors. Some of the summaries are presented in tabular format. In order to understand the financial analyses used by BGL more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of BGL’s financial analyses, including methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by BGL. Furthermore, except to the extent otherwise indicated, BGL did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BGL’s analyses and factors must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. BGL’s opinion is given as of the date of BGL’s letter and BGL expressly disclaims any undertaking or obligation to advise any person of any information that comes to BGL’s attention after the date of BGL’s letter that may impact BGL’s opinion or to update, revise or reaffirm BGL’s opinion. BGL has not made any independent valuation or appraisal of AirNet’s assets or liabilities (contingent or otherwise). Similarly, BGL expressed no opinion as to AirNet’s solvency, either prior to or subsequent to the merger.
     In conducting its fairness analysis, BGL utilized several complementary valuation methodologies:
•	Stock price premium paid analysis — BGL reviewed premiums paid for controlling interests in public companies over the last 12 months. BGL reviewed U.S. public transactions similar to AirNet in size and benchmarked those premiums against the current offer price.

•	Comparable public companies analysis — BGL evaluated the per share price of the merger in part by referencing the trading multiples of publicly-traded companies that BGL believed to offer similar services, to have similar operating and financial characteristics and/or to service similar markets.

•	Comparable precedent transactions analysis — BGL evaluated the per share price of the merger in part by comparing it to recent merger and acquisition transactions that BGL believed to involve similar businesses.

•	Liquidation valuation analysis — BGL reviewed a liquidation valuation provided by AirNet’s management that estimated AirNet’s value if AirNet were to liquidate all of its assets. The assessment incorporated the appraised value of AirNet’s office/hanger facilities and fleet, in addition to its current assets and inventory holdings.

•	Discounted cash flow analysis — BGL evaluated the per share price of the merger in part by calculating AirNet’s future cash flows and discounting them back to the present at a weighted average cost of capital derived from a peer group and indicative of AirNet’s market position. This calculation is typically performed on projected future unlevered free cash flows (i.e., cash flows free of debt payments discounted to present value) utilizing a risk-adjusted levered cost of capital.

•	Leveraged buyout analysis — BGL evaluated the per share price of the merger using the same underlying projections as in the discounted cash flow analysis and evaluated the valuation from the perspective of a financial investor and the return reasonably expected. The amount a financial buyer is willing to pay for a company is dependent on the company’s projected performance and is constrained by the implied capital structure that the buyer can impose.
     Due to the uniqueness of AirNet, its business and business model, and the contraction of AirNet’s primary bank check transportation market, BGL indicated that the comparable public companies, comparable precedent transactions, discounted cash flow valuation, liquidation valuation, and leveraged buyout valuation analyses may not be indicative of AirNet’s value. In reaching its conclusion, BGL considered various qualitative factors, including (i) AirNet’s declining revenue as the market for physically transporting paper checks contracts, (ii) the high level of uncertainty of AirNet’s projected cash flows as a result of the unknown rate of decline of its bank business and its ability to reduce fixed costs in proportion to the decline, (iii) the investments required to support AirNet’s business transition, (iv) the results of the marketing and business unit sale processes and AirNet’s subsequent sale discussions and negotiations that spanned from April 2005 to the present, and (v) the corporate finance and strategic alternatives available to AirNet outside of the merger.
     Stock price premium paid analysis.
     BGL calculated the premium implied by the proposed merger by comparing the closing share price on March 28, 2008, the last trading day prior to the date of BGL’s opinion, to the closing share price one day, one week and one month prior to March 28, 2008, which was 93.79%, 80.13%, and 67.26%, respectively. BGL analyzed 16 domestic public transactions with transaction values between $25 million and $50 million that were announced in the last 12 months, and 56 domestic public transactions with transaction values between $25 million and $150 million that were announced in the last 12 months. BGL compared the share price of each transaction to the closing price of the target stock one day, one week, and one month prior to the announcement of the transaction.
     BGL then compared the premiums calculated from the two universes of public transactions to the premiums implied by the proposed merger compared to the closing price of $1.45 per share on March 28, 2008. Of the transactions analyzed, and based on the merger consideration of $2.81 per share, the premium paid is within the 80th to 90th percentiles for transactions with values between $25 million and $50 million, and the 70th to 90th percentiles for transactions with values between $25 million to $150 million.
U.S. Public Transactions from $25 million to $50 million in Transaction Value

Prior to	AirNet	Implied	Premiums Paid Data Percentile
Annoucement	Price	Premium	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day	$1.45	93.79%	19.4%	22.4%	27.6%	32.9%	35.4%	39.0%	44.8%	48.0%	79.1%

One Week	1.56	80.13%	15.7%	24.7%	26.8%	30.3%	32.1%	35.5%	36.4%	53.3%	74.7%

One Month	1.70	65.29%	19.0%	22.4%	28.2%	29.0%	33.9%	35.9%	40.2%	54.2%	75.5%

U.S. Public Transactions from $25 million to $150 million in Transaction Value

Prior to	AirNet	Implied	Premiums Paid Data Percentile
Annoucement	Price	Premium	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day	$1.45	93.79%	8.3%	16.5%	22.4%	29.4%	33.7%	37.9%	46.2%	63.6%	82.8%

One Week	1.56	80.13%	11.8%	18.4%	25.7%	30.3%	35.5%	38.9%	48.5%	63.8%	83.2%

One Month	1.70	65.29%	17.7%	17.8%	22.7%	30.4%	35.4%	46.4%	54.4%	67.7%	78.5%

     Comparable public companies analysis.
     The comparable public company methodology involves comparing AirNet’s financial metrics to those of other public companies with similar operations or markets whose shares actively trade on a public market. Five companies that are involved in air cargo services were selected for the comparable group. The following observations were made concerning comparisons of AirNet to the comparable companies:
•	Size: As measured by revenues and total assets, AirNet is at the low end of the range of comparable companies. Typically, smaller companies trade at discounts compared to larger companies, all else being equal.

•	Growth: Historically, AirNet has experienced a lower rate of revenue growth as compared to the comparable companies. In addition, AirNet’s revenues and earnings before interest and taxes (EBIT) declined in 2007 and are projected to decline in fiscal year 2008 and beyond. Typically, companies with declining revenues and cash flow receive lower valuation multiples.

•	Profitability: AirNet’s EBIT and earnings before interest, taxes, depreciation and amortization (EBITDA) margins are lower than the average margins of the comparable companies. Typically, lower margin companies receive lower valuations.

•	Leverage: At the time of the evaluation, AirNet did not have any long-term, interest-bearing bank debt in its capital structure.

•	Market Growth: AirNet’s primary bank check market is contracting. Typically, companies in contracting markets receive lower valuations.
     Using publicly available information, BGL compared selected financial and market data of AirNet with similar information for the following companies:
•	ABX Holdings, Inc.

•	Air T, Inc.

•	Alpine Air Express, Inc.

•	Atlas Air Worldwide Holdings, Inc.

•	FedEx Corporation
     BGL calculated and compared various financial ratios and multiples based on publicly available financial data it obtained from AirNet’s filings with the SEC and information it obtained from databases that provide financial data from AirNet’s filings with the SEC. The multiples and ratios attributed to AirNet were calculated using the closing price of AirNet’s common shares on March 28, 2008, the last trading day prior to the date of BGL’s opinion. The multiples and ratios for each of the selected comparable companies were based on the most recent publicly available information. With respect to the selected companies, BGL presented the following:

	Selected Companies
	Median		AirNet
Category	($ in Millions)		($ in Millions)
Market Cap	$184.9		$29.00
Enterprise Value	$666.8		$23.8
3 Yr. Revenue CAGR[1]	6%		1.0%
EBITDA[2] % margin	12.2%		8.4%
EBIT[3] % margin	8.7%		5.5%
Debt/LTM[4] EBITDA	1.2	x	0.0	x
Enterprise Value/LTM Revenue Ratio	0.7	x	0.1	x
Enterprise Value/LTM EBITDA Ratio	5.6	x	1.8	x
Enterprise Value/LTM EBIT Ratio	7.6	x	2.7	x
Price/Earnings Ratio	8.8	x	5.7	x
Enterprise Value/Book Ratio	2.1	x	0.6	x

[1]	CAGR refers to a company’s compound annual growth rate.

[2]	EBITDA refers to a company’s earnings before interest, taxes, depreciation and amortization.

[3]	EBIT refers to a company’s earnings before interest and taxes.

[4]	LTM refers to the last twelve month period.
     BGL selected the comparable companies based on their business and operating profiles. No comparable company identified is identical to AirNet. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that affect the public trading values of such companies. Mathematical analysis (such as determining the mean or median) is not in and of itself a meaningful method of using selected company data.
     Based on BGL’s assessment of AirNet’s financial metrics and the qualitative factors versus the comparable companies, BGL determined that it is reasonable that AirNet’s trading metrics would be below those of the comparable companies.
     Comparable precedent transactions analysis.
     The precedent transactions analysis values companies based on the implied pricing multiples of related transactions. In determining the precedent transactions, BGL conducted a broad search of the transactions in the air transportation and package delivery industries over the time period from 2003 to 2008. Over this time period, BGL identified five transactions for which publicly available information was available. The following observations were made concerning comparisons of the proposed merger to the comparable precedent transactions:
•	Size: As measured by enterprise value, AirNet’s merger transaction is at the low end of the range of comparable transactions. Typically, smaller transactions trade at discounts compared to larger transactions.

•	Growth: Historically, AirNet has experienced a lower rate of revenue growth as compared to the comparable target companies. In addition, AirNet’s revenues and EBIT declined in 2007 and are projected to decline in fiscal year 2008 and beyond. Typically, companies with declining revenues and cash flow receive lower valuation multiples.

•	Market Growth: AirNet’s primary bank check market is contracting. Typically, companies in contracting markets receive lower valuations.

•	Comparability: Of the transactions analyzed, none of the targets were deemed by BGL to have a high degree of comparability to AirNet.
     For each transaction, BGL analyzed the enterprise value, the enterprise value to revenue ratio, the EBITDA ratio and the EBIT ratio. Set forth below are the results of this analysis for the transactions reviewed, based on information available from the SEC and AirNet’s 2007 financials.
     Based on BGL’s assessment of AirNet’s financial metrics and the qualitative factors versus the comparable target companies, BGL determined that it is reasonable that AirNet’s transaction metrics would be below those of the comparable precedent transactions.
($ in millions)

			Enterprise	Enterprise Value /
Date	Target	Buyer	Value	Revenue	EBITDA	EBIT
Aug-07	Midwest Air Group Inc.	TPG	$323.4	0.5x	12.1x	27.9x
	Provider of aircraft charter, air cargo services, and scheduled passenger service	Northwest Airlines Corp.

Feb-07	ATI Systems International, Inc.	Garda World Security Corp.	$340.9	0.7x	6.6x	n/a
	Provider of air cargo and security services to financial institutions

Aug-06	CD&L Inc.	Velocity Express Corp.	$54.89	0.2x	16.8x	26.4x
	Deliverer of time-sensitive packages for the emergency medical, legal, and financial markets

Nov-05	BAX Global, Inc.	Deutsche Bahn AG	$1,120.0	0.4x	9.9x	15.3x
	Provider of air, ocean, and surface freight transportation and supply chain management solutions

Aug-03	Airborne, Inc. Deliverer of time-sensitive documents, letters, small packages, and freight	DHL Worldwide Express, Inc.	$1,439.8	0.4x	5.6x	22.5x
		Mean	$655.8	0.4x	10.2x	23.0x
		Median	340.9	0.4x	9.9x	24.5x
		AirNet Systems (1)	$24.4	0.2x	1.8x	2.8x

(1)	Based on SEC filings and AirNet’s 2007 financials.
     Liquidation valuation analysis.
     In conducting its fairness analysis, BGL reviewed a liquidation analysis prepared by AirNet’s management which determined an estimated market value of AirNet’s assets less the estimated costs and proceeds associated with a forced liquidation. In preparing its fairness analysis, BGL adjusted AirNet’s liquidation analysis to incorporate (i) AirNet’s unaudited January 31, 2008 balance sheet accounts, (ii) the currently estimated amount of tax refund that AirNet is expected to receive following a favorable IRS determination with respect to a change in one of AirNet’s accounting methods, (iii) the estimated value of AirNet’s “door-to-door” express business, and (iv) the reduction of AirNet’s aircraft fleet to account for one Learjet aircraft that was sold and one Learjet aircraft that was damaged:
•	Company Provided Discount Factors: AirNet’s management provided discount factors based on its assessment of the liquidation discount for certain of AirNet’s assets.

•	Third-Party Appraisals: Over the course of two years, AirNet engaged two independent, third-party appraisal firms to appraise AirNet’s aircraft fleet and primary headquarters facility, respectively. The third-party appraisers used a liquidation value in preparing their appraisals. The valuations assume a compelled seller, with a sense of immediacy willing to sell on an as-is/where-is basis, without regard for the current and relevant marketplace.
     Based on AirNet’s assumptions, BGL calculated a range of implied equity value and the merger consideration of $2.81 per share was within this range.
     Discounted cash flow analysis.
     BGL developed a discounted cash flow analysis utilizing financial projections based on AirNet’s revenue budget for the fiscal year ending December 31, 2008, as well as financial projections provided by AirNet’s management for 2009 to 2012. Due to the uncertainty of its future cash flows, AirNet provided a range of financial projections based on various assumptions. A discounted cash flow is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. In preparing the analysis, BGL considered, among other things, the following:
•	AirNet’s assumed cost of debt for the purposes of this analysis considering its assets, projected cash flow and business risk profile.

•	AirNet’s assumed cost of equity for the purposes of this analysis considering its assets, projected cash flow and business risk profile.

•	The proportion of debt and equity utilized to capitalize the business.

•	The terminal growth rate applicable to the business.

•	The high level of uncertainty of the projected cash flows as a result of the unknown rate of decline of AirNet’s bank business and AirNet’s ability to reduce fixed costs in proportion to the decline.
     In preparing the discounted cash flow analysis, BGL reviewed the per share value sensitivity to weighted average cost of capital (WACC) and terminal growth rate with WACC ranging from 15% to 30% and pre-tax cost of debt ranging from 7% to 11%. Based on its assumptions, BGL calculated a range of implied equity value and the merger consideration of $2.81 per common share was within this range.
     Leveraged buyout analysis.
     BGL considered the merger consideration in the context of a leveraged buyout analysis utilizing financial projections based on AirNet’s revenue budget for the fiscal year ending December 31, 2008, as well as financial projections provided by AirNet’s management for 2009 to 2012. With respect to the leveraged buyout analysis, BGL considered the following:
•	The level of and pricing of debt capital available in the market for AirNet considering its assets, projected cash flow and business risk profile.

•	The internal rate of return reasonably expected by investors considering the level of debt capital available to AirNet and AirNet’s projected cash flow, expected future valuation and business risk profile.

•	Management incentive options programs likely to be required by AirNet’s management team considering AirNet’s level of debt, projected cash flow and expected future valuation.

•	The high level of uncertainty of AirNet’s projected cash flows as a result of the unknown rate of decline of its bank business and its ability to reduce fixed costs in proportion to the decline.

•	The high level of uncertainty in expanding AirNet’s business in the dedicated charter flying market.
     BGL performed the leverage buyout analysis after analyzing and evaluating potential sources and uses of funds, value expansion assumptions, equity return assumptions and internal rate of return sensitivity to per share price and exit multiples using a per share price range above and below the merger consideration. The internal rates of return calculated ranged from 27.7% to 38.6%, which BGL determined are reasonable for a transaction of this nature.
     Qualitative Discussion.
     In addition to the quantitative methodologies, BGL considered a number of qualitative factors in the rendering of its fairness opinion, including, but not limited to, the following:
•	AirNet’s declining revenue as the market for physically transporting paper bank checks contracts.

•	The high level of uncertainty of AirNet’s projected cash flows as a result of the unknown rate of decline of its bank business and its ability to reduce fixed costs in proportion to the decline.

•	Investments required to support AirNet’s business transition.

•	The results of the marketing and business unit sale processes and other negotiations that spanned from April 2005 to the present.

•	The corporate finance and strategic alternatives available to AirNet outside the proposed merger.
     While the foregoing summary describes certain analyses and factors that BGL deemed material in rendering its opinion, it is not a comprehensive description of all analyses and factors considered by BGL. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BGL. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the conclusions reached by BGL were based on all analyses and factors taken as a whole and also on application of BGL’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. The analyses performed by BGL are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased.
AirNet’s Relationship with BGL
     The terms of the proposed merger and the merger consideration were determined through arms-length negotiations between the parties and were unanimously approved by the members of AirNet’s board of directors. BGL’s opinion does not address any other aspects of the proposed merger and does not constitute a recommendation to any shareholder as to how to vote or to take any action with respect to the merger agreement and the merger. BGL’s opinion was one of the many factors taken into consideration by AirNet’s board of directors in making its unanimous decision to adopt the merger agreement and approve the merger. BGL’s analysis summarized above should not be viewed as determinative of the opinion of the board of directors with respect to AirNet’s value or whether the board of directors would have been willing to agree to a different price.
     The board of directors retained BGL based on BGL’s experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. BGL is a nationally recognized investment banking firm. BGL, as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, private placements, financial restructurings and other financial services. In the ordinary course of its business, BGL may have investment banking, financial advisory and other relationships with parties other than AirNet, pursuant to which BGL may acquire information of potential interest to AirNet. BGL has no obligation to disclose any such information to AirNet or to use any such information in the preparation of its opinion.

     BGL acted as financial advisor to AirNet from January 5, 2005 to September 30, 2006. In its role as financial advisor to AirNet, BGL was compensated for completing a strategic alternatives analysis for the Special Committee of the board of directors and advising AirNet and the Strategy Committee of the board of directors with respect to a marketing process for the potential sale of all or certain of AirNet’s businesses, which resulted in a sale of the Jetride passenger charter business on September 26, 2006. Following the termination of the formal engagement with BGL in September 2006, BGL continued to assist AirNet’s management in unsolicited discussions with interested parties between September 2006 and April 2007.
     In January 2008, the AirNet board of directors retained BGL to act as its financial advisor in connection with the sale of all or a substantial portion of AirNet’s assets or capital stock or any merger, business combination or similar transaction with certain identified parties, including Bayside Capital and any of its affiliates. Accordingly, because AirNet Holdings and AirNet Acquisition are affiliates of Bayside Capital, BGL will be paid a success fee upon the closing of the merger. The fee paid to BGL for delivering its fairness opinion will be deducted from any success fee due to BGL upon the closing of the merger. MergeGlobal also has acted as financial advisor to AirNet in connection with the proposed merger and will share the success fee in excess of the fee paid to BGL for delivering its fairness opinion upon the closing of the merger. The success fee is to be $750,000, plus 3% of aggregate consideration in excess of $25 million but less than or equal to $30 million, plus 5% of aggregate consideration in excess of $30 million.
     In the ordinary course of its business, BGL acts as a financial advisor to buyers and sellers and markets transactions to various parties. During the last two years, (i) BGL was retained to serve as financial advisor to a company controlled by an affiliate of Bayside Capital for which BGL received a fee, (ii) BGL sold a business to an affiliate of Bayside Capital, for which BGL received a transaction fee from the seller of the business and (iii) certain professionals at BGL invested in a company that is majority-owned by an affiliate of Bayside Capital.
     In consideration for its services in rendering the fairness opinion, BGL has been paid a fee of $325,000 based on the delivery of its fairness opinion, which fee was contingent upon the execution of a definitive merger agreement but is not contingent upon the closing of the merger. BGL has written procedures for preparing a fairness opinion. BGL’s fairness opinion and related materials presented to the board were approved by a fairness opinion committee at BGL. BGL has determined that its process to determine the valuation analyses used is appropriate.
     The BGL opinion is addressed to the board of directors of AirNet and addresses only the fairness, from a financial point of view, of the proposed merger to AirNet’s shareholders, and it may not be used or relied upon for any other purpose; provided that BGL has consented to references to its opinion in proxy solicitation materials sent to AirNet’s shareholders and other constituencies and to the reproduction of the BGL opinion in full in any proxy statement or information statement or other filing relating to the merger which AirNet must make with the SEC. The BGL opinion is not intended to be, nor does it constitute, a recommendation to AirNet’s board of directors or any of AirNet’s shareholders as to how to vote with respect to the proposed merger or the merger agreement.

Interests of Certain Persons in the Merger
     In considering the recommendation of the board of directors, shareholders should be aware that Bruce D. Parker, AirNet’s chairman of the board, president and chief executive officer, will receive payments and other benefits in connection with the merger which result in his having interests in the merger that may be different from, or in addition to, the interests of the shareholders. The board of directors was aware of these interests, as it considered the merger agreement. In addition, the non-employee directors of AirNet will receive a minimal amount of additional consideration with respect to their “in-the-money” options that will be accelerated and cashed out in connection with the merger.
     Interests of Bruce D. Parker. Bruce D. Parker is AirNet’s chairman of the board, president and chief executive officer and has served in such roles since December 2006. In connection with his appointment to serve as AirNet’s president and chief executive officer, Mr. Parker and AirNet entered into an employment agreement dated as of December 28, 2006. Mr. Parker’s employment agreement provides that, upon a change of control of AirNet, which the merger will constitute, Mr. Parker will be entitled to receive:
•	any accrued but unpaid base salary;

•	any accrued bonus, which is calculated based upon, if possible, measurement of the attainment of goals through the date of the merger, or if such measurement is not possible, based upon Mr. Parker’s target bonus through the date of the merger;

•	the value of any vacation that is accrued but unused;

•	any accrued rights and benefits provided under AirNet’s plans and programs;

•	full vesting of all outstanding option awards; and

•	a single lump sum payment, payable within 30 days after the merger, equal to $360,000, which represents Mr. Parker’s annual base salary.
     Mr. Parker does not own any common shares of AirNet, and none of Mr. Parker’s outstanding options are “in-the-money” even upon acceleration. Based on the terms of Mr. Parker’s employment agreement, AirNet has calculated the amount which Mr. Parker will be entitled to receive upon the closing of the merger at approximately $540,000.
     Cash-Out of Outstanding Options. AirNet has previously granted options to its employees, including its executive officers, and non-employee directors. Under the merger agreement, at the effective time of the merger, each outstanding “in-the-money” option to purchase common shares of AirNet (whether or not then vested or exercisable) will be canceled, and the holder of such option will be entitled to receive a cash payment equal to the excess, if any, of $2.81 over the exercise price per common share subject to the option, multiplied by the number of common shares subject to the unexercised portion of the option. Each payment will be made without interest and net of applicable withholding taxes. None of the executive officers of AirNet holds any options that are “in-the-money.” The non-employee directors of AirNet will receive an aggregate of approximately $22,880 in connection with the cancellation of their outstanding options upon closing of the merger (prior to reduction for any amounts required to be withheld for taxes). See the discussion under the caption “Proposal 1 — The Merger Agreement—Treatment of AirNet Options.”
     Indemnification. AirNet Holdings has agreed that the surviving corporation’s obligation to indemnify the current and former directors and officers of AirNet for acts or omissions occurring prior to the effective time of the merger will continue in full force and effect through the expiration of all applicable statutes of limitation with respect to any claims against the current or former directors and officers of AirNet for any such acts or omissions. The merger agreement further requires that for a period of three years after the effective time of the merger, the surviving corporation will maintain in effect AirNet’s current directors’ and officers’ liability insurance policies, or purchase substantially equivalent policies, with respect to matters arising on or before the effective time of the merger so long as the annual premiums do not exceed 200% of the last annual premium paid by AirNet prior to execution of the merger agreement, in which case the surviving corporation would be required to purchase as much insurance as reasonably practicable for an amount equal to 200% of the last annual premium paid by AirNet prior to the execution of the merger agreement.
Certain Material U.S. Federal Income Tax Consequences
     The following is a summary of certain material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of AirNet common shares. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Department regulations thereunder, U.S. Internal Revenue Service rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date of this proxy statement. Any change to the foregoing sources could be retroactive and, accordingly, the following statements and conclusions could be modified or altered. AirNet has not requested a ruling from the U.S. Internal Revenue Service with respect to the matters discussed in this summary, and there is no assurance that the U.S. Internal Revenue Service will agree with the conclusions set forth in this summary. In addition, AirNet has not requested or received a tax opinion with respect to the U.S. federal income tax consequences of the merger.
     For purposes of this discussion, the term “U.S. holder” means a beneficial owner of AirNet common shares that, for U.S. federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof or the District of Columbia; (iii) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) for which a valid election is in effect under applicable U.S. Treasury Department regulations to be treated as a U.S. Person; or (iv) an estate the income of which is subject to U.S. federal income tax regardless of its source.

     Holders of AirNet common shares who are not U.S. holders may have different tax consequences from those described below and are urged to consult their own tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws.
     If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds AirNet common shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of AirNet common shares that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the receipt of cash in exchange for AirNet common shares pursuant to the merger.
     This discussion assumes that a U.S. holder holds AirNet common shares as capital assets. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of the U.S. holder’s particular circumstances, or those U.S. holders subject to special treatment under the Code (including, without limitation, insurance companies, dealers or brokers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, financial institutions, mutual funds, U.S. expatriates and shareholders subject to the alternative minimum tax), U.S. holders who hold AirNet common shares as part of a hedging, straddle, conversion or other integrated transaction for U.S. federal income tax purposes, U.S. holders who acquired their AirNet common shares through the exercise of employee stock options or other compensation arrangements or U.S. holders who exercise statutory dissenters’ rights. In addition, this discussion does not address any aspect of foreign, state, local, estate or gift taxation that may be applicable to a U.S. holder. U.S. holders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for AirNet common shares pursuant to the merger.
     The receipt of cash in exchange for AirNet common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, for U.S. federal income tax purposes, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate adjusted tax basis in the AirNet common shares converted to cash in the merger. Gain or loss will be calculated separately for each block of AirNet common shares (i.e., common shares acquired at the same cost in a single transaction) converted to cash in the merger. If, at the effective time of the merger, the U.S. holder’s AirNet common shares were held for more than one year, the gain or loss will be long-term capital gain or loss, and any such long-term capital gain generally will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. If, however, at the effective time of the merger, the U.S. holder’s AirNet common shares were held for one year or less, the gain or loss will be short-term capital gain or loss. The deductibility of capital losses by U.S. holders is subject to limitations under the Code.
     In general, dissenting U.S. holders who exercise their right to appraisal also will recognize gain or loss. Any U.S. holder considering exercising statutory dissenters’ rights should consult with such U.S. holder’s own tax advisor regarding the tax consequences thereof.

     Under the U.S. federal income tax backup withholding rules, unless an exemption applies, the payment agent (i.e., the depositary) generally is required to and will withhold and remit to the U.S. Treasury Department 28% of all payments to which an AirNet shareholder or other payee is entitled pursuant to the merger, unless the AirNet shareholder or other payee (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with the applicable requirements of the backup withholding rules or (ii) (a) provides such shareholder’s correct taxpayer identification number (i.e., the shareholder’s social security number, in the case of an individual shareholder, or the shareholder’s employer identification number, in the case of other shareholders), (b) certifies, under penalties of perjury that the number is correct (or properly certifies that the shareholder is awaiting a taxpayer identification number), (c) certifies that such shareholder is exempt from backup withholding and (d) otherwise complies with the applicable requirements of the backup withholding rules. Each AirNet shareholder and, if applicable, each other payee should complete, sign and return to the payment agent the Substitute Form W-9 included as part of the letters of transmittal sent to shareholders pursuant to the merger in order to provide the information and certifications necessary to avoid backup withholding, unless an applicable exemption exists and is provide in a manner satisfactory to the payment agent. AirNet shareholders who are neither U.S. citizens nor U.S. resident aliens should complete, sign and submit a Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above will be refunded or credited against an AirNet shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service in a timely manner.
     The discussion above of certain material U.S. federal income tax consequences is included for general information purposes only. AirNet shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for AirNet common shares pursuant to the merger.
     IRS CIRCULAR 230 DISCLOSURE: IN ORDER TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE U.S. INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY FEDERAL TAX ADVICE CONTAINED IN THIS PROXY STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE U.S. INTERNAL REVENUE CODE. IN ADDITION, ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED IN THIS PROXY STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Accounting Treatment
     The merger will be accounted for by AirNet Holdings as a “purchase” for financial accounting purposes in accordance with generally accepted accounting principles.

Existing Relationships with Bayside Capital, AirNet Holdings or AirNet Acquisition
     AirNet has never conducted business with, nor has it had any business relationship with, Bayside Capital, AirNet Holdings or AirNet Acquisition prior to the transactions described in the merger agreement. As of the date of this proxy statement, except for the 1,934,971 common shares acquired by AirNet Holdings in connection with the execution of the merger agreement, neither Bayside Capital nor any of its affiliates owns any common shares of AirNet.
Rights of Dissenting Shareholders
     The following summary is a description of the steps you must take if you desire to perfect dissenters’ rights with respect to the merger. The summary is not intended to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Appendix C to this proxy statement. We recommend that you consult with your own counsel if you have questions with respect to your rights under Section 1701.85.
     “Dissenters’ rights” represent your right to dissent from the merger and to have the “fair cash value” of your common shares determined by a court and paid in cash. The “fair cash value” of a common share is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. The “fair cash value” is determined as of the day prior to the day on which the vote of the shareholders to adopt the merger agreement and approve the merger is taken. When determining “fair cash value,” any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the “fair cash value” of a common share exceed the amount specified in the demand of the particular shareholder discussed below.
     To perfect your dissenters’ rights, you must satisfy each of the following conditions:
•	you must be the record holder of the dissenting shares on __________ ___, 2008. If you have a beneficial interest in common shares held of record in the name of any other person for which you desire to perfect dissenters’ rights, you must cause the shareholder of record to timely and properly act to perfect such rights;

•	you must not vote in favor of adoption of the merger agreement and approval of the merger. You waive your dissenters’ rights if (i) you vote “FOR” adoption of the merger agreement and approval of the merger or (ii) you submit a validly signed and dated proxy card which does not indicate how you want your common shares voted, in which case your common shares will be voted “FOR” adoption of the merger agreement and approval of the merger;

•	on or before the tenth day following the shareholders’ vote adopting the merger agreement and approving the merger (i.e., on or before __________ ___, 2008, assuming that AirNet’s shareholders adopt the merger agreement and approve the merger on the date the special meeting convenes), you must serve a written demand on AirNet for the “fair cash value” of the dissenting shares. The written demand must specify your name and address, the number of common shares as to which relief is sought and the amount that you claim as the “fair cash value” of the common shares for which you are exercising dissenters’ rights. Neither voting (in person or by properly executed proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement and approve the merger will constitute a written demand on AirNet for the “fair cash value” of your dissenting shares. The written demand must be in addition to and separate from any proxy or vote;
•	if requested by AirNet, you must submit to AirNet your certificates for the dissenting shares within 15 days after receipt of AirNet’s request. AirNet will then endorse the certificates with a legend that demand for “fair cash value” has been made; and

•	if you and AirNet cannot agree on the “fair cash value” of your dissenting shares, either you or AirNet must, within three months after service of your written demand, file or join in a petition in the Court of Common Pleas of Franklin County, Ohio, for a determination of the “fair cash value” of the dissenting shares.
     If you dissent from the merger, your right to be paid the “fair cash value” of your common shares will terminate if:
•	for any reason, the merger is not completed;

•	you fail to serve a timely and appropriate written demand upon AirNet;

•	you do not, upon request of AirNet, make timely and appropriate surrender of the certificates evidencing your dissenting shares for endorsement of a legend that demand for the “fair cash value” of such common shares has been made;

•	you withdraw your demand with the consent of the directors of AirNet;

•	you and AirNet have not agreed upon the “fair cash value” of your dissenting shares and neither you nor AirNet has timely filed or joined in an appropriate petition in the Court of Common Pleas of Franklin County, Ohio for a determination of such “fair cash value”; or

•	you otherwise fail to comply with the requirements of Section 1701.85 of the Ohio Revised Code.

PROPOSAL 1 — THE MERGER AGREEMENT
     The following summary describes the material provisions of the merger agreement, and is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. The provisions of the merger agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is incorporated by reference in this proxy statement. We encourage you to read the merger agreement carefully and in its entirety for a more complete understanding of the terms of the merger.
     Additional information about AirNet, AirNet Holdings or AirNet Acquisition may be found elsewhere in this proxy statement and in the other public filings that AirNet makes with the SEC. See the discussion under the caption “Where You Can Find More Information”.
     The merger agreement contains representations and warranties that the parties made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are subject, in some cases, to specified exceptions, qualifications, limitations and supplemental information, including knowledge qualifiers and contractual standards of materiality, such as materiality qualifiers and the occurrence of a material adverse effect, that are different from those generally applicable under federal securities law, as well as detailed information set forth in a disclosure schedule provided by AirNet in connection with signing the merger agreement. While AirNet does not believe that the disclosure schedule contains non-public information that the securities laws require to be publicly disclosed, the disclosure schedule does contain detailed information that modifies, qualifies and creates exceptions to AirNet’s representations and warranties set forth in the merger agreement. In addition, some representations and warranties may have been included in the merger agreement for the purpose of allocating risk between AirNet and AirNet Holdings rather than to establish matters as facts. The merger agreement is described in this proxy statement, and is included as Appendix A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding AirNet or its business. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were only made as of the date of the merger agreement or a prior, specified date, (ii) in some cases they are subject to knowledge, materiality and material adverse effect qualifiers, and (iii) they are modified in important part by detailed information included in the disclosure schedule. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in AirNet’s public disclosures.
Structure of the Merger
     Under the merger agreement, AirNet Acquisition will merge with and into AirNet, with AirNet continuing as the surviving corporation. As a result, AirNet will become a direct subsidiary of AirNet Holdings. The officers and directors of AirNet Acquisition immediately prior to the merger will be the officers and directors of AirNet as the surviving corporation after the effective time of the merger. The effective time of the merger is sometimes referred to in this proxy statement as the “effective time.”
     The code of regulations of AirNet Acquisition in effect immediately prior to the effective time will be the code of regulations of the surviving corporation until thereafter amended as provided therein or by applicable law. The articles of incorporation of the surviving corporation will be amended and restated at the effective time in their entirety to read as the articles of AirNet Acquisition immediately prior to the effective time, except that the name of the surviving corporation will remain “AirNet Systems, Inc.”
Closing of the Merger
     Unless the parties otherwise agree, the closing of the merger will take place no later than the fifth business day after the satisfaction or waiver (to the extent permitted by law) of the conditions to closing set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions at such time). The parties will file a certificate of merger with the Secretary of State of the State of Ohio on the closing date of the merger. The merger will become effective when the certificate of merger is filed or at such later time as AirNet and AirNet Acquisition may agree upon and specify in the certificate of merger. Subject to the receipt of all necessary regulatory approvals and assuming no unexpected delays, we currently anticipate the closing will occur shortly after the special meeting.
Merger Consideration and Conversion of AirNet Common Shares
     At the effective time of the merger, each common share of AirNet issued and outstanding immediately prior to the effective time (other than common shares owned directly or indirectly by AirNet or AirNet Holdings or any of their respective subsidiaries or common shares with respect to which dissenters’ rights are perfected) will be converted into the right to receive $2.81 in cash, without interest. All common shares held by AirNet, AirNet Holdings and their respective subsidiaries will be cancelled without any payment. Applicable taxes will be withheld from any such payment.
     Common shares held by dissenting shareholders who have complied with all applicable requirements of Ohio law will not be converted into the right to receive $2.81 per share, unless the dissenting shareholder fails to perfect, withdraws or otherwise loses such shareholder’s right to appraisal. More information on the treatment of common shares held by dissenting shareholders is set forth under caption “The Merger—Rights of Dissenting Shareholders” in this proxy statement.
Treatment of AirNet Options
     At the effective time of the merger, each outstanding option to purchase AirNet common shares, whether or not vested or exercisable, will be cancelled and converted into the right to receive, without interest, a cash payment in an amount equal to the excess, if any, of $2.81 over the exercise price per common share subject to the option, multiplied by the number of common shares subject to the unexercised portion of the option. Applicable taxes will be withheld from any such payment. Options with exercise prices in excess of $2.81 per share will be cancelled without payment therefor.

Purchase of Common Shares by AirNet Holdings
     As contemplated by the terms of the merger agreement and concurrently with its execution and delivery, AirNet Holdings purchased from AirNet 1,934,137 common shares at the price of $2.81 per share in cash, pursuant to a subscription agreement, dated March 31, 2008. The common shares purchased by AirNet Holdings will be “excluded shares” under the merger agreement and will not be converted into the right to receive the $2.81 per share. Concurrently with the purchase of the 1,934,137 common shares by AirNet Holdings, AirNet and AirNet Holdings entered into a registration rights agreement, dated as of March 31, 2008, providing one demand registration right and unlimited piggyback registration rights in favor of AirNet Holdings in respect of the 1,934,137 common shares purchased from AirNet. There is no put right related to such common shares if the merger is not consummated.
Exchange of Share Certificates
     Prior to the closing of the merger, AirNet Holdings will engage a depositary to handle the exchange of AirNet share certificates for cash. Immediately prior to the effective time, AirNet Acquisition will deposit with the depositary cash in an amount sufficient for the depositary to pay the merger consideration to holders of AirNet’s common shares. Promptly following the effective time, the depositary will send a letter of transmittal and instructions to each former AirNet shareholder explaining the procedure for surrendering AirNet share certificates in exchange for the applicable cash payment.
     Shareholders should not return their AirNet share certificates with the accompanying proxy card and they should not forward their share certificates to the depositary without a duly completed and validly executed letter of transmittal.
     After the effective time, each certificate that previously represented AirNet common shares will only represent the right to receive a cash payment in the amount that the holder is entitled to receive pursuant to the merger agreement, without interest, and less any required withholdings under tax or other applicable laws. After the close of business on the closing date, there will be no further registration of transfers of AirNet’s common shares.
     Consideration will be paid to a holder of AirNet common shares only when the holder’s common shares are surrendered to the depositary, together with a duly completed and validly executed letter of transmittal and any other documents as the depositary may reasonably require, and upon such a surrender and payment, the certificate shall be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any certificate. The consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer and is accompanied by reasonable evidence that any applicable stock transfer taxes have been paid, are not applicable or will be paid by such transferee. Shareholders no longer in possession of their share certificates because they have been lost, stolen or destroyed may, in exchange for the merger consideration, deliver an affidavit and, if required, place a bond against potential claims with respect to the missing certificates in a reasonable amount as AirNet Holdings may direct. Additional information about the procedures to be followed by shareholders with lost, stolen or destroyed share certificates will be provided in the letter of transmittal.

     None of AirNet Holdings, AirNet, AirNet Acquisition, the surviving corporation or the depositary will be liable to any person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. All funds held by the depositary for payment to the holders of common shares that are not disbursed six months after the effective time of the merger will be delivered to the surviving corporation. Thereafter, each holder of a certificate formerly representing AirNet common shares entitled to the merger consideration who has not received the merger consideration must look only to the surviving corporation for payment of the merger consideration that may be payable upon due surrender of the certificates held by them, without interest. Any merger consideration remaining unclaimed five years after the effective time of the merger will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
     The merger agreement contains representations and warranties made by AirNet relating to, among other things, the following:
•	due organization; valid existence and good standing; power and authority to own its assets and carry on its business; qualification in other jurisdictions; organizational documents; and subsidiaries;

•	capitalization of AirNet and its subsidiaries; outstanding equity-based awards and agreements; rights, warrants and options to acquire AirNet common shares; obligations to repurchase or redeem, or vote or dispose of, AirNet’s capital stock; obligations to invest in other entities; issued indebtedness; shareholder agreements and voting trusts; and title to stock of AirNet’s subsidiaries;

•	corporate power and authority to enter into and consummate the transactions contemplated by the merger agreement; valid execution and delivery and enforceability of the merger agreement; approval and recommendation to the shareholders of the merger agreement by AirNet’s board of directors; required governmental filings or consents; and absence of conflicts of the merger agreement and the transactions contemplated thereby with organizational documents, material contracts and obligations, or applicable law;

•	AirNet’s filings with the SEC and financial statements;

•	AirNet’s disclosure controls and procedures and internal control over financial reporting;

•	absence of undisclosed material liabilities;

•	compliance with applicable laws, and possession of necessary licenses, permits, consents and appraisals to carry on the respective businesses of AirNet and its subsidiaries as they are now being conducted;

•	environmental laws and regulations;

•	employee benefit plan matters, post-employment compensation and deferred compensation matters;

•	absence of material adverse changes or events and conduct of the business of AirNet and its subsidiaries since December 31, 2007;

•	absence of material litigation or investigations;

•	accuracy of information contained in this proxy statement and compliance with SEC regulations;

•	tax matters, including payment of taxes and filing of returns;

•	employee and labor matters;

•	intellectual property;

•	title to property and assets and leases and subleases for real property;

•	receipt of the fairness opinion of BGL;

•	vote of AirNet’s shareholders required to adopt the merger agreement and approve the merger;

•	inapplicability to the merger of anti-takeover laws;

•	material contracts;

•	finders’ fees due in connection with the merger;

•	insurance policies;

•	related party transactions; and

•	customers and suppliers.
     The representations and warranties of AirNet Holdings and AirNet Acquisition are more limited and relate to, among other things, the following:
•	due organization; valid existence; good standing of AirNet Holdings and AirNet Acquisition; power and authority to own their respective assets and carry on their respective businesses as presently conducted; and qualification in other jurisdictions;

•	corporate authority to enter into and perform the merger agreement; valid execution and delivery of the merger agreement; enforceability of the merger agreement and approval of the merger agreement by AirNet Acquisition’s board of directors and shareholders; required governmental filings or consents; and absence of conflicts of the merger agreement and the transactions contemplated thereby with organizational documents, material contracts or applicable law;

•	absence of material litigation or investigations;

•	accuracy of information supplied by AirNet Holdings and AirNet Acquisition for inclusion in this proxy statement;

•	availability of funds to make all required payments in connection with the merger;

•	capitalization of AirNet Acquisition;

•	ownership of AirNet common shares by AirNet Holdings and AirNet Acquisition and absence of status as an “interested shareholder” under Ohio law; and

•	finders’ fees due in connection with the merger.
     Certain of the representations and warranties of AirNet and of AirNet Holdings and AirNet Acquisition are qualified as to materiality or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to AirNet, any fact, circumstance, event, change, effect, development or occurrence that, either alone or together, (i) materially hinders, impairs or delays AirNet’s ability to perform its obligations under the merger agreement or consummate the merger and the other transactions contemplated by the merger agreement, (ii) materially hinders, impairs or delays the ability of AirNet and its subsidiaries to conduct their businesses after the closing in substantially the same manner as before the closing, or (iii) is materially adverse to the business, financial condition or results of operations of AirNet and its subsidiaries taken as a whole. In determining whether a material adverse effect on AirNet has occurred pursuant to clause (iii) above, there are specified exceptions, including (i) changes in the U.S. economy (that do not disproportionately affect AirNet and its subsidiaries taken as a whole) or changes affecting the financial or securities markets generally, (ii) changes directly resulting from acts of war or terrorism (that do not disproportionately affect AirNet and its subsidiaries taken as a whole), (iii) changes directly resulting from the announcement of the merger, (iv) changes in generally accepted accounting principles, (v) change, in and of itself, in the market price or trading volume of AirNet’s common shares and (vi) changes directly resulting from the continued anticipated decline in AirNet’s revenues from its bank customers.
     With respect to AirNet Holdings and AirNet Acquisition, “material adverse effect” means a fact, event or occurrence that materially hinders, impairs or delays the ability of AirNet Holdings and AirNet Acquisition to consummate the merger and the other transactions contemplated by the merger agreement.
     The representations and warranties in the merger agreement do not survive the closing of the merger.

Covenants Relating to Conduct of Business
     AirNet has agreed to covenants in the merger agreement that affect the conduct of its business between the date of the merger agreement and the effective time of the merger. Prior to the effective time, subject to specified exceptions, AirNet and each of its subsidiaries are required to conduct business in the ordinary course and consistent with past practice, use commercially reasonable efforts to maintain intact their business organization, preserve relationships with governmental entities, customers, suppliers, creditors, lessors, employees and others having business dealings with them, and keep available the services of their present employees and agents. In addition, absent the written consent of AirNet Acquisition and subject to specified exceptions, AirNet will not, and will not permit any of its subsidiaries to (or agree to):
•	declare or pay any dividend, except for cash dividends to AirNet from wholly-owned subsidiaries;

•	adjust, split, combine, or reclassify any of its capital stock or authorize the issuance of any other securities in respect of its capital stock;

•	increase in any manner the compensation, severance, retirement or other benefits of any employees, directors, consultants, independent contractors or service providers, except for increases in the ordinary course of business consistent with past practice to employees making less than $100,000 annually; pay any bonus or pension, severance, termination or retirement benefits to any employees, directors, consultants, independent contractors or service providers (above and beyond AirNet’s standard benefits on the date of the merger agreement and “stay” bonuses as may be agreed to by AirNet Acquisition); enter into, amend (other than immaterial amendments) or adopt any compensation or benefit plan, program policy or arrangement, including pension, severance and termination benefits (other than “stay” bonuses as may be agreed to by AirNet Acquisition); accelerate the vesting of equity-based awards; fund a trust or similar arrangement to secure payment under any benefit plan; change the actuarial or other assumptions used to calculate funding obligations of benefit plans or change the way contributions are made; amend or terminate any benefit plan or outstanding awards under such a plan; or make or forgive any loan to a director, officer or employee;

•	implement or adopt any material change in tax or financial accounting principles, policies or procedures or its methods of reporting income, deductions or other material items, except for specified exceptions or as required by generally accepted accounting principles, SEC or U.S. Internal Revenue Service rules or applicable law;

•	enter into any closing agreement with respect to material taxes; settle any material tax liability, claim or assessment; make, revoke or change a material tax election; file or surrender a claim for a material refund; extend the statute of limitations for the collection of taxes; file any material amended tax return; or obtain a material tax ruling;

•	adopt or propose any amendment or waiver of any provision of its articles of incorporation, code of regulations or other organizational documents;

•	grant, issue, deliver, sell, transfer, dispose of, pledge or encumber shares of its capital stock or other ownership interests or any securities convertible or exchangeable for any such shares or interests, except for issuances upon the exercise of options, or take any action to cause unexercisable options to become exercisable;

•	purchase, redeem or acquire shares of capital stock or ownership interests or securities convertible or exchangeable for any such shares or interests;

•	incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money; issue or sell any debt securities or rights or options to acquire debt securities; guarantee the debt securities of another person; or enter into any keep well agreement;

•	sell, lease, license, transfer, exchange, swap, mortgage or otherwise encumber any properties or assets, other than sales of inventory and used equipment in the ordinary course of business consistent with past practice having an aggregate value of less than $500,000;

•	amend, modify, terminate or enter into any material contract or fail to enforce any rights under a material contract, other than in the ordinary course of business consistent with past practice;

•	effect a “plant closing” (as defined in the WARN Act or any similar state, local or foreign law) or other mass layoff;

•	make or authorize any capital expenditures not contemplated by AirNet’s capital expenditure budget and having a value in excess of $100,000 in the aggregate;

•	enter into any capital or operating leases or acquire any properties or assets from any person with a value or purchase price in the aggregate in excess of $100,000, other than permitted capital expenditures and purchases of raw materials, inventory or supplies in the ordinary course of business consistent with past practice;

•	make any acquisition of or investment in any other person or business, other than acquisitions or investments less than $50,000 in the aggregate and in the ordinary course of business consistent with past practice;

•	waive, release, assign, settle or compromise any litigation, claim or other proceeding (other than accounts receivable in the ordinary course of business) or pay, discharge or satisfy any claims, liabilities or obligations in excess of $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

•	take or omit to take any action that is intended or would reasonably be expected to result in the conditions to the merger not being satisfied or being materially delayed in violation of the merger agreement;

•	adopt or propose a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AirNet or any subsidiary, or otherwise enter into any agreements imposing material changes or restrictions on its assets, operations or business; or

•	agree to take, commit to take or adopt board resolutions in support of any of the foregoing.
No Solicitation by AirNet
     Under the terms of the merger agreement, AirNet has agreed that it will cease and terminate all existing discussions and negotiations with any persons with respect to an acquisition of AirNet, and will inform all such persons of its obligations related to the non-solicitation of acquisition proposals under the merger agreement. Further, subject to certain exceptions described below, AirNet has agreed that it will not, and will not permit its subsidiaries to and will cause its representatives not to, directly or indirectly:
•	initiate, solicit or encourage any inquiries or the making, submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an alternative acquisition (as described below);

•	facilitate or take any action designed to, or which could reasonably be expected to, facilitate any effort or attempt to make, submit or announce an inquiry, offer or proposal relating to any possible alternative acquisition; or

•	engage in, continue or otherwise participate in any discussions, negotiations or communications with, or provide any information to, or otherwise cooperate with, any person relating to a possible alternative acquisition.
     Under the merger agreement, an “alternative acquisition” means any inquiry, proposal or offer from any person relating to any:
•	direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of a business or assets that constitute 25% or more of the net revenues or assets of AirNet and its subsidiaries on a consolidated basis;

•	direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of 25% or more of any class of the equity securities of AirNet or its subsidiaries;

•	tender or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of the equity securities of AirNet or any of its subsidiaries; or

•	merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture, partnership, share exchange or similar transaction involving AirNet or any of its subsidiaries, other than the transactions contemplated by the merger agreement and the liquidation of certain specified subsidiaries.
     AirNet has agreed to notify AirNet Acquisition within one business day of receipt of any proposal, offer or inquiry received by AirNet, any of its subsidiaries or any of their respective representatives or any information requested from AirNet or any discussions or negotiations that are sought to be initiated or continued with AirNet, any of its subsidiaries or any of their respective representatives regarding a potential alternative acquisition. AirNet must provide oral and written notice to AirNet Acquisition of such proposal setting forth the material terms and conditions of such proposal and the identity of the person making the proposal. Additionally, AirNet is required to keep AirNet Acquisition fully informed of the status of the proposal and any subsequent changes to the terms and conditions of the proposal.
     If, prior to approval of the merger by AirNet’s shareholders, AirNet receives from any person a written and unsolicited proposal for an alternative acquisition and AirNet’s board of directors determines in good faith and in consultation with outside legal counsel and an independent financial advisor experienced in such matters that (i) the person is reasonably capable of making a superior proposal (as described below) and that the proposal is, or could reasonably be expected to result in, a superior proposal and (ii) consistent with the exercise of the directors’ fiduciary duties, it would be in AirNet’s best interests to furnish information or participate in discussions regarding such proposal, then AirNet may for a 20 day period:
•	furnish information about AirNet and its subsidiaries to the person making the proposal, subject to a confidentiality agreement containing terms and conditions no less favorable to AirNet than those contained in AirNet’s confidentiality agreement with AirNet Holdings, and any information provided to the third party must, to the extent not previously provided, be provided to AirNet Holdings no later than the time it is provided to the third party; and

•	participate in discussions or negotiations with the person making the acquisition proposal.
     AirNet must, within one business day, notify AirNet Acquisition of the receipt of a superior proposal or potential superior proposal, which must include the name of the person making the proposal and its material terms and conditions, and of any subsequent changes to such terms and conditions.
     A “superior proposal” is an unsolicited, written, bona-fide proposal for an alternative acquisition (with the applicable percentages changed from 25% to 75%) that provides for consideration to be received by all, but not less than all, of the holders of the issued and outstanding common shares, which AirNet’s board of directors determines in good faith, after consultation with outside legal counsel and an independent financial advisor experienced in such matters, is reasonably likely to be consummated promptly and would, if consummated, result in a transaction that would be more favorable from a financial point of view to AirNet’s shareholders than the merger (after taking into account any revisions to the terms and conditions of the merger agreement proposed by AirNet Holdings and the time likely to be required to consummate the superior proposal).
Changes in AirNet’s Recommendation
     AirNet’s board of directors has agreed to recommend that AirNet’s shareholders adopt the merger agreement and to not (i) withhold, withdraw, qualify or modify such recommendation or publicly propose to do so, (ii) cause or permit AirNet to approve, endorse, adopt or recommend any alternative acquisition or publicly propose to do so, or (iii) cause or permit AirNet to enter into any letter of intent, memorandum of understanding, merger agreement or other agreement with respect to an alternative acquisition, other than a confidentiality agreement with respect to a superior proposal or potential superior proposal. AirNet’s board may, however, change its recommendation prior to approval of the merger by AirNet’s shareholders if AirNet receives a superior proposal and AirNet’s board of directors determines in good faith, after consultation with outside legal counsel and an independent financial advisor experienced in such matters, that consistent with the directors’ fiduciary duties under applicable law, it would be prudent and in the best interests of AirNet’s shareholders to withdraw or modify the recommendation that AirNet’s shareholders adopt the merger agreement and approve the merger and approve or recommend a superior proposal or enter into an agreement regarding a superior proposal (a “change of recommendation”). However, the board of directors may not make a change of recommendation unless (i) AirNet provides five business days’ prior written notice to AirNet Holdings of AirNet’s receipt of a superior proposal without violating its non-solicitation obligations under the merger agreement, including the identity of the party making such proposal and its terms and conditions, (ii) advises AirNet Acquisition that the AirNet board intends to make or publicly propose a change of recommendation related to such superior proposal, and (iii) advises AirNet Acquisition that AirNet intends to terminate the merger agreement and pay the applicable termination fee. After receipt of AirNet’s notice of intent to terminate the merger agreement due to a superior proposal, AirNet Acquisition and AirNet Holdings have five business days to propose amendments to the merger agreement to make the merger agreement more favorable to AirNet’s shareholders from a financial point of view than such superior proposal, and AirNet must negotiate with AirNet Holdings and AirNet Acquisition in good faith during such period.
Indemnification and Insurance
     AirNet Holdings and AirNet Acquisition have agreed that AirNet, as the surviving corporation in the merger, will honor all of the obligations of AirNet and its subsidiaries to indemnify the present and former officers and directors of AirNet and its subsidiaries with respect to acts or omissions occurring on or prior to the effective time to the extent such obligations to indemnify exist on the date of the merger agreement throughout the period of all applicable statutes of limitation.
     For a period of at least three years after the effective time, the surviving corporation will maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, or purchase substantially equivalent policies, with respect to matters arising on or before the effective time of the merger so long as the annual premiums do not exceed 200% of the last annual premium paid by AirNet prior to the execution of the merger agreement, in which case the surviving corporation would be required to purchase as much insurance as reasonably practicable for an amount equal to 200% of the last annual premium paid by AirNet prior to the execution of the merger agreement.
Reasonable Best Efforts
     The merger agreement provides that AirNet Holdings and AirNet will use reasonable best efforts (subject to applicable law) to take all actions and do all things advisable, proper or necessary under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable. Without limitation, this includes taking the appropriate actions to obtain the required governmental and other approvals, including giving notice to the Federal Aviation Administration. In addition, AirNet Holdings and AirNet are each required to cooperate with the other in obtaining, and to use reasonable best efforts to take all lawful steps as are necessary or appropriate to secure, regulatory approvals. More information on the required regulatory approvals and notices is available under the caption “Regulatory Matters.”
Other Covenants and Agreements
     The merger agreement contains other covenants and agreements, including covenants and agreements relating to cooperation between AirNet Holdings and AirNet in the preparation of this proxy statement, public announcements regarding the merger, holding the special meeting of AirNet shareholders to adopt the merger agreement and approve the merger, efforts to render anti-takeover laws inapplicable and notification of the occurrence of certain events, such as suits or proceedings related to the merger or notices from a governmental entity or any other person alleging that consent is required to complete the merger.
Conditions to the Closing of the Merger
     The obligations of AirNet Holdings, AirNet Acquisition and AirNet to complete the merger are subject to the satisfaction of the following conditions:
•	AirNet’s shareholders have adopted the merger agreement and approved the merger;

•	no law, judgment, injunction, order or writ enjoining, restraining or otherwise prohibiting the consummation of the merger has been enacted and continues to be in effect; and

•	any approvals required by the Federal Aviation Administration have been obtained.
     AirNet Holdings’ and AirNet Acquisition’s obligation to close is also conditioned on the satisfaction of the following conditions:
•	the representations and warranties of AirNet contained in Sections 3.2(a) (capitalization), 3.3(a) (corporate authority relative to the merger agreement), 3.16(a) (title to assets), 3.19 (takeover statutes) and 3.21 (finders and brokers) of the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and the closing date;
•	the other representations and warranties of AirNet in the merger agreement shall be true and correct (disregarding any limitations as to materiality, material adverse effect or other qualifiers) as of the date of the merger agreement and the closing date (except those representations and warranties that are made as of a particular date), except where the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, have a material adverse effect on AirNet;

•	AirNet has performed in all material respects all obligations, covenants and agreements required to be performed by AirNet under the merger agreement prior to the effective time;

•	AirNet has delivered to AirNet Acquisition a certificate of AirNet’s chief executive officer or other senior officer that the conditions in the three immediately preceding bullet points have been satisfied;

•	since the date of the merger agreement, no facts, circumstances, events, changes, or developments have occurred which, individually or in the aggregate, have had, or could reasonably be expected to have, a material adverse effect on AirNet;

•	the board of directors of AirNet has not made or resolved to make any change of recommendation, approved or recommended an alternative acquisition proposal or superior proposal or delivered to AirNet Holdings or AirNet Acquisition notice of AirNet’s intent to accept or recommend the acceptance of such proposal and terminate the merger agreement; and

•	there is no pending or threatened suit, action or proceeding that has a reasonable likelihood of success (i) seeking to restrain or prohibit the consummation of the merger or seeking damages from AirNet, AirNet Holdings or AirNet Acquisition that are material in relation to AirNet and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation, or to compel disposal or separate holding, by AirNet, AirNet Holdings or any of their respective subsidiaries of a material portion of the business or assets of AirNet, AirNet Holdings or any of their respective subsidiaries; (iii) seeking to prevent AirNet Holdings or any of its subsidiaries from controlling in any material respect the business or operations of AirNet, or (iv) which would otherwise have a material adverse effect on AirNet.
     AirNet’s obligation to close is also conditioned on the satisfaction of the following conditions:
•	the representations and warranties of AirNet Holdings and AirNet Acquisition in the merger agreement shall be true and correct (disregarding any limitations as to materiality, material adverse effect or other qualifiers) as of the date of the merger agreement and the closing date (except those representations and warranties that are made as of a particular date), except where the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, have a material adverse effect on AirNet Acquisition;
•	AirNet Holdings and AirNet Acquisition have performed in all material respects all of their respective obligations, covenants and agreements required to be performed by them under the merger agreement prior to the effective time; and

•	AirNet Holdings and AirNet Acquisition have delivered to AirNet a certificate of duly authorized officer of AirNet Holdings and the president of AirNet Acquisition that the conditions in the two immediately preceding bullet points have been satisfied.
     Before the closing of the merger, AirNet or AirNet Holdings may each waive (to the extent permitted by law) any of the other conditions to closing of the other party and complete the merger even though one of these conditions has not been met. However, under Ohio law, the approval of AirNet’s shareholders is necessary to close the merger and cannot be waived.
     Neither AirNet on the one hand, nor AirNet Holdings and AirNet Acquisition on the other, may rely on the failure of the satisfaction of a closing condition as a basis for terminating the merger agreement if the failure was caused by its or their breach of any provision of the merger agreement or failure to use reasonable best efforts to consummate the merger.
Termination of the Merger Agreement
     The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing of the merger under the following circumstances:
•	by mutual written consent of AirNet Holdings and AirNet;

•	by either AirNet Holdings or AirNet, if:
•	any governmental entity issues a judgment, order, injunction or decree or has taken any other action permanently restraining, enjoining or otherwise prohibiting consummation of the merger which becomes final and cannot be appealed;

•	any governmental entity issues an order, judgment, injunction or decree or has taken any other action temporarily restraining, enjoining or otherwise prohibiting consummation of the merger, but only if such order, judgment, injunction or decree has not been dismissed or otherwise vacated within 45 days of its original entry date; or

•	AirNet’s shareholders do not adopt the merger agreement and approve the merger.
•	by AirNet Holdings, if:

•	the closing of the merger has not occurred by July 31, 2008, so long as any failure by AirNet Holdings to perform its obligations under the merger agreement has not in any manner proximately caused the failure to close by that date;

•	AirNet has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which would result in the failure of the closing conditions and AirNet has not cured such breach within 30 days after AirNet Holdings provided notice to AirNet of such breach;

•	AirNet’s board of directors made or publicly proposed to make a change of recommendation, recommended or approved (or publicly proposed to recommend or approve), failed to recommend against, or took a neutral position with respect to, any alternative acquisition proposal, determined that an alternative acquisition proposal constitutes a superior proposal, resolves to do any of the foregoing, or fails to reaffirm the recommendation to AirNet’s shareholders within three business days after a written request by AirNet Holdings to do so;

•	AirNet has materially breached its obligations regarding non-solicitation of alternative acquisition proposals or has given AirNet Holdings notice of a superior proposal and AirNet's intent to accept or recommend the acceptance of such proposal and terminate the merger agreement; or

•	AirNet’s expenses (both incurred and expected) relating to the transactions contemplated by the merger agreement, including all legal, accounting, financial advisory and other fees, have exceeded an agreed upon budget for such fees.
•	by AirNet, if:
•	the closing of the merger has not occurred by August 31, 2008, so long as any failure by AirNet to perform its obligations under the merger agreement has not in any manner proximately caused the failure to close by that date;

•	AirNet Holdings or AirNet Acquisition has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement in any material respect which would result in the failure of the closing conditions and AirNet Holdings and AirNet Acquisition have not cured such breach within 30 days after AirNet provided notice to them of such breach; or

•	AirNet’s board of directors has authorized AirNet to enter into an agreement with respect to a superior proposal, AirNet Holdings does not make within the required time an offer the AirNet board determines in good faith is at least as favorable, from a financial point of view, to AirNet’s shareholders as the superior proposal and AirNet pays to AirNet Holdings the termination fee.
Termination Fee
     AirNet will pay AirNet Acquisition a $1,400,000 termination fee if the merger agreement is terminated under the following circumstances:
•	(i) AirNet receives a bona fide acquisition proposal (or any person publicly announces an intention to do so) after March 31, 2008, but prior to termination of the merger agreement, (ii) the merger agreement is terminated by AirNet Holdings after July 31, 2008 or by AirNet after August 31, 2008, and (iii) within nine months of the termination date, AirNet enters into a letter of intent, memorandum of understanding, merger agreement or other similar agreement with respect to an alternative acquisition or has consummated, approved or otherwise does not oppose an alternative acquisition;

•	AirNet Holdings terminates the merger agreement because:
•	AirNet has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which would result in a failure of a condition to closing and AirNet has not cured such breach within 30 days after AirNet Holdings provided AirNet notice of the breach;

•	AirNet’s board of directors made or publicly proposes to make a change of recommendation, recommended or approved (or publicly proposed to recommend or approve), failed to recommend against, or took a neutral position with respect to, any alternative acquisition proposal, determined that an alternative acquisition proposal constitutes a superior proposal, resolves to do any of the foregoing, or fails to reaffirm the recommendation to AirNet’s shareholders within three business days after a written request by AirNet Holdings to do so;

•	AirNet has materially breached its obligations regarding the non-solicitation of alternative acquisition proposals or has given AirNet Holdings notice of a superior proposal and AirNet's intent to accept or recommend the acceptance of such proposal and terminate the merger agreement; or

•	AirNet’s expenses (both incurred and expected) relating to the transactions contemplated by the merger agreement, including all legal, accounting, financial advisory and other fees, have exceeded an agreed upon budget for such fees.
•	Either AirNet or AirNet Holdings terminates the merger agreement because:

•	any governmental entity issues a judgment, order, injunction or decree or has taken any other action permanently restraining, enjoining or otherwise prohibiting consummation of the merger which becomes final and cannot be appealed;

•	any governmental entity issues an order, judgment, injunction or decree or has taken any other action temporarily restraining, enjoining or otherwise prohibiting consummation of the merger, but only if such order, judgment, injunction or decree has not been dismissed or otherwise vacated within 45 days of its original entry; or

•	AirNet’s shareholders do not adopt the merger agreement and approve the merger (so long as AirNet Holdings votes all of the common shares of AirNet held by it and its subsidiaries in favor of the merger).
•	AirNet terminates the merger agreement because (i) the board of directors of AirNet has authorized AirNet to enter into an agreement with respect to a superior proposal, and (ii) AirNet Holdings does not make, within the time period specified in the merger agreement, an offer that the board of directors of AirNet determines is at least as favorable, from a financial point of view, to AirNet’s shareholders.
     If the merger agreement is terminated under the foregoing circumstances, AirNet will also be obligated to pay all of documented, reasonable out-of-pocket costs, fees and expenses of AirNet Holdings and AirNet Acquisition incurred in connection with the merger agreement and the transactions contemplated thereby prior to the termination date.
Transaction Fees and Expenses
     The parties have agreed that, whether or not the merger is closed, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses. However, as discussed above under the caption “Proposal 1 — The Merger Agreement—Termination Fees,” if the merger agreement is terminated under certain circumstances, AirNet may be obligated to reimburse AirNet Holdings’ and AirNet Acquisition’s documented, reasonable out-of-pocket costs, fees and expenses.
Governing Law
     The merger agreement is governed by the laws of the State of Ohio.
Amendments, Extensions and Waivers of the Merger Agreement
     AirNet Holdings and AirNet have agreed that, subject to applicable law, the merger agreement may be amended by the parties by written agreement executed and delivered by their respective duly authorized officers. The parties have also agreed that, prior to the closing of the merger, the parties will be allowed to waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive (to the extent permitted by law) compliance with any of the agreements or conditions contained in the merger agreement.
REGULATORY MATTERS
     The merger agreement provides that AirNet Holdings and AirNet will use reasonable best efforts (subject to applicable law) to take all actions and do all things advisable, proper or necessary under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable. Without limitation, this includes taking the appropriate actions to obtain the required governmental and other approvals, including giving notice to the Federal Aviation Administration. In addition, AirNet Holdings and AirNet are each required to cooperate with the other in obtaining, and to use reasonable best efforts to take all lawful steps as are necessary or appropriate to secure, regulatory approvals.
     Other than the notice filing to the Federal Aviation Administration, AirNet is not aware of any approvals or other regulatory actions required to be taken in connection with the consummation of the merger. AirNet Holdings and AirNet are currently in the process of making the necessary notice filing with the Federal Aviation Administration.
MARKET PRICE OF COMMON SHARES
     AirNet’s common shares are traded on AMEX under the symbol “ANS.” On March 28, 2008, the last trading day prior to the public announcement of the merger agreement, the closing sales price of AirNet’s common shares was $1.45 per share. On                      ___, 2008, the last trading day prior to the printing of this proxy statement, the closing sales price of AirNet’s common shares was $________. You are urged to obtain current market quotations for AirNet’s common shares.
     AirNet’s common shares traded on the New York Stock Exchange until January 24, 2006. On January 25, 2006, the common shares began trading on AMEX. The following table sets forth the high and low closing sales prices of AirNet’s common shares (a) as reported on AMEX for the period from January 1, 2007 through December 31, 2007 and (b) as reported on the New York Stock Exchange for the period from January 1, 2006 through January 24, 2006 and as reported on AMEX for the period from January 25, 2006 through December 31, 2006:

Fiscal Year Ended December 31, 2007	High	Low

Quarter ended March 31	$3.47	$2.85
Quarter ended June 30	$3.69	$3.21
Quarter ended September 30	$3.45	$2.42
Quarter ended December 31	$2.54	$1.65

Fiscal Year Ended December 30, 2006	High	Low

Quarter ended March 31	$3.76	$3.17
Quarter ended June 30	$3.60	$2.82
Quarter ended September 30	$3.84	$2.80
Quarter ended December 31	$3.92	$2.91

     AirNet has not paid any dividends on its common shares.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table furnishes information regarding the beneficial ownership of common shares of AirNet by (i) each current director of AirNet, (ii) each individual who qualifies as a named executive officer of AirNet as defined in Item 402(m)(2) of SEC Regulation S-K, and (iii) all current directors and executive officers of AirNet as a group, in each case as of                     , 2008.

	Amount and Nature of Beneficial Ownership (1)
		Common Shares
		Which Can Be
		Acquired Upon
		Exercise of Options
		Which Are Currently
		Exercisable or
	Common	Which Will First
Name of Beneficial Owner	Shares	Become Exercisable		Percent of
or Number of Persons in Group	Presently Held	Within 60 Days (2)	Total	Class (3)

James M. Chadwick	522,600 (4)	14,400	537,000	4.4%
Gerald Hellerman	0	14,400	14,400	(5)
Thomas J. Kiernan	0	4,000	4,000	(5)
Robert H. Milbourne	0	4,000	4,000	(5)
Bruce D. Parker (6)	0	174,000	174,000	(5)
James E. Riddle	5,000	38,400	43,400	(5)
Larry M. Glasscock, Jr. (6)	10,000	40,000	50,000	(5)
Jeffery B. Harris (6)	4,719	72,130	76,849	(5)
Gary W. Qualmann (6)(7)	0	0	0	(5)

All current directors and executive officers as a group (10 individuals) (8)	543,237	393,330	936,567	7.5%

(1)	Unless otherwise indicated in the footnotes to this table, each beneficial owner has sole voting and dispositive power with respect to all of the common shares reflected in this table for such beneficial owner. All fractional shares have been rounded down to the nearest whole common share.

(2)	Does not include options which are not currently exercisable and would first become exercisable as to the following number of common shares in connection with the consummation of the merger: (a) Mr. Chadwick — 13,600 common shares; (b) Mr. Hellerman — 13,600 common shares; (c) Mr. Kiernan — 16,000 common shares; (d) Mr. Milbourne — 16,000 common shares; (e) Mr. Riddle — 5,600 common shares; and (f) all current directors and executive officers as a group — 64,800 common shares. Each option to purchase a common share outstanding and unexercised immediately prior to the effective time of the merger will be cancelled in the merger and the holder thereof will be entitled to an amount of cash, without interest, equal to the excess, if any, of $2.81 over the exercise price of such option. See the discussion under the caption “Proposal 1 — The Merger Agreement — Treatment of AirNet Options.”

(3)	The “Percent of Class” computation is based upon the total number of common shares beneficially owned by the named person or group divided by the sum of (i) [12,113,808] common shares outstanding on , 2008, and (ii) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or which will first become exercisable within 60 days of , 2008.

(4)	Of these 522,600 common shares, 487,800 common shares (or 4.0% of the outstanding common shares) are owned of record by Opportunity Partners, L.P. and 34,800 common shares (or 0.3% of the outstanding common shares) are owned of record by Nadel and Gussman Combined Funds LLC. Mr. Chadwick has sole voting and dispositive power as to the 487,800 common shares owned by Opportunity Partners, L.P. and sole dispositive power as to the 34,800 common shares owned by Nadel and Gussman Combined Funds LLC. Please also see footnote (4) to the following table. Mr. Chadwick’s business address is 4510 Executive Drive, Suite 200, San Diego, CA 92121.

(5)	Represents ownership of less than 1% of the outstanding common shares.

(6)	Individual who qualifies as a named executive officer of AirNet as defined in Item 402(m)(2) of SEC Regulation S-K. Mr. Parker also serves as a director of AirNet.

(7)	Mr. Qualmann resigned from his positions as Chief Financial Officer, Treasurer and Secretary of AirNet effective as of October 3, 2007.

(8)	Includes the six directors identified in this table and Messrs. Ray L. Druseikis — Vice President of Finance and Controller; Interim Chief Financial Officer, Treasurer and Secretary; Larry M. Glasscock, Jr. — Senior Vice President, Express Services; Jeffery B. Harris — Senior Vice President and Chief Operating Officer; and Craig A. Leach — Vice President, Information Systems.
     The following table furnishes information regarding the beneficial ownership of common shares of AirNet by each person known by AirNet to beneficially own more than 5% of AirNet’s outstanding common shares as of                     , 2008 (unless otherwise indicated).

	Amount and Nature of Beneficial Ownership (1)
			Common Shares
			Which Can Be
			Acquired Upon
			Exercise of Options
			Which Are Currently
			Exercisable or
			Which Will First
Name and Address	Common Shares		Become Exercisable			Percent of
of Beneficial Owner	Presently Held		Within 60 Days	Total		Class (2)

AirNet Holdings, Inc. (3)	1,934,197		0	1,934,197		16.0%
AirNet Acquisition, LLC
Bayside AirNet Holdings, Inc.
1001 Brickell Bay Drive, 26th Floor
Miami, FL 33131

Heartland Advisors, Inc. (4)	1,325,000	(4)	0	1,325,000	(4)	10.9%
William J. Nasgovitz
789 North Water Street
Milwaukee, WI 53202

Phillip Goldstein; Andrew Dakos (5)	1,299,173	(5)	0	1,299,173	(5)	10.7%
60 Heritage Drive
Pleasantville, NY 10570

Dimensional Fund Advisors LP (6)	882,767	(6)	0	882,767	(6)	7.3%
1299 Ocean Avenue
Santa Monica, CA 90401

Clam Partners, LLC (7)	430,000	(7)	0	430,000	(7)	3.5%
Clam Manager, LLC
Gregory A. Carlin
900 N. Michigan Avenue
Suite 1900
Chicago, IL 60611

BCB Consultants, LLC (7)	220,000	(7)	0	220,000	(7)	1.8%
Black Sheep Partners, LLC
Black Sheep Partners II, LLC
Brian C. Black
900 N. Michigan Avenue
Suite 1900
Chicago, IL 60611

(1)	Unless otherwise indicated in the footnotes to this table, each beneficial owner has sole voting and dispositive power with respect to all of the common shares reflected in this table for such beneficial owner.

(2)	Except as otherwise noted, the “Percent of Class” computation is based upon the total number of common shares beneficially owned by the named person divided by [12,113,808] common shares outstanding on , 2008.

(3)	On March 31, 2008, in connection with the execution of the merger agreement, AirNet Holdings purchased 1,934,197 common shares from AirNet at a price of $2.81 per share. AirNet Holdings is a subsidiary of AirNet Acquisition, LLC, a Delaware limited liability company (“AirNet Acquisition LLC”). Bayside AirNet

Holdings, Inc., a Delaware corporation (“Bayside AirNet Holdings”), owns all of the voting equity of AirNet Acquisition LLC and, therefore, Bayside AirNet Holdings may be deemed to have sole voting and investment power with respect to securities held by AirNet Acquisition LLC, which has sole voting and investment power with respect to securities held by AirNet Acquisition. Accordingly, Bayside AirNet Holdings and AirNet Acquisition LLC may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the beneficial owner of AirNet common shares held by AirNet Acquisition. Although Bayside AirNet Holdings has sole voting and investment power with respect to the securities held by AirNet Acquisition LLC, Bayside Opportunity Fund, L.P. (“Bayside Opportunity Fund”) provided the funding necessary to complete the acquisition of the common shares and owns a nonvoting interest in AirNet Acquisition LLC. Bayside AirNet Holdings and AirNet Acquisition LLC disclaim beneficial ownership of the common shares of AirNet beneficially owned by them, except to the extent of their pecuniary interest in such common shares.

(4)	Based on information contained in a Schedule 13G amendment filed with the SEC on February 8, 2008, Heartland Advisors, Inc., a registered investment adviser (“HAI”), and William J. Nasgovitz, President and principal shareholder of HAI, were reported to have beneficially owned 1,325,000 common shares (10.9% of the outstanding common shares) as of December 31, 2007, with shared voting power as to 1,225,000 common shares and shared dispositive power as to 1,325,000 common shares. The Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, was reported to own 903,000 of the common shares reported (or 7.5% of the outstanding common shares). The remaining common shares reported were owned by various other accounts managed by HAI on a discretionary basis. HAI may be deemed to have beneficially owned the 1,325,000 common shares reported by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time. Mr. Nasgovitz may be deemed to have beneficially owned the 1,325,000 common shares reported as a result of his ownership interest in HAI. HAI and Mr. Nasgovitz specifically disclaimed beneficial ownership of the common shares reported and did not admit that they constitute a group.

(5)	Based on information contained in a Schedule 13D amendment filed with the SEC on June 8, 2007 by Phillip Goldstein, Andrew Dakos, Nadel and Gussman Combined Funds LLC and James M. Chadwick as members of a group (the “Goldstein-Dakos-Chadwick Group”), the Goldstein-Dakos-Chadwick Group may be deemed to have beneficially owned an aggregate of 1,333,973 common shares as of June 8, 2007. Phillip Goldstein, whose business address is 60 Heritage Drive, Pleasantville, NY 10570, and Andrew Dakos, whose business address is 43 Waterford Drive, Montville, NJ 07045, were reported to have beneficially owned 1,299,173 common shares (or 10.7% of the outstanding common shares) as of June 8, 2007, with sole voting and dispositive power as to 811,373 common shares. Of the 1,299,173 common shares reported by Messrs. Goldstein and Dakos, 487,800 common shares are owned of record by Opportunity Partners, L.P., whose business address is 60 Heritage Drive, Pleasantville, NY 10570, and, as disclosed in footnote (4) to the preceding table, James M. Chadwick has sole voting and dispositive power as to those 487,800 common shares. Nadel and Gussman Combined Funds LLC, whose business address is 15 East 5th Street, 32nd Floor, Tulsa, OK 74103, has sole voting power over 34,800 common shares (or 0.3% of the outstanding common shares) as of June 8, 2007, and, as discussed in footnote (4) to the preceding table, James M. Chadwick has sole dispositive power as to those 34,800 common shares. Please see footnote (4) to the preceding table for further information concerning the beneficial ownership of common shares by James M. Chadwick.

(6)	Based on information contained in a Schedule 13G amendment filed with the SEC on February 6, 2008, Dimensional Fund Advisors LP, a registered investment adviser (“Dimensional”), was reported to have beneficially owned 882,767 common shares as of December 31, 2007, all of which were held in portfolios of four registered investment companies to which Dimensional furnishes investment advice and of other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional reported sole voting and dispositive power over the reported common shares. The common shares reported were owned by these investment companies, trusts and accounts. In its role as investment adviser or investment manager, Dimensional was reported to possess both sole voting power and sole dispositive power as to the common shares held in the portfolios of these investment companies, trusts and accounts. Dimensional disclaimed beneficial ownership of the reported common shares.

(7)	Based on information contained in a Schedule 13G jointly filed by the persons identified in this footnote (7) [but without affirming the existence of a group] with the SEC with a filing date of March 1, 2007 (the “Clam Partners — Black Sheep Schedule 13G”), which has not been further amended as of the date of this Proxy

Statement, as of February 2, 2007, Clam Partners, LLC (“Clam Partners”) was reported to have beneficially owned 430,000 common shares (or 3.5% of the outstanding common shares). Clam Manager, LLC (“Clam Manager”), the manager of Clam Partners, was reported to have the power to direct the vote and disposition of the common shares held by Clam Partners and to have beneficially owned the 430,000 common shares owned by Clam Partners. Gregory A. Carlin, as Managing Member of Clam Manager, was reported to have beneficially owned the same number of common shares (430,000 common shares) reported by Clam Manager. Each of Clam Manager and Gregory A. Carlin disclaimed beneficial ownership of the 430,000 common shares owned by Clam Partners except to the extent of their pecuniary interest therein.

Based on information contained in the Clam Partners — Black Sheep Schedule 13G, as of February 2, 2007, Black Sheep Partners, LLC (“Black Sheep”) was reported to have beneficially owned 142,900 common shares (or 1.2% of the outstanding common shares) and Black Sheep Partners II, LLC (“Black Sheep II”) was reported to have beneficially owned 77,100 common shares (or 0.6% of the outstanding common shares). BCB Consultants, LLC (“BCB Consultants”), the manager of each of Black Sheep and Black Sheep II, was reported to have the power to direct the vote and disposition of the common shares held by each of Black Sheep and Black Sheep II and to have beneficially owned an aggregate amount of 220,000 common shares (or 1.8% of the outstanding common shares), consisting of the common shares owned by Black Sheep and the common shares owned by Black Sheep II. Brian C. Black, as Managing Member of BCB Consultants, was reported to have beneficially owned the same number of common shares (220,000 common share) reported by BCB Consultants. Each of BCB Consultants and Brian C. Black disclaimed beneficial ownership of the 142,900 common shares owned by Black Sheep and the 77,100 common shares owned by Black Sheep II, except to the extent of their respective pecuniary interests therein.
PROPOSAL 2 — ADJOURNMENT OR POSTPONEMENT
OF THE SPECIAL MEETING
     If we fail to receive a sufficient number of affirmative votes to adopt the merger agreement and approve the merger, we may propose to adjourn or postpone the special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to adopt the merger agreement and approve the merger. We currently do not intend to propose adjournment or postponement of our special meeting if there are sufficient affirmative votes to adopt the merger agreement and approve the merger. Adoption of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of at least a majority of our common shares present in person or by properly executed proxy and entitled to vote at the special meeting.
     Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to adopt the merger agreement and approve the merger.
OTHER BUSINESS
     As of the date of this proxy statement, the AirNet board of directors knows of no matter that will be presented for action by the shareholders at the special meeting other than those matters discussed in this proxy statement. However, if any other matter requiring a vote of the shareholders properly comes before the special meeting, the individuals acting under the proxies solicited by AirNet’s board will vote and act according to their best judgments in light of the conditions then prevailing.

FUTURE SHAREHOLDER PROPOSALS
     If the merger is completed, there will be no public participation in any future meetings of shareholders of AirNet. However, if the merger is not completed, AirNet’s shareholders will continue to be entitled to attend and participate in AirNet’s shareholder meetings subject to applicable law. With respect to the 2008 annual meeting of shareholders, if the merger is not completed, AirNet will inform its shareholders in a timely manner in accordance with the requirements of applicable law of the dates by which (i) proposals by shareholders intended to be presented at the 2008 annual meeting of shareholders must be received by the secretary of AirNet in order to be considered for inclusion in the proxy statement relating to such meeting, and (ii) proposals by shareholders intended to be presented at the 2008 annual meeting of shareholders (but not sought to be included in the proxy statement relating to such meeting) must be received by the secretary of AirNet in order to avoid the individuals acting under proxies solicited by the board of directors having discretionary authority to vote on such proposals without discussion of such proposals in the proxy statement.
WHERE YOU CAN FIND MORE INFORMATION
     AirNet files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that AirNet files with the SEC at its Public Reference Room, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. AirNet’s SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov.
     If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor, Georgeson Inc., toll-free at (877) 484-8195 (banks and brokers may call (212) 440-9800).
     You should only rely on information provided in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Appendix A
AGREEMENT AND PLAN OF MERGER
dated as of
March 31, 2008
Among
AIRNET SYSTEMS, INC.,
AIRNET HOLDINGS, INC.
And
AIRNET ACQUISITION, INC.

i

		Page

Section 8.10	Severability	49
Section 8.11	Interpretation	49
Section 8.12	Counterparts	49
Section 8.13	Definitions	49

INDEX OF DEFINED TERMS

Page
Acquisition Agreement	35
Acquisition Proposal	34
affiliates	49
Agreement	1
Aircraft Liens	10
Alternative Acquisition	36
Articles	2
business day	50
Certificate of Merger	1
Certificates	3
Change of Recommendation	35
Closing	1
Closing Date	1
Common Shares	3
Company	1
Company Agreements	11
Company Approvals	11
Company Articles	8
Company Benefit Plans	15
Company Disclosure Schedule	7
Company End Date	44
Company Material Adverse Effect	7
Company Material Contracts	24
Company Meeting	37
Company Permits	13
Company Preferred Shares	8
Company Recommendation	11
Company Regulations	8
Company SEC Documents	12
Company Share Plans	8
Company Share-Based Award	38
Company Shareholder Approval	23
Company Stock Option	6
Company Superior Proposal	36
control	49
Depositary	4
Dissenting Shares	3
Draft 10-K	7
Effective Time	2
Environmental Law	14
ERISA	15
ERISA Affiliate	15
Exchange Act	11

INDEX OF DEFINED TERMS (cont.)

Page
Excluded Shares	3
GAAP	8
Governmental Entity	11
Hazardous Substance	14
Indemnified Party	40
Intellectual Property	21
knowledge	50
Law	13
Leased Real Property	22
Lien	10
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Approvals	27
Merger Sub Disclosure Schedule	26
Merger Sub Material Adverse Effect	26
OGCL	1
Option and Share-Based Consideration	38
Option Consideration	6
Owned Real Property	22
Parent	1
Parent End Date	44
Parent Expenses	46
Payment Fund	4
Per Share Price	3
Permitted Lien	10
Potential Superior Proposal	34
Proxy Statement	17
Real Property	22
Real Property Leases	22
Real Property Subleases	23
Registered IP	21
Regulations	2
Representatives	33
Sarbanes-Oxley Act	12
SEC	11
Subscription Agreement	2
Subsidiaries	49
Surviving Corporation	1
Tax	19
Tax Return	20
Taxable	19
Taxes	19

v

INDEX OF DEFINED TERMS (cont.)

Page
Taxing Authority	20
Termination Date	28
Termination Fee	46
Voting Company Debt	10
WARN Act	21

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 31, 2008, by and among AirNet Systems, Inc., an Ohio corporation (the “Company”), AirNet Holdings, Inc., a Delaware corporation (the “Parent”), and AirNet Acquisition, Inc., an Ohio corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”).
RECITALS
     WHEREAS, the respective Boards of Directors of the Company and the Merger Sub have determined that the merger of the Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of their respective companies and their shareholders, and have approved this Agreement and the Merger;
     WHEREAS, the Board of Directors of the Parent has approved this Agreement and the Merger;
     WHEREAS, the Board of Directors of the Company has resolved to recommend that the Company’s shareholders adopt this Agreement and approve the Merger; and
     WHEREAS, the Company, the Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
THE MERGER; CLOSING; EFFECTIVE TIME
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Ohio (the “OGCL”), at the Effective Time (as defined herein), the Merger Sub shall be merged with and into the Company. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the OGCL. The Merger shall have the effects specified in the OGCL.
     Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five (5) business days after the satisfaction or (to the extent permitted by Law (as defined herein)) waiver of all conditions to the obligations of the parties to consummate the transaction contemplated hereby (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) in accordance with this Agreement (the “Closing Date”).
     Section 1.3 Effective Time. At the Closing, the Company and the Merger Sub shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Ohio as provided in the OGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio or at such later time as is specified in the Certificate of Merger (the “Effective Time”). Without limiting the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action in the name of and on behalf of either the Company or the Merger Sub that is reasonably necessary in order to carry out and effectuate the Merger consistent with the provisions of this Agreement.
     Section 1.4 Articles of Incorporation. The articles of incorporation of the Surviving Corporation (the “Articles”) in effect at the Effective Time shall, by virtue of the Merger, be amended and restated in their entirety to read as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the corporation set forth in the articles of incorporation of the Surviving Corporation shall not be changed.
     Section 1.5 Code of Regulations. The code of regulations of the Merger Sub in effect at the Effective Time shall, from and after the Effective Time, be the code of regulations of the Surviving Corporation (the “Regulations”), until thereafter amended as provided therein and in accordance with applicable Law.
     Section 1.6 Directors and Officers. The directors and officers of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles, the Regulations and applicable Law.
     Section 1.7 Purchase of Common Shares. Concurrently with the execution and delivery of this Agreement, the Company is selling to the Parent, and the Parent is purchasing from the Company, 1,934,137 Common Shares at a price of $2.81 per Common Share pursuant to that certain Subscription Agreement dated as of the date hereof between the Company and Parent (the “Subscription Agreement”). In addition, the Parent and the Company are also entering into that certain Registration Rights Agreement dated as of the date hereof pursuant to which the Company will grant to the Parent certain registration rights in respect of the Common Shares acquired by Purchaser pursuant to the Subscription Agreement.
ARTICLE II
EFFECT OF THE MERGER ON OUTSTANDING SECURITIES;
EXCHANGE OF CERTIFICATES
     Section 2.1 Effect on Outstanding Securities. At the Effective Time, as a result of the Merger and without any action on the part of the Company, the Parent, the Merger Sub or any holder of any capital stock of the Company:

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          (a) Merger Consideration.
     (i) Each common share, par value $0.01 per share, of the Company (the “Common Shares”) issued and outstanding immediately prior to the Effective Time, except any Common Shares owned directly or indirectly by the Parent or the Company or any of their respective Subsidiaries (the “Excluded Shares”) and any Dissenting Shares, shall be converted into and represent the right to receive $2.81 in cash, subject to adjustment as provided in Section 2.3 (the “Per Share Price”).
     (ii) All of the Common Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and the certificates (the “Certificates”) formerly representing Common Shares (other than the Excluded Shares and the Dissenting Shares) shall be converted into and represent the right to receive the Per Share Price (without interest) multiplied by the number of Common Shares formerly represented by such Certificate (the “Merger Consideration”).
     (iii) Each outstanding Company Stock Option shall be canceled or exercised in accordance with Section 2.4.
          (b) Cancellation of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefore and shall cease to exist.
          (c) Treatment of Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to and has properly demanded payment of the fair cash value of such Common Shares pursuant to, and who has complied in all respects with, the OGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses such shareholder’s right to appraisal. If after the Effective Time such shareholder fails to perfect or withdraws or otherwise loses such shareholder’s right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give the Parent and the Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, any withdrawal of demand for appraisal and any other communication received by the Company in connection with the provisions of the OGCL relating to appraisal rights, and the Parent shall have the right to participate in and direct all negotiations, discussions and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Parent, make, except as otherwise required under applicable Law, any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
          (d) The Merger Sub. Each common share, $0.001 par value, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive one common share, $0.001 par value, of the Surviving Corporation.

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The stated capital of the common shares of the Surviving Corporation shall be an amount equal to the par value of each common share issued upon conversion of the common shares of the Merger Sub.
          (e) Parent. Each common share, $0.001 par value, of Parent issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of Parent and shall not be affected by the Merger.
     Section 2.2 Surrender and Payment.
          (a) Depositary. Prior to the Effective Time, the Parent or the Merger Sub shall designate a bank or trust company (the “Depositary”) to act as agent for the shareholders in connection with the Merger and to receive and distribute the Payment Fund (as defined below). Immediately prior to the Effective Time, the Merger Sub shall deposit with the Depositary cash in an aggregate amount equal to the product of (i) the number of Common Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares), multiplied by (ii) the Per Share Price (the “Payment Fund”). The Depositary shall cause the Payment Fund to be (x) held for the benefit of the holders of Common Shares and (y) promptly applied to making the payments provided for in Section 2.1(a). The Payment Fund shall not be used for any purpose that is not provided for herein.
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Parent or the Surviving Corporation shall cause the Depositary to mail to each holder of record of outstanding Common Shares (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Depositary and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Depositary, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Depositary, the Depositary shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Common Shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Depositary any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Common Shares or establish to the satisfaction of the Depositary that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Certificate (other than Certificates representing Excluded Shares or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, without interest, upon such surrender. For the avoidance of doubt, no interest will be payable on the Merger Consideration, and no interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

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          (c) No Further Ownership Rights in Common Shares. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares previously represented by such Certificates. After the close of business on the Closing Date, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Depositary for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Law.
          (d) Unclaimed Funds. Any portion of the Payment Fund made available to the Depositary pursuant to Section 2.2(a) that remains unclaimed by holders of the Certificates for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of Certificates who have not previously complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.
          (e) No Liability. None of the Parent, the Merger Sub, the Company or the Depositary shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Funds. The Payment Fund shall be invested by the Depositary in accordance with the instructions of the Parent or the Merger Sub, and all earnings thereon shall inure to the benefit of the Parent and the Merger Sub.
          (g) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting of a bond or the granting of an indemnity reasonably satisfactory to the Parent against any claim that may be made against it, the Surviving Corporation or the Depositary with respect to such Certificate, the Depositary will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to such Certificate, to which such person is entitled pursuant hereto.
     Section 2.3 Adjustment of Per Share Price. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Common Shares (or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time) shall have been changed into a different number of shares or a different class solely as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, then the Per Share Price shall be appropriately adjusted to reflect such event.

5

     Section 2.4 Stock Options.
          (a) At the Effective Time, each option to purchase Common Shares (each, a “Company Stock Option”) granted under the Company Share Plans or outside the Company Share Plans (whether or not vested or exercisable) that is outstanding immediately prior to the Effective Time shall be canceled and shall only entitle the holder of such Company Stock Option to receive, as soon as reasonably practicable after the Effective Time, without interest, a cash payment equal to (i) the excess, if any, of (A) the Per Share Price over (B) the exercise price per Common Share subject to such Company Stock Option, multiplied by (ii) the number of Common Shares for which such Company Stock Option shall not theretofor have been exercised, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash amounts hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Law relating to Taxes with respect to the making of such payment. Upon surrender to the Surviving Corporation of Company Stock Options and/or such other documents as may reasonably be requested by the Surviving Corporation, the Parent hereby agrees to cause the Surviving Corporation to promptly deliver to the registered holders of such Company Stock Options (as indicated in the records of the Company) such cash payment.
          (b) At or prior to the date hereof, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required by Parent to (i) give effect to the transactions contemplated by this Section 2.4, and (ii) terminate the Stock Plans as of the Effective Time and ensure that after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Common Shares or other capital stock of the Company, Parent, the Surviving Corporation or any of their respective affiliates to any person pursuant to or in settlement of Company Stock Options.
          (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter approved in advance by Parent describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.4 and providing instructions for use in obtaining payment for such Company Stock Options.
     Section 2.5 Withholding Rights. Parent, the Surviving Corporation and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Common Shares or Company Stock Options, such amounts as Parent, the Surviving Corporation or the Depositary is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by Parent, the Surviving Corporation or the Depositary, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Common Shares or Company Stock Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Depositary.

6

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed (i) in the Company SEC Documents filed after December 31, 2006 and prior to the date of this Agreement or in the Draft 10-K (as defined below) (in each case excluding the exhibits and schedules thereto and any disclosures set forth in any risk factor section thereof, in any forward-looking statements contained therein or in any section included pursuant to the Private Securities Litigation Reform Act of 1995) or (ii) in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall provide an exception to or otherwise qualify the representations and warranties of the Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall readily appear on its face from the substance of such disclosure to be applicable to such other representations and warranties, the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.1 Qualification, Organization, Subsidiaries, etc.
          (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, except as set forth in Section 3.1(a) of the Company Disclosure Schedule, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as a foreign corporation would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Company Material Adverse Effect” means any fact, circumstance, event, change, effect, development or occurrence that, either individually or in the aggregate (i) materially hinders, impairs or delays the ability of the Company to perform its obligations under this Agreement and consummate the Merger and the other transactions contemplated hereby, (ii) materially hinders, impairs or delays the ability of the Company and its Subsidiaries to conduct their businesses after the Closing in substantially the same manner as such businesses were conducted prior to the Closing, but for purposes of this clause (ii) shall not include facts, circumstances, events, changes, effects, developments or occurrences directly resulting from the anticipated continued decline in the Company’s revenues from its bank customers, as disclosed in the Company SEC Documents filed prior to the date hereof and in the draft Form 10-K attached to Section 3.1(a)(ii) of the Company Disclosure Schedule (the “Draft 10-K”), or (iii) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but, for purposes of this clause (iii), shall not include facts, circumstances, events, changes, effects, developments or occurrences (A) generally affecting the United States economy (which facts, circumstances, events, changes, effects, developments or occurrences, individually or in the aggregate, do not disproportionately affect the Company and its Subsidiaries, taken as a whole) or generally affecting the financial or securities markets; or (B) directly resulting from (I) any acts of terrorism or war (whether or not declared) or any escalation or worsening thereof

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(which facts, circumstances, events, changes, effects, developments or occurrences, individually or in the aggregate, do not disproportionately affect the Company and its Subsidiaries, taken as a whole); (II) the announcement of this Agreement or the transactions contemplated hereby, including any loss of customers, suppliers or employees resulting from such announcement; (III) changes in accounting principles generally accepted in the United States (“GAAP”); (IV) change, in and of itself, in the market price or trading volume of the Common Shares (it being understood that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to any such changes may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); or (V) the anticipated continued decline in the Company’s revenues from its bank customers, as disclosed in the Company SEC Documents filed prior to the date hereof and in the Draft 10-K. The Company has made available to Merger Sub prior to the date of this Agreement a true and complete copy of the Company’s Amended Articles of Incorporation and Amended Code of Regulations, each as amended through the date of this Agreement (such articles of incorporation, the “Company Articles” and such code of regulations, the “Company Regulations”) and true and complete copies of the organizational or governing documents of each Subsidiary of the Company. The Company is not in violation of any of the provisions of the Company Articles or the Company Regulations, and no Subsidiary of the Company is in violation of any of the provisions of its organizational or governing documents.
     Section 3.1(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of the Company and the name of each of its shareholder(s) or owner(s) and the capital stock or other equity interests of such Subsidiary held by each such person. Other than with respect to the Subsidiaries of the Company set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person or have any direct or indirect equity or ownership interest in any person or business.
     Section 3.2 Capital Stock.
          (a) The authorized capital stock of the Company consists of 40,000,000 Common Shares and 10,000,000 preferred shares, $0.01 par value (“Company Preferred Shares”). As of March 28, 2008, (i) 10,179,671 Common Shares were issued and outstanding, (ii) 2,583,774 Common Shares were held in treasury, (iii) 530,980 Common Shares were subject to outstanding Company Stock Options pursuant to, and 92,885 additional Common Shares were reserved for issuance under, the employee and director stock plans of the Company (the “Company Share Plans”), (iv) no Common Shares were subject to outstanding Company Stock Options granted outside of the Company Share Plans, (v) no Common Shares were subject to outstanding Company Share-Based Awards, other than Company Stock Options, granted pursuant to award agreements, (vi) no Restricted Shares were issued and outstanding, and (vii) no Company Preferred Shares were issued or outstanding. The Company does not have any rights agreement or similar agreement with respect to its Company Preferred Shares. All outstanding Common Shares are, and all Common Shares reserved for issuance as noted in clauses (iii) and (iv), when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, subscription right, right of first refusal, pre-emptive or similar rights under the OGCL, the Company Articles, the Company Regulations or any

8

Company Agreement and issued in compliance in all material respects with all applicable securities Laws. All Company Stock Options are evidenced by stock option agreements, and true and correct copies of each such agreement and each Company Share Plan have been delivered to Merger Sub. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of the date hereof, hold outstanding Company Stock Options indicating, with respect to each Company Stock Option then outstanding, the number of shares of Common Shares subject to such Company Stock Option, and the exercise price, date of grant, vesting schedule and expiration date thereof. Of the outstanding Company Stock Options, 220,480 Company Stock Options were intended to qualify as an “incentive stock option” under Section 422 of the Code, none of which were “in the money.” Of the remaining outstanding Company Stock Options, no more than 52,000 Company Stock Options were “in the money.” Each Company Stock Option, in all material respects, (A) was granted in compliance with all applicable Laws and, if granted pursuant to a Company Share Plan, all of the terms and conditions of the Company Share Plan pursuant to which it was issued, (B) qualifies for the tax, to the extent applicable, and accounting treatment afforded to such Company Stock Option in the Company’s Tax returns and the Company SEC Documents filed prior to the date of this Agreement, respectively, (C) was otherwise properly disclosed in the Company SEC Documents filed prior to the date of this Agreement and (D) has an exercise price at least equal to the fair market value of a Common Share on a date no earlier than the date of the corporate action authorizing the grant and has a grant date identical to the date of the corporate action authorizing the grant. The treatment of the Company Stock Options in accordance with Article II and Section 5.5 of this Agreement does not require the approval or consent of any holder of such Company Stock Options and does not conflict with the Company Share Plans or stock option agreements evidencing such Company Stock Options.
          (b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than Common Shares that have become outstanding after March 28, 2008, but were reserved for issuance as set forth in subsection (a) above, and (ii) except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities “phantom” stock rights, stock appreciation rights, stock-based performance units, profit participation rights or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, deliver, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or Voting Company Debt, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, profit participation rights or other similar right, agreement or arrangement, (C) repurchase, redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, (D) provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person or (E) give any person the right to receive the economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Common Shares.
          (c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are

9

convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter (“Voting Company Debt”).
          (d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the capital stock or other equity interests of the Company or any of its Subsidiaries.
          (e) Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, all outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or a wholly-owned Subsidiary of the Company, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind or nature whatsoever (each, a “Lien”), other than (i) any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established in the Company’s financial statements in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto and (D) other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the conduct of the Company’s and its Subsidiaries’ businesses or materially impair the value, operation or continued use of the property for the purposes for which the property is currently being used by the Company as of the date of this Agreement (each of the foregoing, a “Permitted Lien”), (ii) Liens that have a value less than $500,000 in the aggregate and (iii) Liens upon or relating to aircraft (or any parts thereof) owned or leased by the Company or any of its Subsidiaries for which the underlying obligation or indebtedness has been discharged and satisfied in full (collectively, the “Aircraft Liens”).
     Section 3.3 Corporate Authority Relative to This Agreement; No Violation.
          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and, except for (i) the Company Shareholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. The Board of Directors, at a meeting duly called and held, has unanimously (w) approved this Agreement and the Merger and the other transactions contemplated hereby in accordance with the OGCL, including but not limited to specifically for purposes of Chapter 1704 thereof; (x) determined that the Merger is fair to, advisable and in the best interests of the Company and its shareholders; (y) agreed to propose this Agreement and the transactions contemplated hereby for approval and adoption by the Company’s shareholders and (z) agreed to recommend that the Company’s

10

shareholders approve and adopt this Agreement and the transactions contemplated hereby, and such resolutions pursuant to which such actions were taken have not been rescinded or modified (the resolutions described in clauses (w), (x), (y) and (z) are hereinafter referred to as the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws from time to time in effect affecting creditors’ rights generally, and (ii) general principles of equity, whether such principles are considered in a proceeding at Law or in equity.
          (b) Other than in connection with or in compliance with (i) the OGCL, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and (iii) other governmental approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7, no material authorization, consent, license, order, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign governmental or regulatory agency, commission, court of competent jurisdiction, body, entity or authority or arbitral tribunal (each, a “Governmental Entity”) is necessary, under applicable Law, for the execution, delivery and performance of the Agreement or the consummation by the Company of the transactions contemplated by this Agreement.
          (c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b) or in Section 3.3(c) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by the Company will not materially conflict with, result in any material violation of or material default (with or without notice or lapse of time, or both) under, or materially impair the Company’s or any of its Subsidiaries’ rights or materially alter the rights or obligations of any third party under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any (i) note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (the “Company Agreements”), (ii) the Company Articles, the Company Regulations or the organizational or governing documents of any Subsidiary of the Company or (iii) any applicable Laws.
     Section 3.4 Reports and Financial Statements.
          (a) The Company has filed or furnished all forms, documents, statements, reports, exhibits and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 (including any such forms, documents, statement, reports, exhibits or other documents filed with the SEC after the date

11

hereof, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, (i) the Company SEC Documents complied or will comply in all material respects with the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) none of the Company SEC Documents contained, as of their respective dates, or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents fairly present, or, in the case of Company SEC Documents filed after the date hereof but prior to the Effective Time, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated statements of income, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, that in each case will not be material in amount or effect) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Merger Sub (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of all material complaints, allegations, assertions or claims made since December 31, 2004 through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

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     Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2007, (c) for contractual liabilities and obligations with respect to executory contracts not required to be disclosed in financial statements prepared in accordance with GAAP, (d) as set forth in Section 3.6 of the Company Disclosure Schedule or (e) as expressly contemplated by this Agreement, neither the Company nor any Subsidiary of the Company has any material liabilities or material obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.
     Section 3.7 Compliance with Law; Permits.
          (a) Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries are, and since December 31, 2002 have been, in material compliance with all applicable federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, writs, injunctions, arbitration awards, decrees or agency requirements of any Governmental Entity (collectively, “Laws” and each, a “Law”) and (ii) since December 31, 2002, no written notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any material violation of any applicable Law. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Sections 3.4 or 3.5, or in respect of environmental, Tax or employee benefits matters.
          (b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, clearances, exceptions, consents, certificates, approvals, registrations and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries are not in material default or material violation of the terms of the Company Permits. Section 3.7(b) of the Company Disclosure Schedule sets forth a complete list of all Company Permits.
     Section 3.8 Environmental Laws and Regulations.
          (a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, (i) since December 31, 2002, the Company and its Subsidiaries have conducted their respective businesses in material compliance with all applicable Environmental Laws, (ii) none of the properties currently, or the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance in material violation of Environmental Laws or in amounts or concentrations exceeding the levels regulated by applicable Environmental Laws, (iii) since December 31, 2002, neither the Company nor any of its Subsidiaries has received any notices, demand letters, potentially responsible party letters,

13

orders or requests for information indicating that the Company or any of its Subsidiaries is or may be in material violation of, or is or may be materially liable under, any Environmental Law in connection with the ownership or operation of its businesses or in connection with any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, (iv) no Hazardous Substance has been disposed of, released, discharged, spilled or transported in material violation of any applicable Environmental Law, or in a manner which may give rise to any material liability under Environmental Law, from any properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries, (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any material claims or material liabilities relating to any suit, settlement, order, consent decree, court order, administrative order, judgment or written claim that has been asserted or, to the knowledge of the Company, threatened or arising under any Environmental Law and (vi) Section 3.8(a)(vi) of the Company Disclosure Schedule sets forth a complete list of all Phase I and Phase II environmental site assessments and investigations, all environmental compliance audits performed within the last five (5) years, all underground storage tank investigation and closure reports, and all material environmental notices, orders and correspondence in the possession or control of the Company or any of its Subsidiaries relating to environmental matters associated with the Company or any of its Subsidiaries or any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and such documents and reports have been made available to the Merger Sub.
          (b) As used herein, “Environmental Law” means any Law and administrative and judicial common law relating to the pollution, protection, preservation or restoration of the environment (including indoor and outdoor air, water vapor, surface water, groundwater, storm water, waste water, drinking water supply, surface land, subsurface land, sediment, wetlands, odors, noise, plant and animal life or any other natural resource), natural resources, human health and human safety and any activity involving the treatment, storage, disposal, transportation, arrangement for disposal, discharge, spillage, release, threatened release, migration, distribution, labeling or manufacture of Hazardous Substances.
          (c) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law and includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including, but not limited to, any waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, jet fuel or any competent or derivative thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
     Section 3.9 Employee Benefit Plans.
          (a) Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement currently in effect; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of

14

Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently in effect; each profit sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA) currently in effect; each employment, termination or severance agreement currently in effect; and each other employee benefit plan, fund, program, agreement or arrangement currently in effect, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary of the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any Subsidiary of the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary of the Company (the “Company Benefit Plans”). Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has any commitment or formal plan to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any employee or former employee of the Company or any Subsidiary of the Company.
          (b) With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Merger Sub true and complete copies of each of the following documents: (i) a copy of the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written Company Benefit Plan, a description thereof); (ii) a copy of the two most recent annual reports, if required under ERISA, and, if applicable, the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent Summary Plan Description if required under ERISA with respect thereto; (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code.
          (c) None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they maintained or contributed to during the past six (6) years, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.
          (d) All material contributions required to be made with respect to any Company Benefit Plan on or prior to the date hereof have been timely made or are reflected on the Company SEC Documents filed most recently prior to the date of this Agreement or on the Draft 10-K. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary of the Company relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such Company Benefit Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.
          (e) Neither the Company or any Subsidiary of the Company, any Company Benefit Plan nor any trust created thereunder has engaged in a transaction in connection with which the Company or any Subsidiary of the Company, any Company Benefit Plan, or any such

15

trust reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.
          (f) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.
          (g) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.
          (h) Except as disclosed in Section 3.9(h) of the Company Disclosure Schedule, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company other than limitations imposed under the respective terms of the Company Benefit Plans set forth in Section 3.9(a) of the Company Disclosure Schedule.
          (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company, any Subsidiary of the Company or any ERISA Affiliate to severance pay or any other similar material payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of benefits under any Company Plan, or materially increase the amount of compensation due any such employee or officer, except, in each case, as expressly provided in this Agreement or as disclosed in Section 3.9(i) of the Company Disclosure Schedule.
          (j) There are no pending or, to the knowledge of the Company, threatened material claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).
          (k) All Company stock options have been granted with an exercise price per share no lower than the “fair market value” (as defined in the applicable plan) of one Common Share on the date of the corporate action effectuating the grant.
          (l) The Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G. All Company Benefit Plans that are subject to Section 409A of the Code have been administered in all material respects in good faith compliance with the applicable requirements of Section 409A. Except as disclosed in

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Section 3.9(l) of the Company Disclosure Schedule, the Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Tax imposed by Section 409A(a)(1)(B) of the Code.
     Section 3.10 Absence of Certain Changes or Events.
          (a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, since December 31, 2007, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been any action or event that, if taken on or after the date of this Agreement without Merger Sub’s consent, would violate any of the provisions of Section 5.1.
          (b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, since December 31, 2007, and through the date of this Agreement, there has not been any Company Material Adverse Effect or any fact, circumstance, event, change, effect, development or occurrence that would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.11 Investigations; Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, (a) there are no material hearings, investigations or reviews pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no (and since January 1, 2007 there have not been any) material claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or any of their respective properties at Law or in equity before, and there are no material orders, judgments or decrees of, or before, any Governmental Entity binding upon the Company or any of its Subsidiaries, or any of their respective properties.
     Section 3.12 Proxy Statement; Other Information. None of the information provided by the Company to be included in the Proxy Statement will (a) at the time of filing with the SEC, (b) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (c) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement (including any amendments and supplements thereto) and form of proxy to be filed with the SEC and distributed to shareholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement.

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     Section 3.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule:
          (a) (i) The Company and each of its Subsidiaries has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it, and each such Tax Return has been prepared in material compliance with all applicable Laws and is true, correct and complete in all material respects; (ii) the Company and each of its Subsidiaries has timely paid (or the Company has timely paid on its Subsidiaries’ behalf) all Taxes shown as due on such Tax Returns and all other material Taxes except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in accordance with GAAP in the Company’s consolidated financial statements included in the Company SEC Documents filed most recently prior to the date of this Agreement or in the Draft 10-K; (iii) the consolidated financial statements included in the Company SEC Documents filed most recently prior to the date of this Agreement or in the Draft 10-K reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such consolidated financial statements; and (iv) neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes subsequent to the date of such most recent consolidated financial statements other than in the ordinary course of the Company’s or such Subsidiary’s business.
          (b) (i) No Tax Return of the Company or any of its Subsidiaries is, to the knowledge of the Company, under audit or examination by any Taxing Authority, no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of its Subsidiaries, and no deficiencies for Taxes have been claimed, proposed, assessed or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Taxing Authority; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the financial statements included in the Draft 10-K or in the Company SEC Documents filed most recently prior to the date of this Agreement in accordance with GAAP; (iii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due and payable or Liens that have a value less than $250,000 in the aggregate; (iv) all material Taxes which the Company or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted; (v) none of the Company or any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority; (vi) no claim has been made against the Company or any of its Subsidiaries by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction; and (vii) no power of attorney that would be in force after the Closing Date has been granted by the Company or any of its Subsidiaries with respect to Taxes.
          (c) There is no contract or arrangement, plan or agreement by or with the Company or any of its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its Subsidiaries that would not be deductible by the Company or such Subsidiary by reason of Section 162(m) of the Code.

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          (d) None of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than the Company and its Subsidiaries or (iii) has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.
          (e) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.
          (f) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.
          (g) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.
          (h) Except as disclosed in Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time because of: (i) any intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to Taxes) that occurred or existed on or prior to the Effective Time; (ii) any installment sale or open transaction disposition made on or prior to the date hereof; (iii) any prepaid amount received on or prior to the Effective Time or (iv) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method made prior to the Effective Time.
          (i) The Company has not (A) obtained any Tax rulings, (B) requested any Tax rulings or (C) applied for a change in accounting methods or closing agreements, that would reasonably be expected to adversely affect liabilities for Taxes of the Company or any of its Subsidiaries for the current Tax period or for any period after the Effective Time.
          (j) As used in this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (A) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Governmental Entity or other person in respect of unclaimed property or escheat laws), together with any interest or any penalty, addition to tax or

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additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other person, and (ii) “Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with a Taxing Authority with respect to Taxes.
     Section 3.14 Labor Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule:
          (a) Neither the Company nor any of its Subsidiaries is or has been a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and no employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practices or seeking to compel it to bargain with any labor union or labor organization.
          (b) No representation, election, petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, and no such petition or application is pending with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened, labor dispute, strike, walkout, work stoppage, labor picketing, slowdown, lockout or other collective labor action involving employees of the Company or any of its Subsidiaries, and no such action has occurred within the past five (5) years.
          (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has been since December 31, 2002 and are in material compliance with all applicable local, state, federal and foreign Laws relating to employment and employment practices, including Laws relating to employment discrimination, terms and conditions of employment, hours of work and the payment of wages, classification of employees and independent contractors, health and safety, disability rights or benefits, equal opportunity, workers’ compensation and labor relations, and there are no actions, lawsuits, claims, labor disputes, grievances, charges or controversies pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity

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Commission or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct any material investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress.
          (d) The Company and each of its Subsidiaries are and have been since December 31, 2002 in compliance with all notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state, local or foreign Law relating to plant closings and layoffs.
          (e) To the Company’s knowledge, except as would not reasonably be expected to have a Company Material Adverse Effect, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or (ii) to the use of trade secrets or proprietary information of others.
     Section 3.15 Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens, except Permitted Liens, all material trademarks, trade names, service marks, service names, domain names, logos, assumed names, copyrights, patents, and all applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of all U.S. and material foreign registrations and applications for registration for Intellectual Property owned or held for use by the Company or any of its Subsidiaries, including as applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each (the “Registered IP”). The Company or a Subsidiary of the Company is (a) to the knowledge of the Company, the sole and exclusive beneficial owner of the Registered IP and (b) the record owner of all of the Registered IP. All such Registered IP is subsisting, in full force and effect, and, to the knowledge of the Company, has not been cancelled, expired, or abandoned. There are no (y) pending or, to the knowledge of the Company, threatened material claims by any person alleging infringement by the Company or any of its Subsidiaries of such person’s intellectual property or (z) pending or threatened claims by the Company or any of its Subsidiaries alleging infringement by any person of any Intellectual Property of the Company or any of its Subsidiaries. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, and no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.
     Section 3.16 Properties and Assets.
          (a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, (i) the Company and the Subsidiaries of the Company have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets (in each case, having a fair market value in excess of $25,000), real and

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personal, used or held for use in their businesses as currently conducted or shown on the most recent consolidated balance sheet of the Company included in the Company SEC Documents prior to the date hereof or acquired thereafter (except for properties and assets disposed of in the ordinary course of business consistent with past practice after the date of such balance sheet), free and clear of any Liens, except Permitted Liens and Aircraft Liens, (ii) the assets, rights and properties of the Company and its Subsidiaries, taken as a whole, constitute all of the assets, rights and properties which are currently used by the Company and its Subsidiaries in the operation of their businesses or necessary to conduct their businesses and operations as currently conducted and (iii) all of the property, plant and equipment of the Company and each of its Subsidiaries has been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is sufficient to permit the Company and its Subsidiaries to conduct their operations as currently conducted.
          (b) Section 3.16(b) of the Company Disclosure Schedule sets forth a complete and correct list and legal description of all real property owned in fee by the Company or any Subsidiary of the Company (collectively, the “Owned Real Property”). Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is obligated under, or a party to, any option, right of first refusal or other contractual right to sell, assign or dispose of any Owned Real Property or any portion thereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, the obligations of the Company and the Subsidiaries of the Company with regard to all applicable covenants, easements and restrictions affecting the Owned Real Property have been and are being performed in a proper and timely manner by the Company or a Subsidiary of the Company, as applicable.
          (c) Section 3.16(c) of the Company Disclosure Schedule sets forth a complete and correct list of all material real property leased, subleased or licensed by the Company or any Subsidiary of the Company (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has heretofore made available to Merger Sub true and complete copies of all leases, subleases, licenses and other agreements under which the Company and/or any Subsidiary of the Company uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto (collectively, the “Real Property Leases”). With respect to the Leased Real Property, except as disclosed in Section 3.16(c) of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company or the applicable Subsidiary of the Company enjoys peaceful and undisturbed possession of the premises leased pursuant to each Real Property Lease; (ii) with respect to any Real Property Leases that were assigned (or deemed assigned pursuant to the terms of such Real Property Lease) or subleased to the Company or any Subsidiary of the Company by a third party, all consents to such assignments (or deemed assignments) or subleases have been obtained which were required with respect to such assignments (or deemed assignments) or subleases; (iii) the current use of the premises leased, subleased or licensed under each Real Property Lease complies with the terms of such Real Property Lease; (iv) no Real Property Lease has been assigned, mortgaged, hypothecated or otherwise encumbered; and (v) neither the Company nor any Subsidiary of the Company has, nor, to the Company’s knowledge, has any other party thereto (including the lessor or sublessor thereunder) waived any terms or conditions of any Real Property Lease.

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          (d) With respect to each parcel of Owned Real Property: (i) there are no pending or, to the knowledge of the Company, threatened hearings, investigations, reviews, claims, actions, suits or proceedings relating to any such parcel or other matters affecting materially adversely the current use, occupancy or value thereof; (ii) the ownership and operation of the Owned Real Property in the manner in which it is now owned and operated comply in all material respects with all zoning, building, use, safety or other similar statutes, ordinances or regulations of any Governmental Entity; and (iii) neither the Company nor any of its Subsidiaries has received any notice of any material special Tax, levy or assessment for benefits or betterments that affect any Owned Real Property and, to the knowledge of the Company, no such material special Taxes, levies or assessments are pending or contemplated. The Real Property comprises all of the material real property used in the businesses of the Company and its Subsidiaries.
          (e) Section 3.16(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material lease, sublease, license or other agreement executed by the Company or any Subsidiary of the Company granting to any third party a right to the use, occupancy or enjoyment of any Real Property or any portion thereof (the “Real Property Subleases”). The Company has heretofore made available to Merger Sub true and complete copies of all Real Property Subleases (including all amendments, modifications, supplements, and extensions thereof).
     Section 3.17 Opinion of Financial Advisor. The Board of Directors has received the opinion of Brown, Gibbons, Lang & Company Securities, Inc., dated as of March 29, 2008, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Common Shares, other than Merger Sub or any of its affiliates, is fair from a financial point of view to such holders.
     Section 3.18 Required Vote of the Company Shareholders. Subject to the accuracy of the representations and warranties of Merger Sub in Section 4.7, the affirmative vote of the holders of a majority of the outstanding Common Shares on the record date for the Company Meeting is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Shareholder Approval”).
     Section 3.19 Takeover Statutes. The Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Revised Code, the Merger and, assuming the accuracy of the representations and warranties contained in Section 4.7, the acquisition by Merger Sub of the Common Shares pursuant to the Merger; and there are no other actions by the Board of Directors that are necessary in order to render the moratoria contemplated by Chapter 1704 of the Ohio Revised Code inapplicable to this Agreement and the transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties contained in Section 4.7, as of the date of this Agreement, except for Chapter 1704 of the Ohio Revised Code and Section 1707.043 of the Ohio Revised Code, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or, to the knowledge of the Company, similar statute or regulation enacted by any state apply to the Merger or the other transactions contemplated by this Agreement.

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     Section 3.20 Material Contracts.
          (a) Section 3.20 of the Company Disclosure Schedule lists each of the Company Agreements of the following types which are in effect as of the date hereof (the Company Agreements described by the immediately following clauses, whether or not listed on Section 3.20 of the Company Disclosure Schedule, being referred to herein as the “Company Material Contracts”):
     (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
     (ii) any collective bargaining agreement or other agreement with any union or other labor organization;
     (iii) any agreement or note evidencing any indebtedness for borrowed money or any guaranty of any such indebtedness of another person or creating any Lien (other than a Permitted Lien) in excess of $50,000;
     (iv) any agreement which (A) purports to limit the manner in which, or the localities in which, the Company, any of its Subsidiaries or any other entity (including, after the Effective Time, Parent or its affiliates) is entitled to conduct any material portion of its business, (B) could require the disposition of any material assets or line of business of the Company or its respective Subsidiaries (or, after the Effective Time, of Parent or its affiliates), (C) grants “most favored nation” status or (D) materially prohibits or limits the right of the Company or any of its Subsidiaries to sell any services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;
     (v) any agreement that would prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;
     (vi) any agreement containing a standstill or similar agreement pursuant to which the Company or any Subsidiary has agreed not to acquire assets or securities of the other party or of any of the affiliates of such party;
     (vii) any agreement between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;
     (viii) any agreement providing for indemnification by the Company or any of its Subsidiaries of any person, except for such indemnification provisions as are (A) customary in the Company’s industry or incidental to the routine conduct of its business, (B) not reasonably likely to be material to the Company or any of its Subsidiaries and (C) entered into in the ordinary course of business;
     (ix) any material partnership, joint venture or similar arrangement;

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     (x) any agreement granting or obtaining any right to use any rights under any material Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound; and
     (xi) any agreement executed on or after December 31, 2004 involving the acquisition or disposition by the Company or any of its Subsidiaries of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries.
          (b) The Company has made available to Merger Sub a true and complete copy of each Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company and/or any of its Subsidiaries party thereto (and to the knowledge of the Company, each other party thereto) and is in full force and effect. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in material breach of or default under any Company Material Contact. Neither the Company nor any of its Subsidiaries has received written notice of, or to the knowledge of the Company, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, under any Company Material Contract.
     Section 3.21 Finders or Brokers. Except for MergeGlobal, Inc. and Brown, Gibbons, Lang & Company Securities, Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with or upon consummation of the Merger. The Company has made available to Merger Sub a true and complete copy of the applicable engagement letters with MergeGlobal, Inc. and Brown, Gibbons, Lang & Company Securities, Inc.
     Section 3.22 Insurance. The Company and its Subsidiaries own or hold policies of insurance, which are listed on Section 3.22 of the Company Disclosure Schedule, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with the terms of such policies, and (b) the Company has not received written notice of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. Each such insurance policy is in full force and effect and all premiums due with respect to such insurance policy have been paid. Except as disclosed in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs.
     Section 3.23 Related Party Transactions. Since January 1, 2006, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, that have not been so disclosed.

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     Section 3.24 Customers and Suppliers. Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, no customer or supplier or group of affiliated customers or suppliers of the Company and its Subsidiaries represents more than 10% of the Company’s 2007 annual consolidated revenues. Since January 1, 2007, except as disclosed in Section 3.24(b) of the Company Disclosure Documents, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with such customer or supplier or group of affiliated customers or suppliers nor, to the Company’s knowledge, has such customer or supplier or group of affiliated customers or suppliers threatened to so terminate, cancel or materially curtail such business relationships.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND THE MERGER SUB
     Except as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Merger Sub Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Merger Sub Disclosure Schedule shall provide an exception to or otherwise qualify the representations and warranties of the Parent and Merger Sub specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall readily appear on its face from the substance of such disclosure to be applicable to such other representations and warranties, Parent and Merger Sub each hereby represents and warrants to the Company as follows:
     Section 4.1 Qualification; Organization, Subsidiaries, etc. (i) Parent is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware; (ii) Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of Ohio and (iii) each of them has all requisite corporate or similar power and authority to own, lease and operate its respective properties and assets and to carry on its respective business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to materially hinder, impair or delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Merger Sub Material Adverse Effect”).
     Section 4.2 Corporate Authority Relative to This Agreement; No Violation.
          (a) No vote of holders of capital stock of the Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Merger Sub and by the shareholders of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State

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of the State of Ohio, no other corporate proceedings on the part of Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws from time to time in effect affecting creditors’ rights generally, and (ii) general principles of equity, whether such principles are considered in a proceeding at Law or in equity.
          (b) Other than in connection with or in compliance with (i) the OGCL, (ii) the Exchange Act and(iii) the rules and regulations of the FAA (collectively, the “Merger Sub Approvals”), no authorization, consent, license, order, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, permits, actions, filings or notifications, that, if not obtained or made, would not reasonably be expected to have a Merger Sub Material Adverse Effect.
          (c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by Parent and Merger Sub will not conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, or impair Parent or Merger Sub’s rights or alter the rights or obligations of any third party under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights of any person under, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of (i) any note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation to which Parent or Merger Sub is a party or by which either of them or any of their respective properties or assets may be bound, (ii) the articles of incorporation or code of regulations or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, impairment, right, conflict, default, termination, amendment, cancellation or acceleration that would not reasonably be expected to have a Merger Sub Material Adverse Effect.
     Section 4.3 Investigations; Litigation. There are no hearings, investigations or reviews pending or, to the knowledge of Parent or Merger Sub, threatened by any Governmental Entity with respect to Parent or Merger Sub which, individually or in the aggregate, would reasonably be expected to have a Merger Sub Material Adverse Effect. There are no claims, actions, suits or proceedings pending (or, to Parent or Merger Sub’s knowledge, threatened) against or affecting Parent or Merger Sub or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Merger Sub Material Adverse Effect.

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     Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or Merger Sub to be included in the Proxy Statement will (a) at the time of filing with the SEC, (b) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and (c) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement.
     Section 4.5 Financing. Parent and Merger Sub will have at the Effective Time cash and cash equivalents, that are sufficient to pay the aggregate Merger Consideration and the Option and Share-Based Consideration.
     Section 4.6 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 common shares, $0.001 par value, of which 100 are validly issued and outstanding. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
     Section 4.7 Ownership of Common Shares. Other than the Common Shares purchased on the date hereof by Parent pursuant to the Subscription Agreement, neither Parent nor Merger Sub nor any of their respective shareholders or affiliates has beneficially owned during the immediately preceding three years a sufficient number of Common Shares that would make it an “interested shareholder” (as such term is defined in Section 1704.01(c)(8) of the Ohio Revised Code) of the Company. The Common Shares beneficially owned by Parent, Merger Sub or any of their respective shareholders or affiliates is set forth in Section 4.7 of the Merger Sub Disclosure Schedule.
     Section 4.8 Finders or Brokers. Neither the Parent nor any of its Subsidiaries has employed any broker or finder in connection with the Merger or the other transactions contemplated by this Agreement who is entitled to any brokerage, finder’s or similar fee or commission in connection with or upon consummation of the Merger.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of the Business.
          (a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Merger Sub, (iii) as expressly required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall

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cause each of its Subsidiaries to, (A) conduct the business of the Company and its Subsidiaries in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to maintain intact their business organizations, preserve their relationships with Governmental Entities and the Company’s and its Subsidiaries’ customers, suppliers, creditors, lessors, employees and others having business dealings with the Company and its Subsidiaries and keep available the services of the Company’s and its Subsidiaries’ present employees and agents; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
          (b) The Company agrees with Merger Sub, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the Effective Time or the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule or with the prior written consent of Merger Sub:
     (i) declare, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), except cash dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;
     (ii) adjust, split, combine or reclassify, or otherwise amend the terms of, any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for             shares of its capital stock or other equity securities;
     (iii) except as required by existing written agreements or Company Benefit Plans in effect prior to the date of this Agreement and set forth on Section 5.1(b)(iii) of the Company Disclosure Schedule, or as otherwise required by applicable Law (including Section 409A of the Code), (A) except for increases in base salary or hourly rates for employees earning less than $100,000 annually in the ordinary course of business consistent with past practice, increase in any manner the compensation, bonus or pension, retirement, welfare, termination, severance or other benefits of, or make any new equity awards to, the Company’s employees, directors, consultants, independent contractors or service providers, (B) pay any bonus or any pension, welfare, termination, severance (above and beyond the Company’s standard severance practices in effect on the date of this Agreement, which practices have been previously provided to Parent) or retirement benefits to any such employees, directors, consultants, independent contractors or service providers (other than “stay” bonuses as may be mutually agreed upon in writing by Merger Sub and the Company), (C) enter into, amend, alter (other than amendments that are immaterial to the participants or employees, directors, consultants, independent contractors or service providers who are party thereto and do not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program,

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policy, arrangement or agreement), adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, welfare, termination, severance, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider (other than “stay” bonuses as may be mutually agreed upon in writing by Merger Sub and the Company), (D) except as expressly contemplated by this Agreement, take any action to accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (G) amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, or (H) make or forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;
     (iv) implement or adopt any material change in its Tax or financial accounting principles, policies, procedures or practices or any of its methods of reporting income, deductions or other material items for Tax or financial accounting purposes, except the change in accounting principle adopted by the Company with respect to the expensing of charges relating to certain aircraft repairs set forth on Section 5.1(b)(iv) of the Company Disclosure Schedule, or as required by GAAP, SEC or Internal Revenue Service rule or policy or applicable Law;
     (v) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability, claim or assessment for Taxes, make, revoke or change any material Tax election unless required by Law, agree to any adjustment of any material Tax attribute (other than the tax refund attributable to change in accounting principle disclosed in subparagraph (iv)), file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;
     (vi) adopt or propose any amendment or waiver of any provision of its articles of incorporation or its code of regulations, partnership agreement, operating agreement or other equivalent organizational documents or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;
     (vii) grant, issue, deliver, sell, transfer, pledge, dispose of or encumber, or authorize the grant, issuance, delivery, sale, transfer, pledge, disposition or

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encumbrance of, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any Company Share Plans (except as otherwise expressly provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than issuances of Common Shares in respect of any exercise of Company Stock Options and settlement of any Company Share-Based Awards outstanding on the date of this Agreement in accordance with their terms;
     (viii) purchase, redeem or otherwise acquire, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;
     (ix) incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries; guarantee, endorse or otherwise become liable for any debt securities of another person; enter into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any wholly-owned Subsidiary of the Company);
     (x) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any properties or assets, other than the sale of inventory or used equipment in the ordinary course of business consistent with past practice and not to exceed $500,000 of fair market value, in the aggregate;
     (xi) (A) modify, amend or terminate any Company Material Contract or waive or fail to enforce any rights under any Company Material Contract in a manner which is materially adverse to the Company other than in the ordinary course of business consistent with past practice, or (B) enter into any contract, agreement, arrangement or understanding that would be required to be set forth in Section 3.20 of the Company Disclosure Schedule other than in the ordinary course of business consistent with past practice;
     (xii) effectuate (A) a “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company and/or any of its Subsidiaries, or (B) a “mass layoff” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or facility of the Company and/or any of its Subsidiaries;

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     (xiii) make or authorize any capital expenditures not contemplated by the Company’s capital expenditure budget (a true and correct copy of which has been delivered to Merger Sub) having an aggregate value in excess of $100,000, in the aggregate;
     (xiv) enter into any capital or operating leases or acquire any properties or assets from any person with a value or purchase price in the aggregate in excess of $100,000 in any transaction or series of related transactions other than (A) capital expenditures subject to the limitations set forth in (xiii) above, and (B) purchases of components, inventory, raw materials or supplies other than in the ordinary course of business consistent with past practice;
     (xv) make any acquisition of, or investment in, another person or business, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, other than acquisitions or investments (A) in the ordinary course of business consistent with past practices and (B) less than $50,000 in the aggregate;
     (xvi) (A) waive, release, assign, settle or compromise any litigation, claim, action or other proceeding, other than accounts receivable in the ordinary course of business or (B) otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice;
     (xvii) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;
     (xviii) (A) adopt or propose a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than with respect to the Company pursuant to this Agreement and the Merger) or (B) otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses; or
     (xix) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).
          (c) Prior to making any written or material oral communications to officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated hereby, the Company shall provide the Parent with a copy of the intended communication, the Parent shall have a reasonable period of time to review and comment on the communication, and the Parent and the Company shall reasonably cooperate in providing any such mutually agreeable communication.

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     Section 5.2 Investigation. During the period prior to the earlier of the Effective Time and the Termination Date, the Company shall (i) provide to Parent and to its officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such persons may reasonably request, and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries. No information or knowledge obtained by Parent or Merger Sub in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company in Article III.
     Section 5.3 No Solicitation.
          (a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons with respect to any Alternative Acquisition. The Company agrees that it will take the necessary steps to promptly inform the persons referred to in the first sentence hereof of the obligations undertaken in this Section 5.3 and in the confidentiality agreement, if any, between the Company and such person. The Company also agrees that it will (i) promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its Subsidiaries and (ii) enforce and not waive the terms of any such confidentiality agreement.
          (b) Except as provided in Section 5.3(c), from the date of this Agreement until the earlier of the Termination Date or the Effective Time, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors shall, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly (i) initiate, solicit or encourage any inquiries or the making, submission or announcement of any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any Alternative Acquisition, (ii) facilitate or take any action designed to, or which could be reasonably expected to, facilitate any effort or attempt to make, submit or announce any inquiry, offer or proposal relating to any possible Alternative Acquisition or (iii) engage in, continue or otherwise participate in any discussions, negotiations or communications with, or provide any information or data concerning the Company or any of its Subsidiaries to, or otherwise cooperate with, any person (other than Merger Sub or its Representatives) relating to any possible Alternative Acquisition. The Company shall promptly, and in any event within one (1) business day, notify Merger Sub, orally and in writing, of (A) any proposals, offers or inquiries received by, any information requested from, or any negotiations or discussions that are sought to be initiated or continued with the Company, its Subsidiaries or their respective Representatives, in each case, in connection with a possible Alternative Acquisition, which notice shall identify the name of the person making such proposal, offer, inquiry or request or seeking such negotiations or discussions and the material terms and conditions of any offer, inquiry, request or proposal and (ii) any subsequent changes to such terms and conditions. The

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Company shall also keep Merger Sub fully informed on a current basis of the status of any such offer, inquiry, request or proposal and shall as promptly as practicable, and in any event within one (1) business day, provide to Merger Sub a copy of all written material or correspondence (including email) subsequently provided to or by the Company, its Subsidiaries or their respective Representatives in connection with such offer, inquiry, request or proposal.
          (c) Notwithstanding the foregoing, at any time after the date hereof and prior to the earlier of the Termination Date or obtaining the Company Shareholder Approval, if (i) the Company receives a bona fide written proposal from a third party for an Alternative Acquisition on an unsolicited basis and without any violation of this Section 5.3 (an “Acquisition Proposal”) and (ii) the Board of Directors determines in good faith by a resolution duly adopted in accordance with the Company Articles and/or Company Regulations, after consultation with outside counsel and receiving advice from an independent financial advisor experienced in such matters, that (A) such person is reasonably capable of making a Company Superior Proposal and such Acquisition Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal (a “Potential Superior Proposal”) and (B) consistent with the exercise of the directors’ fiduciary duties, it would be prudent and in the best interests of the Company’s shareholders to furnish information concerning the Company or participate in discussions and negotiations concerning such Acquisition Proposal, then the Company may, for a twenty (20) day period commencing with the first notification to Merger Sub under Section 5.3(b) of such Acquisition Proposal, furnish information with respect to the Company and its Subsidiaries to the person submitting such Acquisition Proposal, subject to execution of a confidentiality agreement with such person containing terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of November 9, 2007, between Parent and the Company, and may participate in discussions and negotiations with such person concerning such Acquisition Proposal. The Company shall promptly, and in any event within one (1) business day (and not less than two (2) business days prior to providing any such person with any information or entering into any such confidentiality agreement), notify Merger Sub of (x) the receipt of a Company Superior Proposal or Potential Superior Proposal, as the case may be, which notice shall include the name of the person making such Company Superior Proposal or Potential Superior Proposal, as the case may be, and the material terms and conditions of the proposal, and (y) any subsequent changes to such terms and conditions. The Company may only rely on the first sentence of this Section 5.3(c) with respect to one twenty (20) day period with respect to each person who makes an Acquisition Proposal after the date hereof and prior to the earlier of the Termination Date or obtaining the Company Shareholder Approval. The Company shall promptly provide to Merger Sub any non-public information regarding the Company provided to any person making a Company Superior Proposal or Potential Superior Proposal which was not previously provided to Merger Sub, such additional information to be provided no later than the date of provision of such information to such other person.
          (d) Except as expressly set forth herein and after compliance with this Section 5.3, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, neither the Board of Directors nor any committee thereof shall directly or indirectly (i) withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify, the Company Recommendation, (ii) cause or permit the Company to approve, endorse, adopt or recommend, or publicly propose or resolve to approve, endorse, adopt or recommend, any Alternative Acquisition or (iii) cause or permit the Company to enter into any

34

letter of intent, memorandum of understanding, merger agreement or other agreement with respect to any Alternative Acquisition (other than a confidentiality agreement with respect to a Company Superior Proposal or Potential Superior Proposal entered into in compliance with Section 5.3(c)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time after the date hereof and prior to obtaining the Company Shareholder Approval, if the Company receives a Company Superior Proposal after the date of this Agreement, then the Board of Directors may, if the Board of Directors has determined in good faith by a resolution duly adopted in accordance with the Company Articles and/or Company Regulations, after consultation with outside counsel and receiving advice from an independent financial advisor experienced in such matters, that, consistent with the exercise of the directors’ fiduciary duties, it would be prudent and in the best interests of the Company’s shareholders to withdraw or modify the Company Recommendation, approve or recommend such Company Superior Proposal, or enter into an Acquisition Agreement with respect to such Company Superior Proposal (any of the foregoing, or any public proposal to do any of the foregoing, being a “Change of Recommendation”), in each case at any time after the fifth business day following the Company’s delivery to Merger Sub of written notice advising Merger Sub that (A) the Company has received such Company Superior Proposal without any violation of this Section 5.3, (B) the Board of Directors intends to make or publicly propose a Change of Recommendation with respect to such Company Superior Proposal and (C) the Company intends to terminate this Agreement pursuant to Section 5.3(e) and pay the Termination Fee and other amounts to Parent pursuant to Section 7.2; provided, however, that the Company shall not enter into an Acquisition Agreement with respect to a Company Superior Proposal unless the Company complies with Section 5.3(e). In determining whether to make a Change of Recommendation in response to a Company Superior Proposal or otherwise, the Board of Directors shall consider any changes to the terms of this Agreement proposed by the Parent or Merger Sub and any other information provided by the Parent or Merger Sub in response to such notice. No Change of Recommendation shall change the approval of the Board of Directors for purposes of the OGCL or causing any state takeover statute or similar Law to be inapplicable to the Merger or other transactions contemplated by this Agreement.
          (e) Subject to compliance with this Section 5.3, at any time after the date hereof and prior to obtaining the Company Shareholder Approval, the Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Company Superior Proposal if (i) the Company has provided Merger Sub written notice that it intends to terminate this Agreement pursuant to this Section 5.3(e) and pay the Termination Fee and other amounts to Parent pursuant to Section 7.2, which notice will also identify the Company Superior Proposal then determined to be more favorable and include a copy of the definitive Acquisition Agreement for such Company Superior Proposal in the form to be entered into, (ii) within a period of five (5) business days following the delivery of the notice referred to in clause (i) above, Parent or Merger Sub does not propose adjustments in the terms and conditions of this Agreement which the Board of Directors determines in good faith by a resolution duly adopted in accordance with the Company Articles and/or Company Regulations (after receiving the advice of its independent financial advisors experienced in such matters) to be as favorable to the Company’s shareholders from a financial point of view as such Company Superior Proposal (the Company having caused its financial and legal advisors to negotiate with Parent and Merger Sub in good faith during such five (5) business day period any adjustments in the terms and conditions of this Agreement proposed by Merger Sub), and (iii) at least five (5) business days

35

after the Company has provided the notice referred to in clause (i) above, the Company simultaneously delivers to Merger Sub (A) an irrevocable written notice of termination of this Agreement pursuant to this Section 5.3(e) and (B) a wire transfer of same day funds in the amount of the Termination Fee and other amounts to Parent pursuant to Section 7.2.
          (f) Subject to Merger Sub’s rights under Article VII, nothing contained in this Section 5.3 shall prohibit the Board of Directors from taking and disclosing to the shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the shareholders required by U.S. federal or state Law, if in the good-faith judgment of the Board of Directors, after consultation with outside counsel, the failure to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and the Parent shall have the right to terminate this Agreement as set forth in Section 7.1(i).
          (g) Any violation of this Section 5.3, including by any of the Company’s Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.
          (h) As used in this Agreement, the following terms shall have the following meanings:
     (i) “Alternative Acquisition” means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of a business or assets that constitutes 25% or more of the net revenues or assets of the Company and its Subsidiaries on a consolidated basis, (B) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of 25% or more of any class of equity securities of the Company or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries or (D) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture, partnership, share exchange or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and other than the liquidation or dissolution of timexpress.com, inc. or 7250 Star Check, Inc.; and
     (ii) “Company Superior Proposal” means an unsolicited, written bona-fide Acquisition Proposal (with all references to 25% in the definition of Acquisition Proposal deemed to be 75%) that provides for consideration to be received by holders of all, but not less than all, of the issued and outstanding Common Shares, which Acquisition Proposal the Board of Directors determines in good faith by a resolution duly adopted in accordance with the Company Articles and/or Company Regulations, after consultation with outside counsel and

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receiving advice from an independent financial advisor experienced in such matters, (A) is reasonably likely to be consummated promptly in accordance with its terms (taking into account, among other things, the legal, financial, regulatory, financing and other aspects of such Acquisition Proposal and the identity of the person submitting such an Acquisition Proposal), and (B) would, if consummated, result in a transaction more favorable from a financial point of view to the Company’s shareholders than the Merger (after taking into account any revisions to the terms of the transaction contemplated by Section 5.3(e) and the time likely to be required to consummate such Acquisition Proposal).
     Section 5.4 Filings; Other Actions.
          (a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than 10 business days hereafter, the Company shall prepare and file with the SEC the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent and Merger Sub with respect to such filing, shall afford Parent and Merger Sub or their Representatives reasonable opportunity to review and comment thereon and shall include in such document all reasonable comments proposed by Parent, Merger Sub or their Representatives. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall promptly notify Parent or Merger Sub of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent or Merger Sub with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent or Merger Sub. In such case, the Company, with the cooperation of Parent and Merger Sub, will promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to the Company’s shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent and Merger Sub with respect to such amendment or supplement, shall afford Parent, Merger Sub or their Representatives reasonable opportunity to review and comment thereon and shall include in such document all reasonable comments proposed by Parent, Merger Sub or their Representatives.
          (b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the OGCL and the Company Articles and Company Regulations to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”), and (ii) use all reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement. Notwithstanding the foregoing, the Board of Directors of the Company may

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withdraw, modify or amend the Company Recommendation if the Company receives a Company Superior Proposal, but only in accordance with the provisions set forth in Section 5.3.
     Section 5.5 Stock Options and Other Share-Based Awards.
          (a) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain written consents from holders of the Company Stock Options to the treatment of such Company Stock Options as set forth in Section 2.4 (which consent shall include a release reasonably satisfactory to Merger Sub); provided that, except as expressly provided in Section 2.4, the Company shall not pay or commit to pay any consideration in connection with obtaining such consents without the prior written consent of Merger Sub and (ii) use its reasonable best efforts to terminate and/or amend as necessary, in a manner reasonably acceptable to Merger Sub, the terms of the Company Share Plans or any other plans, programs, arrangements or other agreements providing for the issuance or grant of any other interest in respect of or any equity securities in the Company or any of its Subsidiaries, in each case as is necessary to give effect to the provisions of Section 2.4 and this Section 5.5.
          (b) At the Effective Time, each right of any kind, contingent or accrued, to receive Common Shares or benefits measured in whole or in part by the value of a number of Common Shares granted under the Company Share Plans or Company Benefit Plans (including restricted share units, phantom units, deferred share units and dividend equivalents), other than Restricted Shares and Company Stock Options (each, other than Restricted Shares and Company Stock Options, a “Company Share-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Common Shares, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, without interest, an amount in cash equal to the Merger Consideration in respect of each Common Share underlying a particular Company Share-Based Award (the aggregate amount of such cash amounts, together with the Option Consideration, hereinafter referred to as the “Option and Share-Based Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Law relating to Taxes with respect to the making of such payment.
          (c) Prior to the Effective Time, the Company and/or the Board of Directors shall (i) use reasonable best efforts to make such adjustments and amendments to or make such determinations with respect to Company Stock Options and Company Share-Based Awards as are necessary to implement Section 2.4 and the foregoing provisions of this Section 5.5 and (ii) use reasonable best efforts to ensure that the treatment of Company Stock Options and Company Share-Based Awards as provided in Section 2.4 and this Section 5.5 extinguishes all rights of participants under the Company Share Plans and any other plans, programs, arrangements or other agreements providing for the issuance or grant of any other interest in respect of, or any equity securities in, the Company or any of its Subsidiaries and that following the Effective Time, no such participant shall have any right thereunder to acquire equity securities of the Surviving Corporation or any of its Subsidiaries; provided that, except as expressly provided in Section 2.4 and this Section 5.5, the Company shall not pay or commit to pay any consideration in connection therewith.

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          (d) Prior to the Effective Time, the Company shall take all necessary steps to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.6 Reasonable Best Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement.
          (b) Parent and Merger Sub shall make filings as required by the FAA within ten business days after the date of this Agreement.
          (c) Each party hereto shall promptly consult (which shall include a reasonable opportunity to review and comment on any filings) with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement unless otherwise prohibited by Law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. The Company shall give prompt notice to the Parent of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition in Article VI.

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          (d) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisers to provide, upon the reasonable request of Parent, and at Parent’s expense, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company agrees to use commercially reasonable efforts to identify and secure the release and termination of any Aircraft Liens upon or relating to the Caravan, Lear and other jet aircraft (or any material parts thereof, including any jet engines) owned by the Company or any of its Subsidiaries.
     Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent, Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
     Section 5.8 Public Announcements. The Company and Merger Sub will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by the rules or regulations of the SEC or any national securities exchange. Merger Sub and the Company agree to issue a joint press release announcing this Agreement.
     Section 5.9 Indemnification and Insurance.
          (a) The Surviving Corporation will honor all the Company’s and its Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and any of its Subsidiaries (an “Indemnified Party”) for acts or omissions by such Indemnified Parties occurring prior to the Effective Time to the extent that such obligations of the Company and such Subsidiaries exist on the date of this Agreement, whether pursuant to the Company Articles, the Company Regulations, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Company Articles, Company Regulations and individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions.
          (b) For a period of three years from the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time (including for acts or omissions in connection with this Agreement and the transactions contemplated hereby); provided, however, that the Surviving Corporation may substitute therefor policies of a reputable and financially

40

sound insurance company providing substantially equivalent coverage and amounts; provided further, that in no event shall the Surviving Corporation be required to pay an annual premium for insurance under this Section 5.9(b) in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement for such insurance, but in such case shall purchase as much insurance as reasonably practicable for such amount.
          (c) In the event that an Indemnified Party prevails in enforcing the indemnity and other obligations provided in this Section 5.9, the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party in such enforcement.
          (d) The rights of each Indemnified Party and their heirs and legal representatives hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or code of regulations or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the OGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (e) The obligations of the Surviving Corporation under this Section 5.9 shall not be terminated or modified by the Surviving Corporation in a manner so as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the consent of such affected Indemnified Party. If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all the obligations set forth in this Section.
     Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.
     Section 5.11 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s

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operations prior to the Effective Time; provided, however, that this Section 5.11 shall not limit the Company’s obligations under this Agreement, including Section 5.1 hereof. Prior to the Effective Time, the Company shall exercise, in accordance with the terms and conditions of this Agreement, complete control and supervision over its operations.
ARTICLE VI
CONDITIONS TO THE MERGER
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:
          (a) The Company Shareholder Approval shall have been obtained.
          (b) No Law which restrains, enjoins or otherwise prohibits the consummation of the Merger shall have been entered, enacted or promulgated and shall continue to be in effect.
          (c) Any approvals required by the FAA shall have been obtained.
     Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:
          (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding any limitation as to “materiality,” “Merger Sub Material Adverse Effect” or similar qualifiers set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties that are made as of a particular date or period must be true and correct only as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.
          (b) Parent and Merger Sub shall have in all material respects performed all of their respective obligations and complied with all of their respect covenants and agreements required by this Agreement to be performed or complied with by each of them prior to the Effective Time.
          (c) Parent and Merger Sub shall have delivered to the Company a certificate, dated the Effective Time and signed by a duly authorized officer or principal of Parent and by Merger Sub’s President, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

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     Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions:
          (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding any limitation as to “materiality,” “Company Material Adverse Effect” or similar qualifiers set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties that are made as of a particular date or period must be true and correct only as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company contained in Sections 3.2(a), 3.3(a), 3.16(a), 3.19 and 3.21 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date.
          (b) The Company shall have in all material respects performed all obligations and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.
          (c) The Company shall have delivered to Merger Sub a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
          (d) Since the date of this Agreement, there shall not have occurred any fact, circumstance, event, change, effect, development or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
          (e) [Intentionally omitted.]
          (f) [Intentionally omitted.].
          (g) The Board of Directors shall not have (i) made or resolved to make a Change of Recommendation, (ii) approved or recommended any Alternative Proposal (including any Company Superior Proposal) or any Acquisition Agreement or resolved or agreed or publicly proposed to take any such action, (iii) delivered, or caused to be delivered, to Parent or Merger Sub the notice contemplated by Section 5.3(d) or Section 5.3(e).
          (h) There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other person, in each case that has a reasonable likelihood of success, (A) seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (B) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their

43

respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (C) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries or (D) which otherwise is reasonably likely to have a Company Material Adverse Effect.
     Section 6.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other, may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.
ARTICLE VII
TERMINATION
     Section 7.1 Termination and Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or (except as provided below) after receipt of the Company Shareholder Approval:
          (a) by the mutual written consent of the Company and Parent;
          (b) by the Parent if (i) the Effective Time shall not have occurred on or before July 31, 2008 (the “Parent End Date”) and (ii) the Parent shall not have failed to perform its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the Parent End Date;
          (c) by the Company if (i) the Effective Time shall not have occurred on or before August 31, 2008 (the “Company End Date”) and (ii) the Company shall not have failed to perform its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the Company End Date;
          (d) by either the Company or Parent if either (i) a Governmental Entity shall have issued or entered a judgment, order, injunction or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such judgment, order, injunction or decree or any other action shall have become final and non-appealable or (ii) a Governmental Entity shall have issued or entered a judgment, order, injunction or decree or taken any other action permanently or temporarily restraining, enjoining or otherwise prohibiting, restraining or enjoining the consummation of the Merger, but only if such judgment, order, injunction or decree or other action shall not have been dismissed or otherwise vacated within 45 days of original entry thereof; provided that in either case the party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall have used its reasonable best efforts to have such judgment, order, injunction or decree lifted;

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          (e) by either the Company or Parent if the Company Meeting (including any postponements or adjournments thereof) shall have concluded and the Company Shareholder Approval shall not have been obtained; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(e) shall not have failed to perform its obligations under this Agreement in any manner that shall have proximately caused the failure to obtain the Company Shareholder Approval;
          (f) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2 (assuming the date of such determination is the Closing Date) and (ii) has not been cured within 30 days after the giving of written notice to the Parent and Merger Sub of such breach; provided that the Company shall have given Parent and Merger Sub written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;
          (g) by the Company, prior to obtaining the Company Shareholder Approval, pursuant to and in compliance with Section 5.3(e);
          (h) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3 (assuming the date of such determination is the Closing Date) and (ii) has not been cured within 30 days after the giving of written notice to the Company of such breach; provided that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination;
          (i) by Parent, if the Board of Directors or any committee thereof shall have (A) made or publicly proposed to make a Change of Recommendation, (B) recommended or approved (or publicly proposed to recommend or approve), or failed to recommend against, or taken a neutral position with respect to, any proposal or offer for an Alternative Acquisition or determined that an Acquisition Proposal constitutes a Company Superior Proposal, (C) resolved to do any of the foregoing or (D) failed to reaffirm the Company Recommendation to the Company’s shareholders that they give the Company Shareholder Approval within three business days of receipt of a written request to do so by Parent;
          (j) by Parent, if the Company shall have materially breached any of its obligations under Section 5.3 or if the Company has delivered to Parent or Merger Sub a notice pursuant to Section 5.3(d) or Section 5.3(e); and
          (k) By Parent, if the Company’s expenses (both incurred and expected) relating to the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, strategic advisory, consulting, compensation and other expenses, exceed the Company’s budget for such expenses set forth in Section 7.1(k) of the Company Disclosure Schedule.

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     Section 7.2 Effect of Termination.
          (a) In the event that (i) (A) any person makes a bona fide proposal or offer for an Alternative Acquisition or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Acquisition on or after the date of this Agreement but prior to termination of this Agreement, (B) this Agreement is terminated by the Company pursuant to Section 7.1(c) or by Parent pursuant to Section 7.1(b) and (C) within nine months of the date of such termination the Company or any of its Subsidiaries enters into a letter of intent, memorandum of understanding, merger agreement or other agreement or understanding with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an Alternative Acquisition (substituting only in this one usage of “Alternative Acquisition” “50%” for all references to “25%” in the definition of “Alternative Acquisition”), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(h), Section 7.1(i), Section 7.1(j) or Section 7.1(k), (iii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or pursuant to Section 7.1(e) (so long as, in the case of a termination pursuant to Section 7.1(e), at such Company Meeting, all of the Common Shares acquired by Parent pursuant to the Subscription Agreement are voted in favor of the Merger) or (iv) this Agreement is terminated by the Company pursuant to Section 7.1(g), then the Company shall pay to Merger Sub a fee of $1,400,000 (the “Termination Fee”) and shall promptly, but in no event later than two business days after the date of being notified of such by Parent, pay all of the documented, reasonable out-of-pocket costs, fees and expenses, including those of the Depositary and Parent’s legal, accounting, tax, consulting and other professional advisors, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby prior to the Termination Date (“Parent Expenses”), in each case payable by wire transfer of same day funds. The Termination Fee shall be paid (x) in the case of clause (i), on the date of the consummation of such Alternative Acquisition, (y) in the case of clause (ii) within two business days of the Termination Date and (z) in the case of clause (iii), on the Termination Date.
          (b) The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company shall fail to pay the Termination Fee when due, the Termination Fee shall be deemed to include the costs and expenses incurred by Parent or Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s prime rate plus 1%. Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that (i) if the Termination Fee becomes payable and is paid by the Company pursuant to Section 7.2 (other than with respect to a material breach of Section 5.3 by the Company), then the Termination Fee shall constitute each of Parent’s and Merger Sub’s sole and exclusive remedy, whether based in contract, tort, strict liability or otherwise, and (ii) if the Termination Fee becomes payable and is paid by the Company pursuant to this Section 7.2 with respect to a material breach of Section 5.3 and if the payment of such Termination Fee is accepted by Parent (in its sole discretion), then the Termination Fee shall constitute each of Parent’s and Merger Sub’s sole and exclusive remedy, whether based in contract, tort, strict liability or otherwise.

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Upon the request of the Company, Parent shall promptly, and in any event within 48 hours of the request, report to the Company a good faith estimate of the amount of Parent Expenses that it had incurred as of such date.
          (c) In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2 and Sections 8.2 through 8.14), and there shall be no other liability on the part of the Company, Parent or Merger Sub to the other except (i) as provided in this Section 7.2 and (ii) the payment of the Termination Fee and Parent Expenses as set forth in Section 7.2(a) and the related costs and expenses as set forth in Section 7.2(b). Notwithstanding the foregoing, to the extent that such termination results from the willful and material breach by a party of any representation or warranty set forth in this Agreement or from the willful and material breach by a party of any covenant or agreement set forth in this Agreement, then such party shall be liable for any damages incurred or suffered by the other party as a result of such breach.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Survival. The agreements of Parent and Merger Sub contained in Articles I and II and Sections 5.5 (Stock Options), 5.9 (Indemnification) and 8.2 (Expenses) shall survive the consummation of the Merger. The agreements of the Company, Parent and Merger Sub contained in Section 7.2 (Effect of Termination) and Section 8.2 (Expenses) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements set forth in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. In furtherance, and not in limitation, of the foregoing, none of the representations or warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant to this Agreement shall survive the consummation of the Merger, except for liabilities resulting from fraud or any willful breach of this Agreement.
     Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.
     Section 8.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:
     If to Parent or Merger Sub:
c/o Bayside Capital, Inc.
1001 Brickell Bay Drive, 26th Floor
Miami, FL 33131
Attention: John Caple
Fax: (305) 379-3655

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     With copies to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606
Attention: Brooks B. Gruemmer
Fax: (312) 984-7700
     If to the Company:
AirNet Systems, Inc.
7250 Star Check Drive
Columbus, OH 43217
Attention: Bruce D. Parker
Fax: (614) 409-7878
     With copies to:
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attention: Ronald A. Robins, Jr.
Fax: (614) 719-4926
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
     Section 8.4 Amendments. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of Parent and the Company.
     Section 8.5 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party, but only in writing, in whole or in part to the extent permitted by applicable Law.
     Section 8.6 Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment made in contravention of this Agreement shall be null and void; provided, however, that Parent or Merger Sub may (i) make a collateral assignment of its rights and interests under this Agreement to its lenders and other financing sources, (ii) assign this Agreement to any affiliate of Parent or Merger Sub, and (iii) assign any or all of its rights, interests or obligations under this Agreement in connection with any sale by Parent or Merger Sub of all or substantially all of its assets, each without the prior consent of the Company and; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and assigns.

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     Section 8.7 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Ohio without giving effect to the principles of conflicts of laws thereof.
     Section 8.8 Entire Agreement. This Agreement (including any exhibits hereto) and the Confidentiality Agreement between the Company and Parent dated November 9, 2007 constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
     Section 8.9 No Third Party Beneficiaries. Except as provided in Section 5.9 (Indemnification), Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.9 shall not arise unless and until the Effective Time occurs.
     Section 8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     Section 8.11 Interpretation. The table of contents and Article, Section, Subsection and Paragraph headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
     Section 8.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     Section 8.13 Definitions. References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings,

49

“controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of the executive officers of Parent or Merger Sub, and (ii) with respect to the Company, the actual knowledge after reasonable inquiry of Bruce D. Parker and Ray L. Druseikis, Jeffery B. Harris, Larry M. Glasscock, Jr. and Craig A. Leach. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Ohio are authorized by Law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.
[Signature page to follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AIRNET SYSTEMS, INC.
By:	/s/ Bruce D. Parker
	Name:	Bruce D. Parker
	Title:	Chairman of the Board, Chief Executive Officer and President

AIRNET HOLDINGS, INC.
By:	/s/ John Caple
	Name:	John Caple
	Title:	Vice President and Treasurer

AIRNET ACQUISITION, INC.
By:	/s/ John Caple
	Name:	John Caple
	Title:	Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]

51

Appendix B
March 29, 2008
Board of Directors
AirNet Systems, Inc.
7250 Star Check Drive
Columbus, OH 43217
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of AirNet Systems, Inc. (“AirNet” or the “Company”), of the consideration to be received by them in connection with a proposed two-step merger described below involving certain newly formed affiliates of Bayside Capital, Inc. (“Bayside”).
Pursuant to a letter of intent dated March 4, 2008, subsequent negotiations and a draft agreement and plan of merger (the “Merger Agreement”), AirNet Acquisition, Inc. (“Merger Sub”), a newly formed Ohio corporation and a wholly-owned subsidiary of AirNet Holdings, Inc., a newly formed Delaware corporation (the “Parent”) will merge with and into the Company, the separate corporate existence of Merger Sub ceasing and the Company being the surviving corporation (the “Transaction”). In connection with the Transaction, each common share, par value $0.01 per share, of the Company (the “Common Shares”) issued and outstanding immediately prior to the effective time of the Transaction, except for (i) Common Shares owned directly or indirectly by Parent or the Company or any of their respective subsidiaries and (ii) any dissenting shares, will be converted into and represent the right to receive $2.81 in cash (the “Transaction Consideration”), subject to adjustment as provided in the Merger Agreement. The Merger Agreement, the related Subscription Agreement between the Company and the Parent, and Registration Rights Agreement between the Company and the Parent are collectively referred to as the “Transaction Documents.” Pursuant to the Subscription Agreement, effective on or about the date of the Merger Agreement, Parent will purchase newly issued Common Shares from the Company that represent approximately 16% of the Company’s issued outstanding common stock.
In arriving at our opinion as to the fairness of the Transaction Consideration, from a financial point of view, to the shareholders of the Company, we held discussions with members of the Company’s senior management regarding the Company’s business and prospects, including its history, current operations, financial condition, competitive positioning and growth opportunities. We also reviewed and analyzed (i) certain financial and operating information of the Company, including current and historical financial statements and financial analyses and forecasts prepared by or for the Company, (ii) historical audited financial statements for the fiscal years ended December 31, 2004 to 2006 and the Company’s Securities Exchange Commission filings deemed relevant by BGL for the past 48 months, including a draft 10-K filing for the fiscal year ended December 31, 2007, (iii) the Company budget for the fiscal year ending December 31, 2008, (iv) draft Merger Agreement associated with the Transaction, (v) a valuation comparison prepared by us of the Company to publicly-traded companies believed to offer similar services, to have

Board of Directors
AirNet Systems, Inc.
March 29, 2008

similar operating and financial characteristics or to service similar markets, (vi) a valuation comparison prepared by us of the Transaction to recent merger and acquisition transactions believed to involve similar businesses, (vii) a comparison prepared by us of the premiums paid for controlling interests in public companies over the last twelve months to the premium implied by the Transaction Consideration, (viii) a discounted cash flow analysis prepared by us based on financial projections prepared by the Company, (ix) a leveraged buyout analysis prepared by us based on financial projections prepared by the Company, (x) the results of a comprehensive sale process and strategic alternatives analysis conducted by us as financial advisor to the Company that began in 2005 and subsequent Company sale discussions and negotiations, (xi) third-party asset appraisal reports for the Company’s aircraft and Columbus, Ohio headquarters facility, (xii) a Company-prepared liquidation analysis, (xiii) third-party industry data on the physical bank check transportation market and electronic alternatives thereto, and (xiv) such other quantitative and qualitative reviews, analyses and inquiries as we deemed appropriate.
Due to the uniqueness of the Company, its business and its business model, and the contraction of its primary bank check transportation market, the comparable companies, comparable transactions, discounted cash flow valuation, liquidation, and leveraged buyout valuation analyses may or may not be indicative of the Company’s value. In reaching our conclusion, we considered various qualitative factors, including (i) the Company’s declining revenue as the market for physically transporting paper checks contracts, (ii) the high level of uncertainty of the Company’s projected cash flows as a result of the unknown rate of decline of its bank business and the Company’s ability to reduce fixed costs in proportion to the decline, (iii) the investments, including aircraft, required by the Company to support its business transition, (iv) the results of the Company and business unit sale process and subsequent Company sale discussions and negotiations that spanned from April 2005 to the present, and (v) the corporate finance and strategic alternatives to the Company outside the Transaction.
With your consent, we have assumed that management is not aware of any information material to our opinion that has not been made available to us. Furthermore, we have assumed and relied upon the accuracy and completeness of the financial statements and other information provided to us by the Company, without independent verification thereof by BGL. We have relied upon the assurances of management that all such information was prepared on a reasonable basis and that management is not aware of any information or facts that would make the information provided to us incomplete or misleading. We also have assumed that the financial projections prepared by management were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company of the future financial performance of the Company, and express no view as the reasonableness of such forecasts and projections or the assumptions on which they are based.
We made qualitative judgments as to the significance and relevance of each analysis and factor considered, and, except to the extent expressly stated in this letter, we did not attribute any particular weight to any particular analysis or factor. Therefore, all analyses and factors must be considered together. Considering any portion of the analyses or factors, without considering all analyses and factors, might create a misleading or incomplete view of the process underlying our conclusion. Our opinion is given as of the date of this letter. We expressly disclaim any undertaking or obligation to advise any person of any information that comes to our attention after the date of this letter and has an impact on our opinion.

Board of Directors
AirNet Systems, Inc.
March 29, 2008

We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. Similarly, we express no opinion as to the solvency of the Company, either prior to or subsequent to the Transaction.
We have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party approvals and consents for the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Transaction. We also have assumed that the Transaction will be consummated in accordance with the terms described in the Merger Agreement without any further revisions and without waiver by any party of any of the material conditions of the obligations thereunder. We have assumed that the representations and warranties contained in the Transaction Documents are true and correct. Where we have reviewed drafts of agreements, we have assumed that the final version of such agreements will not differ in any material respect from the drafts presented to us. As you know, BGL acted as financial advisor to the Company from January 5, 2005 to September 30, 2006. In its role as financial advisor, BGL completed a strategic alternatives analysis for a special committee of the Board and advised the Company with respect to a potential sale of all or certain businesses of the Company, which resulted in a sale of the Company’s former wholly-owned subsidiary, Jetride, Inc. (“Jetride”), on September 26, 2006. BGL continued to assist the Company in discussions with interested parties until about April 12, 2007.
We call to your attention that BGL is currently engaged by the Company to act as its financial advisor in connection with the sale of all or a substantial portion of the assets or capital stock of the Company or any merger, business combination or similar transaction with certain identified parties, including Bayside Capital, Inc. and any of its affiliates. Accordingly, because Merger Sub and Parent are affiliates of Bayside, BGL will be paid a success fee upon the closing of the Transaction. The fee paid to us for delivering this opinion will be deducted from any success fee that we are due upon the closing of the Transaction. MergeGlobal, Inc. also has acted as financial advisor to the Company in connection with the Transaction and will be paid a success fee upon the closing of the Transaction.
In the ordinary course of our business, BGL acts as a financial advisor to buyers and sellers and markets transactions to various parties. During the last two years, (1) BGL was retained to serve as a financial advisor to a company controlled by an affiliate of Bayside for which BGL received a retainer fee, (2) BGL sold a business to an affiliate of Bayside, for which BGL received a transaction fee from the seller of the business and (3) certain professionals at BGL invested in a company that is majority-owned by an affiliate of Bayside.
We call to your attention the fact that we will receive a fee for our services based on the delivery of this fairness opinion. Our fee for this fairness opinion is not contingent upon the closing of the Transaction. BGL has written procedures for preparing a fairness opinion. This fairness opinion and related materials presented to the Board were approved by a fairness committee at BGL. We have determined that our process to determine the valuation analyses used is appropriate.
Our opinion is based upon information made available to us as of the date hereof, and our knowledge of economic, market and other conditions as they exist and can be evaluated, on the date of this letter. We were not requested to address and our opinion does not address the relative

Board of Directors
AirNet Systems, Inc.
March 29, 2008

merits of the Transaction as compared to other business strategies that might be available to the Company, nor does our opinion address the Company’s underlying business decision to pursue the Transaction. Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to the shareholders of the Company.
Our opinion is rendered to and intended for the exclusive benefit and use of the Board of Directors of the Company solely in its consideration of the Transaction, and it may not be used or relied upon for any other purpose; provided that we have consented to the Company’s referring to the rendering of our opinion to its securities holders and other constituencies and to the reproduction of this opinion in full in any proxy statement or information statement or other filing relating to the Transaction which the Company must make with the Securities and Exchange Commission. Our opinion is not intended to be, nor does it constitute, a recommendation to the Board of Directors or any securities holder of the Company as to how to vote with respect to the Transaction. Neither the delivery of this opinion letter, nor the rendering of our opinion, is intended to confer any rights or remedies upon any person other than the Board of Directors of the Company or to impose upon us any fiduciary duty to any other person.

Very truly yours,

Brown, Gibbons, Lang & Company Securities, Inc.

Appendix C
Section 1701.85 of the Ohio Revised Code
§ 1701.85 Dissenting shareholder’s demand for fair cash value of shares.
     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.
     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.
     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.
     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.
     (5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.
     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.
     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.
     (D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:
          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;
          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;
          (c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;
          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.
     (2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.
     (E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

REVOCABLE PROXY – AIRNET SYSTEMS, INC.
This proxy is solicited on behalf of the Board of Directors
SPECIAL MEETING OF SHAREHOLDERS
                                               , 2008
     Each undersigned shareholder of AirNet Systems, Inc. (the “Company”) hereby constitutes and appoints Bruce D. Parker and Ray L. Druseikis, or either of them, with full power of substitution in each, as proxy or proxies of the undersigned, to represent the undersigned and to vote all of the common shares of the Company which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Special Meeting”) of the Company to be held at 10:00 a.m., Eastern Daylight Saving Time, on ___________ ____, 2008, at the [Hilton Columbus of Easton], [3900 Chagrin Drive], Columbus, Ohio 43219, and at any adjournment or postponement thereof, as indicated on the reverse side.
     THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC DIRECTIONS ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 31, 2008, BY AND AMONG AIRNET SYSTEMS, INC., AIRNET HOLDINGS, INC. AND AIRNET ACQUISITION, INC. (THE “MERGER AGREEMENT”) AND THE APPROVAL OF THE MERGER CONTEMPLATED THEREBY AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT AFFIRMATIVE VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, FOR A VOTE OF THE SHAREHOLDERS, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES.
     All proxies previously given by the undersigned are hereby revoked.
PLEASE COMPLETE, SIGN AND DATE THIS PROXY CARD ON REVERSE SIDE AND RETURN IT
PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE BOARD OF DIRECTORS OF AIRNET SYSTEMS, INC. UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

A.	Proposals

1.	To adopt the Agreement and Plan of Merger, dated as of March 31, 2008, by and among AirNet Systems, Inc., AirNet Holdings, Inc. and AirNet Acquisition, Inc., and to approve the merger contemplated thereby.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient affirmative votes at the time of the Special Meeting to approve Proposal 1.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the persons named as proxies are authorized to vote on such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting, for a vote of the shareholders.	Mark box at right if you intend to attend the Special Meeting of Shareholders. ☐
THIS PROXY WHEN PROPERLY EXECUTED AND DATED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

Change of Address? Mark Box ☐ Indicate changes below:

B.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below.
The signature or signatures to this proxy must be the same as the name or names which appear hereon. Persons signing as attorneys, executors, administrators, trustees or guardians should give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

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